FARMOUT AND PARTICIPATION AGREEMENT

THIS AGREEMENT is dated and made for reference as being effective as of February 26, 2008 and having an execution date of March 10, 2008.

BETWEEN:

Montello Resources (USA) Ltd., a body corporate, having an office in the City of Calgary in the Province of Alberta, (hereinafter called "Montello")

PARTY OF THE FIRST PART

- and -

Park Place Energy Corp., a body corporate, having an office in the City of Calgary in the Province of Alberta, (hereinafter called "Park Place")

PARTY OF THE SECOND PART

- and -

Blackrock Petroleum Corp., a body corporate, having an office in the City of Las Vegas in the State of Nevada, (hereinafter called "Blackrock")

PARTY OF THE THIRD PART

- and -

Austin Developments Corp., a body corporate, having an office in the City of Vancouver in the Province of B.C., (hereinafter called "Austin")

PARTY OF THE FOURTH PART

WHEREAS the Parties desire to drill two Test Wells on the Farmout Lands on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements of the parties as hereinafter set forth, the parties do hereby covenant and agree as follows:

1. DEFINITIONS

Each capitalized term used in this Head Agreement shall have the meaning given to it in the Farmout & Royalty Procedure and, in addition, the following terms shall have the meaning set out beside them:

(a) "Contract Depth" means the first to occur of either, a depth sufficient to penetrate the Copper Ridge formation or, a depth of approximately 5000 feet subsurface;

(b) "Farmee" means Blackrock;

(c) "Farmor" means collectively Montello and Austin as to those respective undivided Working Interests of Farmor as described in Schedule "A";

(d) "Farmout & Royalty Procedure" means the standard form 1997 CAPL Farmout & Royalty Procedure attached hereto as Schedule "C";

(e) "Farmout Lands" means those lands and Title Documents set out and described on Schedule "B" attached hereto;

(f) "Operating Procedure" means the standard form CAPL 1990 Operating Procedure including the standard form PASC 1996 Accounting Procedure attached hereto as Schedule "D";

(g) "Operator" means Montello; and,

(h) "Participant" means collectively Park Place as to 5%, Austin as to 20% and Montello as to 15%.

2. SCHEDULES

The following schedules are attached to and made a part of this Head Agreement:

(a) Schedule "A" which is the approved AFE for the drilling of the Test Wells;

(b) Schedule "B" which describes the Title Documents, Farmor's Pre-Farmout Working Interest, the Farmout Lands and the Encumbrances;

(c) Schedule "C" which is the Farmout & Royalty Procedure; and,

(d) Schedule "D" which is the Operating Procedure including the Accounting Procedure.

3. OPERATIONS

(a) The Farmout and Royalty Procedure shall come into force and effect as of the Effective Date and shall, in addition to the terms and conditions contained in this Agreement, govern the relationship of the parties for the earning, ownership, maintenance and operation of the Farmout Lands as contemplated by this Agreement.

(b) The parties agree that Montello is, initially, appointed as Operator with respect to all operations to be conducted on the Test Wells hereunder on behalf of the Farmee and Participant and also as initial Operator under the Operating Procedure when it comes into effect. Montello hereby accepts such appointment as Operator.

(c) Until the final interest is earned from the Farmor by Farmee, the parties comprising the Farmee and Participant will be governed by all of the provisions of the Operating Procedure except for the provisions of Article X and the respective participating interests to Drill, evaluate, test and either set production casing or Abandon the Test Wells, including restoration and reclamation and thereafter, if applicable, Equip and tie-in the Test Wells shall be:

Black Rock	60%
Austin, as a Participant	20%
Montello, as a Participant	15%
Park Place, as a Participant	5%

4. AFEs AND CASH CALLS

Operator agrees to prepare and submit to Farmee and Participant in advance proper and reasonable "Authorities for Expenditure" (AFEs) for any operation related to the Test Well carried out under this Agreement.

Operator shall be vested with the authority to issue Cash Call invoices to Farmee and Participant based upon the said AFEs. The under noted terms and conditions shall apply to the payment of Cash Call invoices by Farmee and Participant but may be waived by Operator at its sole discretion.

(a) Drill & Case Costs

Failure by a party comprised within Farmee or Participant to pay for its share of the estimated costs to drill and case a Test Well (as per the attached Schedule "A" which is identical for both Test Wells) prior to close of business (a) March 11, 2008 in the case of the first Test Well and (b) March 24, 2008 in the case of the second Test Well shall result in the complete irrevocable forfeiture by that non-paying party to Operator of any and all of its interests or right to earn an interest in and under this Agreement.

(b) Subsequent Costs

Failure by a party comprised within Farmee or Participant to meet a Cash Call invoice for the Completion and/or Equipping and tie-in of a Test Well or overruns on costs to drill and case a Test Well within 21 days of receipt of such an invoice shall result in the complete irrevocable forfeiture to Operator by that non-paying party of any and all of its interests or right to earn an interest in and under this Agreement.

(c) Other Costs

All other Cash Call invoices shall be issued and dealt with pursuant to the terms of the Operating Procedure.

The rights herein granted to Operator shall be in addition to and not in substitution of any other rights or remedies which Operator may have under this Agreement or otherwise by law, and specifically the exercise of such right shall not serve to deprive Operator either wholly or partially of any right or remedy, including injunction, damages and indemnity.

5. TEST WELL

On or prior to March 7, 2008, subject to rig availability, stakeholder approval, regulatory approval and suitable surface access, Operator, on behalf of Farmee and Participant, shall cause to be commenced the Drilling of the first of two wells ("Test Wells") at a location on the Farmout Lands known as Southeast #1 and shall thereafter diligently and continuously drill the same to Contract Depth. All of the costs of the first Test Well through the setting of casing and Capping or Abandonment (including reclamation and restoration) and, if applicable, the Completion, Equipping and tie-in of the first Test Well shall be borne by the parties as set forth in Clause 3.(c) of this Agreement.

Having fulfilled its obligations on behalf of the applicable parties with respect to the first Test Well, Operator shall promptly thereafter cause to be commenced the drilling of the second Test Well on a location on the Farmout Lands known as Southeast #2 and shall thereafter diligently and continuously drill the same to Contract Depth. The provisions of the last sentence of the immediately preceding paragraph as it relates to the first Test Well shall apply mutatis mutandis to the second Test Well.

6. TEST WELLS EARNING

Subject to Article 3.00 of the Farmout and Royalty Procedure and if the Farmee is not otherwise in default pursuant to the terms of this Agreement, the Farmee will have earned an undivided 50% of Farmor's Pre-Farmout Working Interest in the Test Wells and the Farmout Lands. After earning by Farmee and subject to the provisions of clause 4. of this Agreement, the Working Interests of the Parties shall be as follows in the Test Wells and the Farmout Lands

Montello	35.00%
Black Rock	30.00%
Austin	30.00%
Park Place	5.00%

7. LIMITATIONS ACT

The two-year period for seeking a remedial order under section 3(1)(a) of the *Limitations Act*, S.A. 2000 C. L-12, as amended, for any claim (as defined in that Act) arising in connection with this Agreement and any of the Schedules attached hereto is extended:

(a) for claims disclosed by an audit, two (2) years after the time this Agreement permitted that audit to be performed; or
(b) for all other claims, four (4) years.

8. CONTROL OF WELL INSURANCE

To the extent of the respective cost sharing interests Farmee and Participant agree to be covered by Operator's Control of Well Insurance and Operator agrees to make suitable arrangements in that regard. Farmee and Participant agree to bear and pay for their respective shares of such insurance coverage at cost.

9. NOTICES

The addresses for service of the Parties in this Agreement are as indicated below

Park Place Energy Corp.
300, 840 – 6th Ave SW
Calgary, Alberta T2P 3E5

Montello Resources (USA) Ltd.
PO Box 1757, Station M
Calgary, Alberta T2P 2L8

Austin Developments Corp.
2833, 595 Burrard Street
Vancouver, B.C. V7X 1C4

Blackrock Petroleum Corp.
Suite 22, 2820 W. Charleston Blvd
Las Vegas, Nevada 89102

10. MISCELLANEOUS

(a) Time shall be of the essence in this Agreement.

(b) No amendment or variation of the provisions of this Agreement shall be binding upon any Party unless and until it is evidenced in writing executed by the Parties.

(c) The Parties shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

(d) This Agreement shall enure to the benefit of and be binding upon the respective administrators, trustees, receivers, successors and assigns of the Parties. An assignment of interest made by any Party hereto shall be made pursuant to all of the terms and conditions of the 1993 CAPL Assignment Procedure which shall be deemed to be incorporated herein in its entirety.

(e) The terms and conditions of this Agreement express and constitute the entire agreement among the Parties with respect to the Farmout Lands and the Title Documents.

(f) This Agreement and the relationship among the Parties shall be construed and determined according to the laws of the Province of Alberta and the courts having exclusive original jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement shall be the courts of the Province of Alberta.

(g) This Agreement may be executed in counterpart and all executed counterparts taken together shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MONTELLO RESOURCES (USA) LTD.

Per: /s/ Dwayne Tyrkalo

PARK PLACE ENERGY CORP.

Per: /s/ Eric Leslie

AUSTIN DEVELOPMENTS CORP.

Per: /s/ Patrick Power

BLACKROCK PETROLEUM CORP.

Per: /s/ Hsien Loong Wong

Counterpart execution page to Farmout and Participation Agreement dated and made for reference as being effective as of February 26, 2008 and having an execution date of March 10, 2008 among Montello Resources (USA) Ltd., Blackrock Petroleum Corp., Austin Developments Corp. and Park Place Energy Corp.

Schedule "A"

Attached to and made a part of Farmout and Participation Agreement dated and made for reference as being effective as of February 26, 2008 and having an execution date of March 10, 2008 among Montello Resources (USA) Ltd., Austin Developments Corp., Blackrock Petroleum Corp. and Park Place Energy Corp.

Schedule "A" is Montello AFE dated Feb-01-2008 #2008-01

MONTELLO RESOURCES USA LTD.
P.O. Box 4487
Oak Ridge, Tennessee, 37831

AUTHORITY FOR EXPENDITURE

Office (865) 482-1258
Fax (865) 482-1283

EXPLORATORY DRILLING COST

Project: DRILL A 5000ft +or- (EXPLORATORY)
Location: Southeast #1
State: TENNESSEE U.S.A.
County: MORGAN

Date: Feb. 2008
Montello AFE: D-2008-1
Revision #:
Operator: MONTELLO RESOURCES LTD.USA

DESCRIPTION OF EXPENDITURE

*TO DRILL A 5000 FT. OR DEEPER, EXPLORATORY WELL TO EVALUATE ALL POTENTIAL OIL /OR GAS BEARING FORMATIONS DOWN TO THE COPPER RIDGE. THE WELL WILL BE DRILLED 12 1/4" TO APPROX. 1000 FEET WITH AN AIR HAMMER DRILLING RIG, THEN SET 9 5/8" SURFACE CASING & CEMENTED TO SURFACE.

*SURFACE CASING WILL BE DRILLED OUT WITH A 8 7/8"" BIT TO A DEPTH OF 2000FT PLUS OR MINUS WITH THE AIR HAMMER DRILLING RIG. 7" INTERMEDIATE CASING WILL BE RUN AND CEMENTED TO SURFACE.

*INTERMEDIATE CASING WILL BE DRILLED OUT WITH A 6 3/8"" BIT TO A DEPTH OF 5000FT PLUS OR MINUS WITH THE AIR HAMMER DRILLING RIG.

*THE 4 1/2" PRODUCTION CASING WILL BE RUN AND CEMENTED IN PLACE TO SURFACE.

WELL WILL BE READY FOR EXPLORATORY WELL COMPLETION.

WELL CLASSIFICATION: EXPLORATORY

PARTICIPANT	*OPERATOR	PAY	EARN	AMOUNT
BLACK ROCK ENERGY		60.00%	30.00%	$1,022,400
MONTELLO RESOURCES LTD		15.00%	35.00%	$255,600
AUSTIN DEVELOPMENTS CORP.		20.00%	30.00%	$340,800
PARK PLACE ENERGY CORP.		5.00%	5.00%	$85,200
TOTAL:		100.000%	100.000%	1,704,000

COMPANY APPROVAL: SIGNATURE

Prepared By: Phil Emrich MONTELLO RESOURCES USA LTD DRILLING MANAGER

PARTICIPANT APPROVAL:

COMPANY: BLACK ROCK ENERGY
SIGNATURE: [signature]
TITLE: Director. Date: March 1 2008.

PARTICIPANT APPROVAL:

COMPANY: MONTELLO RESOURCES USA LTD
SIGNATURE: [signature]
TITLE: PRESIDENT(HSE) DUAYNE TERAD Date: Feb 26/2008

PARTICIPANT APPROVAL:

COMPANY: AUSTIN DEVELOPMENTS CORP.
SIGNATURE: /s/ Patrick Power
TITLE:
Date: Feb. 26, 2008

PARTICIPANT APPROVAL:

COMPANY: PARK PLACE ENERGY CORP.
SIGNATURE: [signature]
TITLE: PRESIDENT / CEO Date: Feb 26/08

Schedule "B"

Attached to and made a part of Farmout and Participation Agreement dated and made for reference as being effective as of February 26, 2008 and having an execution date of March 10, 2008 among Montello Resources (USA) Ltd., Austin Developments Corp., Blackrock Petroleum Corp. and Park Place Energy Corp.

Title Documents	Farmout Lands	Encumbrances	Farmor's Pre-Farmout Working Interest
Oil and Gas Lease dated Dec-22-2007 between Southeast Ventures, Inc., as lessor and Montello Resources (USA) Ltd., as lessee located in Morgan County, Tennessee	All PNG within, upon or under the Title Documents	Lessor Royalty of 16%	Austin 20% Montello 40%

Schedule "C"

Farmout and Royalty Procedure

CANADIAN ASSOCIATION OF PETROLEUM LANDMEN
1997

TABLE OF CONTENTS

Farmout & Royalty Procedure

Attached to and forming part of the Farmout Agreement dated the 10th day of March A.D. 2008, between/among Montello Resources (USA) Ltd., Park Place Energy Corp., Blackrock Petroleum Corp. and Austin Developments Corp.

1.00 DEFINITIONS AND INTERPRETATION

1.01 Definitions

In this Farmout & Royalty Procedure:

(a) **"Agreement"** means the Head Agreement and the Schedules attached to it.

(b) **"Cap"** means the installation of such casing, plugs and equipment as are necessary to enable a well prospective of production of Petroleum Substances in Paying Quantities to be Completed at a later date.

(c) **"Capping Costs"** means the costs of Capping a well.

(d) **"Contract Depth"** has the meaning set forth in the Head Agreement.

(e) **"Earning Well"** means a Test Well or an Option Well, as the case may be.

(f) **"Effective Date"** means **February 26, 2008.**

(g) **"Encumbrances"** means those royalties, overriding royalties, production payments, net profits interests or other charges of a similar nature (other than the Overriding Royalty and the lessor royalty under the Title Documents), if any, applying against the Farmout Lands or the production or proceeds of production of Petroleum Substances therefrom that are described as "Encumbrances" in Schedule "A" of the Agreement.

(h) **"Equivalent Production"** means the sum of: (i) the volume of crude oil and all other liquid hydrocarbons extracted from natural gas at the wellhead, expressed in cubic meters; and (ii) the volume of natural gas, expressed in thousands of cubic meters and divided by 1.7723.

(i) **"Facility Fees"** means, as applicable:

(i) for Facility Usage of facility capacity owned by third parties (other than Affiliates of the Farmee), all costs and expenses paid by the Farmee for that Facility Usage; and

(ii) for Facility Usage of facility capacity owned by the Farmee (or an Affiliate of the Farmee), an expense equal to a fee (comprised of both operating and return on capital components) in accordance with (1) or (2) below:

(1) the fee ordinarily chargeable for the same use as the Facility Usage, if that facility is made available for use by third parties; or

(2) in all other circumstances, a fee sufficient to cover that use of facilities, where the capital recovery component of that fee uses as a guideline the PJVA Jumping Pound-95 methodology and where the operating cost component is calculated and assessed on the basis of facility throughput costs;

provided that any dispute respecting the Facility Usage fee will be resolved under Clause 15.01.

(j) **"Facility Usage"** means the Farmee's use of facilities beyond those included in Equipping Costs to make merchantable and to deliver to market Petroleum Substances produced from a Royalty Well, including, as applicable, the gathering, compression, treatment, processing and transportation of those Petroleum Substances, but

excluding any basis adjustments made in the determination of the Market Price of natural gas.

(k) **"Farmee"** has the meaning set forth in the Head Agreement.

(l) **"Farmor"** has the meaning set forth in the Head Agreement.

(m) **"Farmout & Royalty Procedure"** means this Schedule.

(n) **"Farmout Lands"** means the areal, stratigraphic and substance rights described as "Farmout Lands" in Schedule "A" of the Agreement or so much of those rights as remain subject to the Agreement and the Title Documents, excluding any Reserved Formations.

(o) **"Head Agreement"** means the Agreement, other than the Schedules.

(p) **"Mutual Interest Lands"** has the meaning set forth in the Head Agreement, if applicable.

(q) **"Option Well"** means, if applicable, any well in addition to the Test Well that the Farmee has the option to drill pursuant to the Head Agreement to earn a Working Interest.

(r) **"Operating Procedure"** means the Schedule of the Agreement titled "Operating Procedure", if any.

(s) **"Overriding Royalty"** means, if applicable, that interest in a portion of the Petroleum Substances within, upon, under or attributed to the Royalty Lands that is reserved to the Farmor pursuant to the Head Agreement, as more particularly outlined in Article 5.00.

(t) **"Payout"** means, with respect to an Earning Well to which Article 6.00 applies, that date described in **Alternate** (Specify A or B if Article 6.00 has been selected to apply):

Alternate A:
That date when the Farmee recovers out of the gross proceeds of sale from or allocated to the Farmee's share of production of Petroleum Substances from that Earning Well an amount equal to the sum of the Farmee's share of:

(i) all Drilling Costs, Capping Costs, Completion Costs, Equipping Costs and Operating Costs for that Earning Well and, as applicable, all costs of other operations conducted on that well, less all cash governmental incentives or grants received by the Farmee and derived from any of those expenditures;

(ii) all payments for the Overriding Royalty and the lessor royalty under the Title Documents respecting the production of Petroleum Substances from that Earning Well;

(iii) all taxes (other than income taxes) paid by the Farmee pursuant to the Regulations on the equipment for and production or sale of Petroleum Substances from that Earning Well;

(iv) all Encumbrances applicable to Petroleum Substances produced from that Earning Well; and

(v) all Facility Fees applicable to Petroleum Substances produced from that Earning Well, insofar as Alternate 5.01A(b)(2) does not apply, and any enrichment costs incurred for those Petroleum Substances pursuant to Subclause 5.04C;

excluding from those costs and expenses all payments made by and to the Farmee for federal goods and services taxes. If that Earning Well is included in a unit or pooling prior to that well attaining Payout, the Payout account will be credited or debited with the Farmee's share of adjustment of investment relating to Drilling Costs, Completion Costs and Equipping Costs relating to the Spacing Unit of that Earning Well pursuant to that unitization or pooling. Insofar as the Farmee delivers Petroleum Substances in kind hereunder for the lessor royalty, the Overriding Royalty or the Encumbrances, those Petroleum Substances will be deemed to have been sold and paid by the Farmee at the Market Price for the purpose of the calculation in this Alternate A.

Alternate B:
The earlier of that date upon which the cumulative gross (100%) production of Petroleum Substances from, or allocated to, that Earning Well (before lessor royalties, the Overriding Royalty and the Encumbrances) is cubic meters of Equivalent Production or years following the initial drilling rig release of that Earning Well.

(u) **"Production Test"** means:

(i) for Petroleum Substances composed predominantly of natural gas, an absolute open flow test of sufficient duration to establish to the Farmor's reasonable satisfaction the initial producibility of an Earning Well, provided that this requirement will be deemed to be satisfied for the affected zone if that well has been placed on production for 30 consecutive days or has sooner ceased to be capable of production; and

(ii) for Petroleum Substances not composed predominantly of natural gas, a sustained production test of sufficient duration to establish to the Farmor's reasonable satisfaction the initial producibility of an Earning Well, provided that such test will be conducted on consecutive days, if possible, and that such test will not exceed 30 days.

(v) **"Reserved Formations"** means any rights not included in the Farmout Lands that are held under the Title Documents, and, subject to Clause 7.03, any rights included in the Farmout Lands not earned by the Farmee that, by surface area, coincide with the Farmout Lands earned by the Farmee.

(w) **"Royalty Determination Point"** means the first point at which Petroleum Substances are or can be metered, measured or allocated downstream of the wellhead after, as applicable: (i) any treatment of crude oil for the separation, removal and disposal of basic sediment and water; (ii) any extraction of liquid hydrocarbons from natural gas at the wellhead and any wellsite separation, removal and disposal of basic sediment and water from those liquid hydrocarbons; and (iii) any wellsite dehydration of natural gas.

(x) **"Royalty Lands"** means those Farmout Lands in which the Farmor reserves the Overriding Royalty, if any, and includes the Petroleum Substances within, upon or under those Farmout Lands.

(y) **"Royalty Owner"** means a Party reserving the Overriding Royalty.

(z) **"Royalty Payor"** means a Party holding a Working Interest subject to the Overriding Royalty.

(aa) **"Royalty Well"** means any well from which production is obtained from the Royalty Lands or may be allocated to the Royalty Lands pursuant to a pooling, unit or other arrangement.

(bb) **"Spacing Unit"** means, subject to Clause 6.06, all zones of that area of the Farmout Lands earned by the Farmee pursuant to the Agreement, which area will be determined as of the drilling rig release date of that Earning Well, and is described as follows:

(i) for a Capped or Completed well: the area allocated to a well pursuant to the Regulations for the purpose of producing the Petroleum Substance(s) in the zone(s) for which that well has been Capped or Completed; and

(ii) in every other case: the area allocated to a well pursuant to the Regulations for the purpose of producing crude oil, but in the absence of that allocation, the quarter-section, unit or similar geographical area that includes the bottom-hole co-ordinates of that well.

(cc) **"Target Area"** means an area within which a well may be Completed without reduction of its production allowable because of the location of that well.

(dd) **"Test Well"** means the first well drilled under the Head Agreement.

(ee) **"Title Documents"** means the documents of title described as "Title Documents" in Schedule "A" to the

Agreement, insofar as they relate to the Farmout Lands, and all renewals, extensions, continuations or documents of title issued in substitution or by selection.

1.02 Incorporation Of Provisions From 1990 CAPL Operating Procedure

The following provisions of the standard form 1990 CAPL Operating Procedure are incorporated herein by reference, as may be modified below:

101 (a) "abandonment", which is referred to as "Abandonment";
(b) "Accounting Procedure";
(c) "Affiliate";
(e) "completion", which is referred to as "Completion";
(f) "completion costs", which are referred to as "Completion Costs";
(k) "drilling costs", which are referred to as "Drilling Costs" and which will also include any of those costs associated with the initial well if a well is drilled as a substitute well pursuant to Clause 3.02;
(l) "equipping", which is referred to as "Equipping";
(m) "equipping costs", which are referred to as "Equipping Costs";
(s) "market price", which is referred to as "Market Price", in which the phrase "Article VI" is replaced with "Subclause 5.03D" and at the end of which is added: However, for natural gas, this price will be the weighted 1 month spot index price for the specific month in which that natural gas was produced, as reported in the publication titled "Canadian Gas Price Reporter" in the table "Monthly Canadian and U.S. natural gas price summary" under the column for that specific delivery month and the row "Alberta Spot Price-AECO C/NIT C$/GJ", subject to reasonable basis adjustments between the point of delivery to the applicable pipeline transportation system and the point at which the index price applies, provided that if that publication or that index cease to exist, the price will be determined in accordance with the previous sentence, unless otherwise agreed by the Parties.;
(t) "operating costs", which are referred to as "Operating Costs";
(v) "party", which is referred to as "Party";
(x) "paying quantities", which are referred to as "Paying Quantities";
(y) "petroleum substances", which are referred to as "Petroleum Substances";
(bb) "Regulations";
(dd) "spud", which is referred to as "Spud" and in which the phrase "in the AFE" is deleted; and
(ff) "working interest", which is referred to as "Working Interest" and in which the phrase "a production facility or" is deleted.

102 HEADINGS
103 REFERENCES
105 DERIVATIVES
106 USE OF CANADIAN FUNDS
107 CONFLICTS, with "Article 10.00" replacing the phrase "Article IV hereof" in the seventh line.
304 PROPER PRACTICES IN OPERATIONS
305 BOOKS, RECORDS AND ACCOUNTS
306 PROTECTION FROM LIENS
308 SURFACE RIGHTS
309 MAINTENANCE OF TITLE DOCUMENTS, with the addition at the end of the first sentence of Subclause 309(b) of: ", provided that the Farmee is not obligated to consult in this manner with a Royalty Owner that does not then have the right to convert the Overriding Royalty to a Working Interest pursuant to Article 6.00".
311 INSURANCE - **Alternate B** (Specify A or B)
801 RESPONSIBILITY FOR ADDITIONAL ENCUMBRANCES
802 EXCEPTION TO CLAUSE 801
1501 PARTIES TENANTS IN COMMON
1601 DEFINITION OF FORCE MAJEURE
1602 SUSPENSION OF OBLIGATIONS DUE TO FORCE MAJEURE
1603 OBLIGATION TO REMEDY
1604 EXCEPTION FOR LACK OF FINANCES
1701 INCENTIVES TO BE SHARED

1801 CONFIDENTIALITY REQUIREMENT
1802 DISCLOSURE OF INFORMATION FOR CONSIDERATION
1803 CONFIDENTIALITY REQUIREMENT TO CONTINUE, with the addition at the end of the Clause of: "Notwithstanding the preceding portion of this Clause, to the extent that the Farmor does not have the right to convert the Overriding Royalty to a Working Interest pursuant to Article 6.00, the Parties holding a Working Interest in that portion of the Royalty Lands have no obligation to the Farmor to keep confidential information obtained from Royalty Wells thereon."
2001 WAIVER MUST BE IN WRITING
2101 PARTIES TO SUPPLY
2201 SERVICE OF NOTICE
2202 ADDRESSES FOR NOTICES - The Parties' Addresses for Service will be as set forth in the Operating Procedure or in the Head Agreement, as the case may be.
2203 RIGHT TO CHANGE ADDRESS
2301 WAIVER OF PARTITION OR SALE
2403 MULTIPLE ASSIGNMENT NOT TO INCREASE COSTS, with "or Overriding Royalty" added after "working interest" in the first and third lines.
2601 LIMITATION ON RIGHT OF ACQUISITION
2801 SUPERSEDES PREVIOUS AGREEMENTS
2802 TIME OF ESSENCE
2803 NO AMENDMENT EXCEPT IN WRITING
2804 BINDS SUCCESSORS AND ASSIGNS, with "12.00" replacing "XXIV" in the first line.
2805 LAWS OF JURISDICTION TO APPLY
2806 USE OF NAME
2807 WAIVER OF RELIEF

In those incorporated provisions, "Operating Procedure" will be read as "Farmout & Royalty Procedure", "joint lands" will be read as "Farmout Lands", "joint operations" will be read as "operations", "Joint-Operator" will be read as "Party", "Operator" will be read as "Farmee" or "Farmee Party designated as the representative of the Farmee", as the case may be, "spacing unit" will be read as "Spacing Unit" and "title documents" will be read as "Title Documents", and references to "Authority for Expenditure", "for the joint account" and "production facility" will be deleted. Nothing in any of those incorporated provisions will require the Farmor to assume any cost, risk or expense associated with an operation conducted hereunder unless otherwise provided herein or in the Head Agreement.

1.03 Multiple Farmor Parties

If the Farmor comprises more than one Party: (i) information and notices to be provided to the Farmor will be provided individually to each Farmor Party; (ii) elections provided to the Farmor will be made individually by each Farmor Party; and (iii) subject to any rights of conversion provided for hereunder, the rights and obligations of the Farmor Parties will be several and not joint or collective, and will accrue proportionately to the Farmor Parties in the percentages set forth in the Head Agreement.

1.04 Multiple Farmee Parties

If the Farmee comprises more than one Party:

(a) the Farmee's obligations and liabilities to the Farmor will be joint and several;

(b) the Farmor may deal solely with the Farmee Party designated as the Farmee's representative in the Head Agreement or, if no designation had been made, the Farmee Party designated as initial Operator therein respecting matters arising under the Head Agreement or this Farmout & Royalty Procedure, provided that: (i) the Farmor will provide each Farmee Party with notices the Farmor serves to the Farmee; (ii) the Farmee is bound by the acts and elections of that representative acting in that capacity; and (iii) the Farmee may designate another representative with the consent of the Farmor, which consent will not be unreasonably delayed or withheld;

(c) the Farmee's rights and obligations will accrue proportionately to the Farmee Parties in the percentages set forth in

the Head Agreement, subject to any rights of conversion provided for in Article 6.00; and

(d) if fewer than all Farmee Parties participate in drilling an Earning Well, references to the Farmee for that Earning Well and any subsequent Earning Wells will be only to those Farmee Parties that participate in the drilling of the well(s). A Farmee Party that does not participate in the drilling of an Earning Well may not participate in subsequent Earning Wells without the consent of the other Farmee Parties.

If the Farmee initially comprises one Party and subsequently disposes of a portion of its interest hereunder, those Farmee Parties will designate one of them as their representative under this Clause.

1.05 Modifications To CAPL Document Form

This Farmout & Royalty Procedure is the 1997 CAPL Farmout & Royalty Procedure. It has been modified only by the completion of the blanks and elections required herein and by those additional changes specifically identified as such in the body of this document or in the Head Agreement. Insofar as there are differences between this Farmout & Royalty Procedure and the 1997 CAPL Farmout & Royalty Procedure that are not specifically identified, this Farmout & Royalty Procedure will be deemed to be modified to apply the applicable provisions of the 1997 CAPL Farmout & Royalty Procedure as if they had been included herein.

2.00 TITLE AND ENCUMBRANCES

2.01 Farmor Makes No Warranty Of Title

The Farmee will not earn any better interest in the Farmout Lands than the Farmor now has under the Title Documents, and the Farmee will acquire any interest earned by it hereunder subject to the lessor royalty under those Title Documents. The Farmor does not represent or warrant title to the Farmout Lands, but represents that:

(a) except for the Encumbrances or as specifically provided in the Head Agreement, it has not granted any interest (or the right to earn any interest) in the Farmout Lands whereby a third party may acquire any portion of the Farmor's interest in the Farmout Lands; and

(b) it is not aware of any act or omission whereby the Farmor is (or would be) in default under the terms of the Regulations or the Title Documents and that, prior to the execution of the Agreement, it has not received, or otherwise become aware of, any notice of default for the Farmout Lands that has not been remedied or that has not been addressed specifically in the Head Agreement.

Except as provided in the Head Agreement, the Working Interest earned by the Farmee will be acquired subject to the Encumbrances. The Encumbrances will continue to apply following any application of the surrender, forfeiture or production penalty provisions of the Operating Procedure to that Working Interest.

2.02 Maintaining Title - Earning Phase

A. During the period that the Farmee has the right to earn an interest in the Farmout Lands, the Farmor will not grant any interest in the Farmout Lands and will not do or cause to be done any act or omission whereby the Farmout Lands become encumbered, terminated or forfeited. However, this obligation will not require the Farmor to conduct any operation on or with respect to the Farmout Lands.

B. If, between the Effective Date and the date the Farmee earns its interest in the applicable portion of the Farmout Lands, the payment of a security, penalty or compensatory royalty is required to maintain in good standing any portion of the Farmout Lands in which the Farmee may earn an interest, the Farmor will promptly give notice of that requirement to the Farmee. On or before the 10th day following its receipt of that notice, the Farmee may elect, by notice to the Farmor, to have that payment made for the Farmee's account, provided that any payments for compensatory royalty will be made on a per diem basis. If the Farmee elects not to have that payment made for its account or the Farmee fails to make an election within that period, the applicable lands will be deleted from the Farmout Lands as of that time. If the Farmee elects to have that payment made for its account, the Farmor will

make the payment, and the Farmee will reimburse the Farmor for that payment within 30 days of receiving the Farmor's invoice therefor. Insofar as operations conducted hereunder entitle the Farmor to recover all or a portion of the amounts paid by the Farmee, the Farmor will apply for that reimbursement and forward the recovered amount to the Farmee promptly.

3.00 TEST WELL

3.01 Farmee's Test Well Obligations

A. The Farmee will Spud the Test Well at the time and location set forth in the Head Agreement. The Farmee will diligently and continuously drill the Test Well to Contract Depth, and will Complete, Cap or Abandon that well, all at the Farmee's sole cost, risk and expense. The Farmee will drill the Test Well so that it can be Completed within a Target Area unless the Farmee obtains the prior written consent of the Farmor (which consent will not be unreasonably delayed or withheld). The Farmee must evaluate the Test Well to the reasonable satisfaction of the Farmor and provide the Farmor with well information in accordance with Article 9.00.

B. If the Farmee has drilled the Test Well to Contract Depth and if Petroleum Substances are not reasonably anticipated to be present in Paying Quantities from any zone in the Farmout Lands, the Farmee must promptly comply with the provisions of Article 7.00. If the Farmee has drilled the Test Well to Contract Depth and if Petroleum Substances from any zone in the Farmout Lands are reasonably anticipated to be present in Paying Quantities, the Farmee will set casing for the well and conduct Production Tests as soon as practicable with respect to each such zone. However, if those Petroleum Substances are composed predominantly of natural gas and the Farmee intends to Cap the well and to delay those Production Tests, the Farmee must give notice to the Farmor of that intention and the reasons for that proposed delay. Unless the Farmor reasonably objects to that proposed delay within 5 days of the receipt of that notice, the Farmee may Cap the Test Well, in which case the Farmee will conduct those tests on or before the later of the 2nd anniversary date of the Test Well drilling rig release or as soon as practicable after an economic market for the affected Petroleum Substances becomes available, provided that any dispute respecting the reasonableness of the Farmor's objection to that proposed delay or the availability of an economic market will be resolved pursuant to Clause 15.01. If the Farmee has not conducted those Production Tests within 2 years of the drilling rig release of the Test Well, the Farmee will, at the end of that year and every 2 years thereafter until the Farmee has conducted those tests, give notice to the Farmor of an intention to delay further the conduct of those Production Tests and the reasons for that proposed delay, in which case the preceding sentence will apply mutatis mutandis to each such notice. When the Farmee has conducted those Production Tests, the Farmee will Complete or Abandon the Test Well as soon as practicable.

3.02 Substitute Well

If the Farmee encounters mechanical difficulties or impenetrable formations that, in the Farmee's reasonable opinion, make further drilling of the Test Well impractical prior to attaining Contract Depth, the Farmee will immediately give notice to the Farmor of those circumstances and the Farmee's intention to Abandon that well. The Farmee will Abandon that well subject to Article 7.00, provided that the first sentence of Clause 7.03 will not apply if the Farmee earns an interest in the Farmout Lands by virtue of a substitute well. The Farmee may Spud a substitute Test Well on the Farmout Lands within 30 days after the rig release date of the rig conducting the Abandonment of that first well. All rights and obligations applicable to the Test Well will apply in the same manner to a substitute well.

3.03 Test Well Earning

If the Farmee has fulfilled its obligations under Subclause 3.01A for the Test Well and the Farmee is not otherwise in default hereunder, the Farmee will, subject to Subclause 3.04A, earn the interests in the Farmout Lands set forth in the Head Agreement, effective as of the drilling rig release date for the Test Well. Subject to Subclause 3.04A, the Farmor will execute and deliver to the Farmee appropriate assignments, subleases, transfers, trust agreements or other documentation to confirm that earning.

3.04 Deferred Test Well Obligations

A. Notwithstanding Clause 3.03, if the Farmee earns an interest in the Farmout Lands by Capping the Test Well or by Abandoning the Test Well wellbore, that earning is subject to a condition subsequent, for the sole benefit of the Farmor, that the Farmee finish Completing or, subject to any required payment by the Farmee pursuant to Subclause 7.02A, finish Abandoning the Test Well, all at the Farmee's sole cost, risk and expense. The Farmee's earning in the affected Farmout Lands will become unconditional when the Farmee discharges (or the Farmor waives) that condition subsequent. Until that time, the Farmor has no obligation to deliver any documents to confirm that the Farmee has unconditionally earned in those Farmout Lands, and the Parties will continue to be bound by this Farmout & Royalty Procedure for all undischarged obligations relating to the condition subsequent.

B. If Article 5.00 applies and the Farmee successfully Completes the Test Well, the Farmee will Equip the Test Well and place that well on production as soon as practicable, having regard to its location, the availability of facilities and, if the well is capable of production of natural gas, the availability of an economic market. If the Farmee shuts-in the Test Well, the Farmee will make reasonable efforts to obtain an economic market for the applicable Petroleum Substances.

4.00 OPTION WELLS

This optional Article 4.00 **will not** (Specify) apply herein.

4.01 Test Well Provisions Apply To Option Wells

If the Farmee elects to drill an Option Well pursuant to the Head Agreement, the provisions of this Farmout & Royalty Procedure that apply to the Test Well will apply in the same manner to each Option Well.

5.00 OVERRIDING ROYALTY

This optional Article 5.00 **will not** (Specify) apply herein.

5.01 Quantification Of Overriding Royalty

A. Effective as of the date and in the manner provided in the Head Agreement and this Farmout & Royalty Procedure, the Royalty Owner reserves the Overriding Royalty out of the interest earned by the Royalty Payor in the Royalty Lands. Subject to the other provisions of this Article, including the modified calculation under Subclause 5.02C for production of Petroleum Substances allocated to the Royalty Lands, the Overriding Royalty (based on a grant of a 100% Working Interest) will be determined on a well by well basis at the Royalty Determination Point, and will be as follows:

(a) for crude oil, **Alternate 1** will apply (Specify 1 or 2).

Alternate 1:
0.00 *% of the gross monthly production thereof produced from each Royalty Well; and*

Alternate 2:
the gross monthly crude oil production from each Royalty Well (expressed in cubic metres, but excluding basic sediment and water) divided by , which amount will be deemed a percentage and will be not less than % and not more than %, provided that if the Royalty Payor Completes a Royalty Well on the Royalty Lands for crude oil in 2 or more zones, the Overriding Royalty will be quantified separately for each such zone, except to the extent that the Crown in right of the Province in which the Royalty Well is located permits the Royalty Payor to commingle production from those zones for the purpose of Crown royalty payments.

(b) for all other Petroleum Substances, **Alternate 1** will apply (Specify 1 or 2).

Alternate 1:
0.0000 *% of the gross monthly production thereof produced from each Royalty Well.*

Alternate 2:

(i) *if not taken in kind by the Royalty Owner pursuant to Clause 5.03, the gross proceeds from the Royalty Payor's sale of % of the gross monthly production thereof produced from each Royalty Well, free and clear, subject to Subclause 5.04C, of all Facility Fees otherwise chargeable pursuant to Clause 5.04; and*

(ii) *if taken in kind by the Royalty Owner, % of the gross monthly production thereof produced from each Royalty Well.*

This reservation will be multiplied by the percentage Working Interest held by the Royalty Owner immediately before this Article came into effect.

B. Notwithstanding the calculation at the Royalty Determination Point under Subclause 5.01A, the reservation of the Overriding Royalty to the Royalty Owner will not include Petroleum Substances that the Royalty Payor reasonably uses or unavoidably loses in the Royalty Payor's drilling and production operations for the Royalty Lands. Those drilling and production operations include the proportionate use of those Petroleum Substances in batteries, treaters, compressors, separators, satellites and similar equipment serving Royalty Wells, but do not include the use of Petroleum Substances for any enhanced recovery operations.

5.02 Effect Of Pooling Or Unitization On Calculation

A. The Royalty Payor may pool the Petroleum Substances in a zone underlying all or a portion of the Royalty Lands to the extent required to form a Spacing Unit in that zone, provided that the pooling allocates production therefrom to the applicable Royalty Lands in the proportion that the surface area of the Royalty Lands placed in the Spacing Unit bears to the total surface area of the Spacing Unit. The Royalty Payor will promptly give notice to the Royalty Owner describing the extent to which the Royalty Lands have been pooled and describing the pooled Spacing Unit.

B. If the Royalty Payor proposes to pool, unitize or otherwise combine any portion of the Royalty Lands with any other lands, other than as provided in the previous Subclause, the Royalty Payor must promptly send notice of that intention to the Royalty Owner. That notice must include the technical justification for that pooling, unitization or combination and the proposed terms thereof, provided that the Royalty Payor will not be required to provide interpretative data to the Royalty Owner. Unless otherwise required by the Regulations to form a Spacing Unit, the Royalty Payor will not enter into that pooling, unitization or combination without the prior written consent of the Royalty Owner, which consent will not be unreasonably delayed or withheld.

C. If any portion of the Royalty Lands is pooled, unitized or combined with any other lands pursuant to this Clause, Clause 5.01 will be deemed to be amended to calculate the volume of the Overriding Royalty by applying the percentages or formula set forth in that Clause to the quantity of Petroleum Substances thereby allocated to the affected Royalty Lands. If, however, that pooling, unitization or combination affects crude oil and Alternate 5.01A(a)(2) applies, the gross monthly production to be used in determining the percentage will be:

(a) for poolings using Royalty Lands to form a crude oil Spacing Unit, the total production of crude oil from the Royalty Well subject to that pooling; and

(b) for other forms of poolings, or for any unitization or combination whereby crude oil is allocated to Royalty Lands comprising all or a portion of a crude oil Spacing Unit, the total amount of crude oil production allocated to that Spacing Unit.

5.03 Royalty Owner's Rights To Take Overriding Royalty In Kind

A. Subject to the provisions of this Clause, the Royalty Payor is appointed as the agent of the Royalty Owner for the handling and disposition of the Overriding Royalty share of Petroleum Substances. All acts of the Royalty Payor under this Clause in the handling and disposition of those Petroleum Substances and the receipt of proceeds of sale therefrom will be as trustee for the Royalty Owner.

B. The Royalty Owner may, on a minimum of 30 days' notice to the Royalty Payor, revoke the agency established in Subclause 5.03A and elect to take delivery and separately dispose of the Petroleum Substances comprising the Overriding Royalty at the Royalty Determination Point. This right may be exercised separately for each type of Petroleum Substance, effective at the 1st day of the calendar month next following that minimum 30 day period. The Royalty Owner will supply the Royalty Payor with such information regarding the Royalty Owner's arrangements for disposition of those Petroleum Substances as the Royalty Payor may reasonably require to coordinate custody transfer and shipping arrangements for those Petroleum Substances. Failure to provide the Royalty Payor with that information will be deemed to be a failure by the Royalty Owner to take those Petroleum Substances in kind.

C. If the Royalty Owner takes in kind its Overriding Royalty share of crude oil or liquid products extracted from natural gas at the wellhead, the Royalty Payor will, at the Royalty Payor's cost, remove basic sediment and water from those Petroleum Substances in accordance with good oilfield practice, so that relevant pipeline specifications can be met. The Royalty Payor will provide the Royalty Owner, at the Royalty Payor's cost, production tankage capacity for an accumulation of the Overriding Royalty share of those Petroleum Substances consistent with the Royalty Payor's shipping schedule for its own share of those Petroleum Substances. Subject to Subclause 5.04C, the Royalty Payor will deliver the Overriding Royalty share of those Petroleum Substances to the Royalty Owner, or the Royalty Owner's nominee, at the Royalty Determination Point, in accordance with usual and customary pipeline and shipping practice, free and clear of all charges. If the Royalty Owner takes its Overriding Royalty share of natural gas in kind, the Royalty Payor will deliver that gas to the Royalty Owner, or the Royalty Owner's nominee, at the Royalty Determination Point for the relevant well at the Royalty Payor's cost.

D. Except to the extent otherwise agreed by the Royalty Payor and the Royalty Owner, insofar as the Royalty Payor takes possession of Petroleum Substances comprising the Overriding Royalty as agent of the Royalty Owner, the Royalty Payor will dispose of those Petroleum Substances by:

(a) selling those Petroleum Substances at a Market Price and accounting to the Royalty Owner for the proceeds of the sale; or

(b) purchasing those Petroleum Substances for the Royalty Payor's own account (or the account of an Affiliate) at a Market Price and accounting to the Royalty Owner therefor.

E. Insofar as the Royalty Owner has elected to revoke the agency established by Subclause 5.03A, the Royalty Owner may re-establish that agency on a minimum of 30 days' notice to the Royalty Payor, effective as of the 1st day of the calendar month next following that minimum 30 day period. This right may be exercised separately for each type of Petroleum Substance.

5.04 Royalty Payor's Allowed Deductions If Overriding Royalty Not Taken In Kind

A. To the extent that the Royalty Payor disposes of Petroleum Substances comprising the Overriding Royalty on behalf of the Royalty Owner, the Royalty Owner's share of those Petroleum Substances will be free of any deductions for costs and expenses incurred by the Royalty Payor to and including the Royalty Determination Point. Subject to Subclause 5.04C, the Royalty Owner will be responsible, on a well by well basis, for the following costs and expenses incurred after the Royalty Determination Point with respect to the Royalty Owner's share of those Petroleum Substances:

(a) for crude oil and liquid products extracted from natural gas at the wellhead, any associated Facility Fees and any transportation costs to transport those Petroleum Substances from the Royalty Determination Point to the point of sale; and

(b) for Petroleum Substances other than those described in the preceding Paragraph, the associated Facility Fees if Alternate 5.01A(b)(1) applies.

A cost or expense attributable to more than one Petroleum Substance being sold by the Royalty Payor may only be

deducted once.

B. The deductions applicable pursuant to the preceding Subclause will be subject to **Alternate 1** below (Specify Alternate):

Alternate 1:
The deductions must not exceed those permitted by the Regulations for the calculation of royalties if the lessor under the relevant Title Documents were the Crown in right of the Province in which the Royalty Lands are located.

Alternate 2:
The deductions must not be greater than % of the Market Price received by the Royalty Payor from the sale of the Royalty Owner's Overriding Royalty share of those Petroleum Substances, provided that the Market Price will first be adjusted for any deductions under Subclause 5.04C.

C. Notwithstanding any other provision of this Article, if the Royalty Payor is required to incur costs to enrich the Overriding Royalty share of Petroleum Substances to increase the heating value or to facilitate transportation or marketing of those Petroleum Substances, those costs will be deductible by the Royalty Payor against the gross proceeds of sale applicable to those enriched Petroleum Substances, with the intention that neither the Royalty Payor nor the Royalty Owner suffer a loss as a result of that enrichment. Enrichment operations, include, without limitation, condensate blending in the case of heavy oil and enrichment by propane or butane in the case of gas with a low heating value.

D. The Royalty Payor's right to make the deductions set forth in this Clause pertains to the costs and expenses that would otherwise be incurred by the Royalty Owner to bring those Petroleum Substances to the point of sale if the Royalty Owner were taking those Petroleum Substances in kind. The allowable deductions from the proceeds of sale of the Royalty Owner's Overriding Royalty share of Petroleum Substances are expressed as cash obligations for convenience of record keeping and audit, and are not to be construed as altering the nature of the Overriding Royalty as an interest in land.

5.05 Royalty Payor To Account To Royalty Owner Monthly

If the Royalty Payor receives funds on account of or as the proceeds of sale of the production of Petroleum Substances comprising the Overriding Royalty, the Royalty Payor will receive the Royalty Owner's share of those funds as trustee for the Royalty Owner. The Royalty Payor must remit to the Royalty Owner all funds accruing to the Royalty Owner on account of the Overriding Royalty on or before the 25th day of the calendar month next following the calendar month in which those funds were received by the Royalty Payor, provided that for the purpose of the timing of receipt of proceeds in this Clause "received" will be read as "normally received" if the purchaser of those Petroleum Substances fails to pay the Royalty Payor for that production. The Royalty Payor must provide the Royalty Owner with a statement in written or electronic format showing in reasonable detail the manner in which the Royalty Payor calculated that payment, including the unit sale price for those Petroleum Substances, and, if requested by the Royalty Owner, a copy of all reports the Royalty Payor is required to submit under the Regulations for the production of those Petroleum Substances.

5.06 Royalty Owner's Lien

As of the effective date that the Overriding Royalty is reserved by the Royalty Owner, the Royalty Owner will have a first and prior lien on the Royalty Payor's Working Interest in the Royalty Lands, the Petroleum Substances within, upon or under the Royalty Lands, or produced therefrom, and the wells and other equipment thereon to secure the Overriding Royalty. The Overriding Royalty and that lien are interests in land that attach to the Title Documents.

5.07 Royalty Wells To Be Produced Equitably

The Royalty Payor will not discriminate against the Petroleum Substances produced or producible from the Royalty Lands in the production and marketing of those Petroleum Substances because those Petroleum Substances are subject to the Overriding Royalty. The Royalty Payor will use reasonable efforts to produce Petroleum Substances from a Royalty Well equitably with production from any diagonally or laterally offsetting well producing from the same pool as a Royalty Well,

insofar as the Royalty Payor, or its Affiliate, has an interest in that offsetting well.

5.08 **Royalty Owner's Rights Upon Surrender**

If there are multiple Royalty Payor Parties and a Royalty Payor Party proposes to surrender all or a portion of the Royalty Lands to the grantor of the Title Documents, that Royalty Payor Party will comply with the applicable provisions of the Operating Procedure, if any, or any other agreement otherwise governing the Royalty Payors. To the extent those Royalty Lands are thereafter proposed for surrender or there is only one Royalty Payor, Article XI of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis between the Royalty Payor and the Royalty Owner, except that the notice and reply periods in Clause 1101 therein are reduced from 60 and 30 days to 20 and 10 days respectively.

5.09 **Audits Of Overriding Royalty And Payout Account**

A. The Royalty Owner may, upon reasonable notice to the Royalty Payor and at the Royalty Owner's own expense, audit the books, records and accounts of the Royalty Payor with respect to the production, disposition or sale of the Overriding Royalty and, if Alternate A of the definition of Payout applies, the Payout status of an Earning Well. The Royalty Owner may conduct that audit within 24 months next following the end of the applicable calendar year with respect to the Overriding Royalty and within 24 months following the receipt of a Payout statement for an Earning Well if the Royalty Payor is required to issue a Payout statement pursuant to Clause 6.01. The Royalty Owner will conduct any such audit in accordance with PASC Joint Venture Audit Protocol Bulletin No. 6 (or any replacement therefor).

B. Any statement issued by the Royalty Payor to the Royalty Owner respecting the calculation of the Overriding Royalty will be presumed to be true and correct 26 months following the end of the calendar year in which that statement was issued, unless the Royalty Owner takes written exception thereto and requests an adjustment pursuant to this Clause within that 26 month period. If a Party discovers during that period that there was an error in the calculation of the Overriding Royalty and can demonstrate that the error applied both to that period and a prior period, the Royalty Payor will make the required adjustment retroactively to either the inception of that error or such other time as the Parties may agree, provided that any dispute respecting the proposed retroactive adjustment will be resolved pursuant to Clause 15.01. Except to the extent required to confirm the adjustment proposed by the Royalty Payor, the retroactive adjustment contemplated by the previous sentence will not extend the Royalty Owner's audit rights beyond the 24 month limitation provided for in Subclause 5.09A.

6.00 **CONVERSION OF OVERRIDING ROYALTY**

This optional Article 6.00 **will not** (Specify) apply herein.

6.01 **Payout Accounts And Statements**

If the Farmee earns a Working Interest in the Farmout Lands subject to the Overriding Royalty and Alternate A in the definition of Payout is applicable, the Farmee will establish and maintain at its registered Canadian office accounting records for the calculation of Payout in accordance with Canadian Generally Accepted Accounting Principles (GAAP) and the Accounting Procedure. The Farmee will supply the Farmor with a written statement evidencing in reasonable detail all debits and credits made in calculating Payout (including supporting calculations for those debits and credits) for each Earning Well:

(a) within 6 months of the drilling rig release of an Earning Well for the initial statement;

(b) every 12 months when an Earning Well is capable of production, but not then producing Petroleum Substances;

(c) every 6 months when an Earning Well is producing Petroleum Substances; and

(d) every month when an Earning Well is producing Petroleum Substances and the Payout account balance is less than 6 times the Farmee's current monthly net revenue for that well.

6.02 Conversion Election Upon Abandonment Or Takeover

If the Farmee Abandons the wellbore of an Earning Well before Payout occurs, the Farmee will provide notice of that Abandonment to the Farmor. The Farmor will be deemed to convert its Overriding Royalty in the Royalty Lands comprising the Spacing Unit for that Earning Well to the Working Interest set forth in Subclause 6.04A unless, within 30 days of the receipt of the Farmee's notice, the Farmor elects to retain the Overriding Royalty by notice to the Farmee. Failure by the Farmor to give that notice within that 30 day period will be deemed to be an election to convert. If the Farmor makes that conversion, it will be effective the 1st day of the month following the month of the rig release of the rig used to Abandon that Earning Well. The Farmor will not assume any obligations with respect to that Earning Well after that conversion, including any Abandonment obligations. If the Farmor takes over that Earning Well pursuant to Article 7.00, the Farmor's Overriding Royalty in the other zones of the Royalty Lands comprising the Spacing Unit for that Earning Well, other than any zone in which the Farmor acquires the Farmee's interest pursuant to Clause 7.03, will automatically convert to a Working Interest, effective at that takeover.

6.03 Election For Conversion At Payout

Within 60 days following Payout of an Earning Well, the Farmee will give notice of Payout and the date thereof to the Farmor. Within 30 days of receipt of that notice by the Farmor, the Farmor may elect, by notice to the Farmee, to convert its Overriding Royalty to the Working Interest set forth in Subclause 6.04A. That conversion will apply to the Royalty Lands comprising the Spacing Unit for that Earning Well, the wellbore and all equipment related thereto (to the extent the costs for that equipment were Drilling Costs, Completion Costs or Equipping Costs), effective at Payout. If the Farmor elects to convert to a Working Interest, the Parties will effect a cash adjustment that reflects both the credits and charges that would have accrued to that Working Interest and those that did accrue to the Overriding Royalty during the period between Payout and the 1st day of the month next following the month the Farmee received notice of the Farmor's conversion. Failure by the Farmor to give notice to convert within that 30 day period will be deemed to be an election not to convert.

6.04 Operations At Conversion

A. If the Farmor converts the Overriding Royalty to a Working Interest pursuant to this Article, the conversion will be to % of the Working Interest held by the Farmor in those Farmout Lands on the Effective Date. The Operating Procedure will apply to the Working Interests of the Farmee and those Farmor Parties that convert their Overriding Royalty, as of the effective date of that conversion. Nothing in this Article, however, will relieve the Farmee from any obligation or liability that may have accrued with respect to the applicable Earning Well prior to the effective date of that conversion.

B. If there are multiple Farmor Parties and fewer than all of the Farmor Parties elect to convert their Overriding Royalty to a Working Interest:

(a) that converted portion of the Overriding Royalty will terminate and will not accrue to any of the Farmor Parties electing not to convert;

(b) this Farmout & Royalty Procedure will remain in effect for that portion of the Overriding Royalty retained by the Farmor Parties not electing to convert to a Working Interest; and

(c) that portion of the Overriding Royalty retained by the applicable Farmor Parties will be an encumbrance on each Farmee Party's Working Interest that will continue to apply following any application of the surrender, forfeiture or production penalty provisions of the Operating Procedure to that Working Interest.

C. Following a conversion pursuant to Clause 6.03, the Farmor will have the right, through the Farmee, to use a sufficient capacity in any facility not included in Equipping Costs through which the Petroleum Substances subject to the conversion to a Working Interest were being handled or processed prior to that conversion. This use is subject to the negotiation of a separate agreement for a usage fee or the purchase of an ownership interest in the applicable facility. This right will also be subject to the terms of the Farmee's agreements, if any, with third parties for the

ownership and operation of that facility.

6.05 Late Notice Of Payout

If Payout occurs and the Farmee has not issued notice of Payout to the Farmor or has issued that notice to the Farmor at a date later than that required by this Article, the Farmee will be deemed to have issued notice of Payout at the date provided in Clause 6.03. In such event, the Farmor may convert its Overriding Royalty on the same basis as in Clause 6.03, and if the Farmor so converts, the accounts of the Parties will be retroactively adjusted to the date Payout actually occurred. The amount payable to the Farmor by the Farmee with respect to the Working Interest to which the Farmor converts will be calculated pursuant to the Operating Procedure. However, the price for the sale of the associated production of Petroleum Substances for that adjustment period will not be less than the price received by the Farmee for its own share of production under an arm's length sale, and no marketing fee will be assessed against the Farmor under the Operating Procedure for failure to take that production in kind during that period. If the amount payable to the Farmor by the Farmee for the converted Working Interest exceeds the payments made to the Farmor on account of the Overriding Royalty after Payout, the Farmee will pay interest to the Farmor on the excess amount pursuant to Subclause 13.01B from the date that excess amount became due to be paid until the date that amount is paid.

6.06 Additional Well On Spacing Unit Before Payout

A. If the Farmee proposes to drill an additional well on a Spacing Unit containing an Earning Well prior to that Earning Well being first proposed for Abandonment or attaining Payout, the Farmee must provide the Farmor with an operation notice for that additional well on the same basis as is provided in Article X of the Operating Procedure. Within 30 days of the receipt of that operation notice, the Farmor may give notice to the Farmee that it elects to:

(a) convert its Overriding Royalty to the Working Interest set forth in Subclause 6.04A for the Spacing Unit for that additional well, in which case it will also respond to that operation notice within the response period provided for in the Operating Procedure; or

(b) retain the Overriding Royalty for the Spacing Unit for that additional well without any right, other than pursuant to Clause 7.05, to convert to a Working Interest therein.

However: (i) failure to make that election within the prescribed period will be deemed to be an election to retain the Overriding Royalty pursuant to Paragraph (b); (ii) that election will not apply to any formation in which that Earning Well has been Capped or Completed and any formation of the Farmout Lands deeper than the deepest formation to be penetrated by that additional well; (iii) the Farmor's election for the Spacing Unit for that additional well will not otherwise affect the Farmor's right to convert to a Working Interest in the Spacing Unit for that Earning Well pursuant to Clause 6.02 or 6.03; and (iv) the conversion to a Working Interest for the Spacing Unit for the additional well pursuant to this Clause will not require the Farmor to elect to participate in the additional well to which the Farmee's operation notice pertains.

B. The Farmor's election under this Clause will be effective as of the date of the Farmor's receipt of the Farmee's operation notice. If the Farmee fails to Spud the additional well on or before the 90th day after the date the Farmee issued that operation notice, the Farmee will be deemed not to have issued that operation notice, and the Farmor's election hereunder will be void.

7.00 ABANDONMENT OF WELLS

7.01 Farmor's Right To Take Over Earning Well

If the Farmee has drilled an Earning Well to Contract Depth, the Farmee has performed all related obligations hereunder to the Farmor's reasonable satisfaction, the Farmee has not Completed that Earning Well and the Operating Procedure does not then apply between the Farmor and the Farmee with respect to that Earning Well, the Farmee must give notice to the Farmor if the Farmee intends to Abandon that Earning Well. The Farmee must supply the Farmor with all information the Farmee is obligated to provide the Farmor for that well and such other data for that well as the Farmor may reasonably require for the exercise of its rights pursuant to this Article. If, within 24 hours following the Farmor's receipt of that

notice and information from the Farmee when a rig is located on the wellsite, or within 15 days of the Farmor's receipt of that notice and information in any other case:

(a) the Farmor fails to reply to the Farmee or gives notice to the Farmee that it consents to the Abandonment of that well, the Farmee will promptly Abandon the wellbore of that well and will conduct its reclamation work in a timely manner;

(b) the Farmor gives notice to the Farmee of those additional tests it wishes to have conducted on that well, the Farmee will conduct those tests in a timely manner on behalf of the Farmor at the Farmor's sole cost, risk and expense if, in the Farmee's reasonable opinion, the condition of the wellbore so permits, and will promptly provide the data therefrom to the Farmor, in which case the election period described above will apply from the Farmor's receipt of that additional testing information; or

(c) the Farmor gives notice to the Farmee that it wishes to take over that well, the Farmee will, effective as of the date of the Farmor's election to take over that well, assign that well (including the material, equipment and surface access rights relating solely thereto that the Farmor wishes to use) to the Farmor, without warranty. The Farmee will be released from all obligations and liabilities accruing for the property assigned to the Farmor pursuant to this Paragraph following that assignment. However, that assignment will not release the Farmee from any obligation that should have been performed by it or any liability that may have accrued to it prior to that assignment.

Compliance by the Farmee with the provisions of this Article will constitute the Farmee's satisfaction of its obligation to Abandon the wellbore of the applicable Earning Well for the purpose of earning hereunder, subject to a condition subsequent that the Farmee fulfils its remaining obligations associated with the Abandonment of that well pursuant to Subclause 3.04A, including, if applicable, the payment of any amount required pursuant to Subclause 7.02A.

7.02 Well May Be Abandoned For Account Of Farmee

A. If the Farmor takes over a well pursuant to this Article, the Farmor will Complete or commence to Abandon the well within 6 months of the Farmor's election to take over that well, provided that this period will be extended to 12 months if the Farmout Lands are in a winter access only area. If the Farmor commences to Abandon the well within the applicable period, the Farmor will Abandon that well for the account of the Farmee, provided that the Farmee will not be responsible for any extra costs of Abandonment resulting from the Farmor's takeover of that well. The Farmor will calculate the Abandonment costs for which the Farmee is responsible under this Clause and the net salvage value of the material and equipment the Farmee had installed respecting that well. The Farmor will provide the Farmee with a statement showing the calculation of the proposed adjustment of accounts in reasonable detail. The Party owing an amount will pay that amount to the other Party within 30 days of the receipt of that statement. However, the amount of the adjustment will be determined pursuant to Clause 15.01 if the Parties are unable to agree on the amount of the adjustment, and the resultant payor will pay the payee the amount so determined within 30 days of that determination.

B. If the Farmor does not Complete or commence to Abandon the well within the period in Subclause A of this Clause, the Farmee will calculate the amount of the estimated net salvage value of the material and equipment assigned to the Farmor. The Farmor will pay that amount within 30 days of receiving an invoice for same. If the Parties are unable to agree on that value estimate, the applicable value will be determined under Clause 15.01, and the resultant payor will pay the payee the amount so determined within 30 days of that determination. The Farmee will cease to be responsible for Abandonment costs if the Farmor so retains the well.

7.03 Effect On Farmee's Interest

If, within the applicable 6 or 12 month period prescribed by the preceding Clause, the Farmor successfully Completes the well in a zone originally contained in the Farmout Lands, the Farmee will assign to the Farmor, without warranty, the Farmee's Working Interest in the Spacing Unit for that well in only the zone(s) Completed by the Farmor and the Petroleum Substances therein, effective as of the date of the Farmor's election to take over that well. That assignment will not release the Farmee from any obligation that should have been performed by it or any liability that may have accrued to it prior to that assignment. If the Farmor does not Complete the well in a zone originally contained in the Farmout Lands

within that applicable period, or if the Farmor Completes the well in only a Reserved Formation within that period, the Farmee will not be required to make an assignment to the Farmor pursuant to this Clause.

7.04 Operating Procedure Applies Among Farmor Parties

A. If the Farmor is comprised of more than one Party and one or more (but fewer than all) of the Farmor Parties elect to conduct additional tests for a well proposed to be Abandoned pursuant to this Article, those Farmor Parties that do not elect to participate in those tests will not be entitled to participate in the takeover and Completion of the well in the tested zone. If one or more (but fewer than all) of the Farmor Parties elect to take over a well proposed to be Abandoned pursuant to this Article, that takeover will be: (i) at the sole cost, risk and expense of those Parties taking over the well; (ii) deemed to be an independent operation under Articles IX and X of the Operating Procedure, if any; and (iii) subject to Article 10.00 mutatis mutandis, as between those Farmor Parties that take over the well and those Farmor Parties that do not elect to take over that well. In such event, the amount (if any) paid to the Farmee pursuant to Clause7.02 will be deemed to be an Operating Cost for the purpose of determining the amount of any penalty applicable to the takeover and Completion.

B. From and after the effective date referred to in Clause 7.03, the Operating Procedure will apply mutatis mutandis to the Farmor Parties respecting a well taken over pursuant to Subclause 7.04A and the applicable zone(s) of the Spacing Unit, provided that, if Article 6.00 has been selected to apply, the Overriding Royalty will not be payable for that well until such time as the production penalty prescribed by the Operating Procedure for that operation is recovered or ceases to apply. At that time, each Farmor Party that elected not to participate in the takeover of that well may elect to convert to a Working Interest in that well on the same basis as is provided in Article 6.00. The Farmor Parties will appoint one of them to be the initial Operator under the Operating Procedure. If no Operating Procedure is included in the Agreement, the term "Operating Procedure" in this Clause means the standard form 1990 CAPL Operating Procedure and as an attachment thereto the standard form 1996 PASC Accounting Procedure, with those rates and elections as the Farmor Parties taking over that well may negotiate at the required time.

7.05 Abandonment Obligation For Other Royalty Wells

The provisions of this Article will apply in the same manner to any Royalty Well on the Royalty Lands that is not an Earning Well, subject to the following conditions:

(a) the Royalty Owner only has the right to take over that Royalty Well if it then retains a right to convert its Overriding Royalty to a Working Interest in an Earning Well under Article 6.00; and

(b) the Royalty Owner does not have the right to elect to take over that Royalty Well until the Parties holding Working Interests in that well have all elected to Abandon that well.

8.00 AREA OF MUTUAL INTEREST

This optional Article 8.00 **will not** (Specify) apply herein.

8.01 Scope Of Area Of Mutual Interest Obligation

The Head Agreement outlines the definition of Mutual Interest Lands, the duration of the obligations in this Article and the interests of the Parties therein. Notwithstanding those provisions, a Party will be deemed to have acquired any Mutual Interest Lands acquired by an Affiliate of that Party, and the obligations in this Article will not apply to:

(a) interests acquired by a Party or an Affiliate of that Party pursuant to a corporate reorganization, the amalgamation with a third party or the acquisition of a third party; and

(b) legal or beneficial interests acquired by a Party or an Affiliate of that Party prior to the Effective Date, including any documents of title issued in direct substitution for the documents of title under which those interests had been held prior to the Effective Date.

8.02 **Crown Mutual Interest Lands**

If any Party wishes to acquire Mutual Interest Lands that the Crown offers for sale during the term of this Article, that Party will first consult with the other Parties at least 48 hours prior to the applicable bid submission deadline, to attempt to establish a joint bid to acquire those Mutual Interest Lands. If unanimous agreement is reached by the Parties for joint acquisition of those Mutual Interest Lands, the Farmee (or the agreed upon Party) will submit that bid on behalf of all Parties. If the Parties do not agree on the terms of a joint bid for those Mutual Interest Lands, any Party may submit an independent bid for those lands, subject to Clause 8.03. If agreement is reached by 2 or more (but not all) Parties after that consultation, the Parties that were able to agree on the terms of a joint bid will have the right to participate in that bid in the proportions of their interests stipulated in the Head Agreement or in such other percentages as those Parties may agree. Each Party participating in a bid under this Clause will pay its share of the applicable amount to the Party that submitted the bid within 24 hours of being advised that the bid was successful.

8.03 **Notice Of Acquisition Of Mutual Interest Lands**

If any Party acquires Mutual Interest Lands or rights thereto:

(a) at a Crown sale without consulting the other Parties or without disclosing to them the price it was prepared to pay for that acquisition;

(b) at a Crown sale where unanimous agreement was not reached pursuant to Clause 8.02 and the price paid to acquire those Mutual Interest Lands differs by more than 5% from the last price the acquiring Party disclosed it was prepared to bid for the joint acquisition of those Mutual Interest Lands; or

(c) other than by bidding at a Crown sale, if that acquisition is included within the definition of Mutual Interest Lands;

the acquiring Party will acquire those Mutual Interest Lands or rights subject to the rights of the other Parties under this Article. The acquiring Party will deliver notice to the other Parties describing the material provisions of the acquisition of those Mutual Interest Lands or rights within 5 days of that acquisition.

8.04 **Right To Acquire Mutual Interest Lands**

A. Each Party receiving a notice pursuant to Clause 8.03 may elect to participate in the acquisition of the applicable Mutual Interest Lands by notice to the acquiring Party within 7 days of the receipt of the acquiring Party's notice. A Party may elect to participate in that acquisition to the extent of that percentage interest stipulated for that Party in the Head Agreement or to the extent of that percentage interest increased by its proportionate share of participation in that acquisition, with a limitation as to the maximum amount of increased participation which that Party is prepared to accept. Failure by a Party to limit participation in its notice to acquire an interest in those Mutual Interest Lands will be deemed to be an election to participate for its proportionate share of the interest. Any unassumed percentage of participation following these elections will remain with the acquiring Party. Once the respective interests of the Parties in the Mutual Interest Lands are determined, each Party that elected to acquire an interest in those lands will pay the corresponding share of the cash consideration of that acquisition to the acquiring Party within 7 days of receipt of the acquiring Party's invoice therefor.

B. Notwithstanding any other provision of this Article, if a Party has not received all information to which it is or will be entitled (other than from Production Tests delayed with the Farmor's consent) for any Earning Well Spudded prior to an acquisition of Mutual Interest Lands, a Party may, by notice to the other Parties, defer its election to acquire an interest in those Mutual Interest Lands until such time as all of that information is received. If this condition applies, the applicable Parties may each elect to acquire an interest in the Mutual Interest Lands pursuant to Subclause A within 10 days following the receipt of the last of that information.

8.05 **Third Party Seismic Options And Farmins**

If farmins and other earning arrangements with third parties are within the scope of Mutual Interest Lands and the

consideration for the acquisition of Mutual Interest Lands is the drilling of a well or the conduct of certain operations, a Party that elects to acquire a portion of the acquiring Party's interest or rights in that acquisition will be required to assume a corresponding share of the cost, risk and expense of the applicable operations. If the terms of that acquisition enable the Parties to earn additional interests by conducting optional operations and fewer than all of the Parties that participated in that acquisition agree to exercise that option, only those Parties participating in that optional operation will be entitled to any portion of the interest so earned and any additional associated rights or options thereunder.

8.06 Pre-Existing Encumbrances On Mutual Interest Lands

If the Mutual Interest Lands acquired by the acquiring Party are not acquired at a Crown sale and are acquired subject to an overriding royalty, production payment or other charge of a similar nature, the acquiring Party must disclose that encumbrance in the notice of acquisition that it gives to the other Parties under this Article. Those Parties that elect to acquire an interest in those Mutual Interest Lands will assume a corresponding share of that disclosed encumbrance. However, the obligation to assume an encumbrance under this Clause will not apply to any encumbrance created directly or indirectly by or through an acquiring Party with an Affiliate, director, officer, agent, employee, independent contractor or consultant of that acquiring Party in conjunction with that acquisition.

8.07 Application Of Operating Procedure

The relationship of the Parties and the maintenance and operation of lands acquired pursuant to this Article will be governed by the Operating Procedure, unless those lands are to be governed by a different agreement or those lands were acquired by some, but fewer than all, Parties. If those lands were acquired by fewer than all Parties, the Operating Procedure will apply mutatis mutandis to those lands, and, if the Operator under the Operating Procedure is not an acquiring Party therein, the acquiring Parties will appoint an Operator for those lands as provided in the Operating Procedure.

8.08 Parties Not Required To Disclose Information

Nothing in this Article requires a Party to disclose to any other Party:

(a) any information beyond that information which the Party is required to provide to that other Party pursuant to this Agreement at that time; or

(b) any interpretation developed by that Party at its own expense from geological, geophysical or other data acquired by that Party under this Agreement.

9.00 WELL INFORMATION TO FARMOR

9.01 Farmor's Well Information Requirements - Earning Wells

For each Earning Well, the Farmee will supply the Farmor with the information prescribed in the well information requirement Schedule attached to this Agreement.

9.02 General Conditions Applicable To Earning Well Information

A. The Farmee will conduct its drilling and Completion operations for an Earning Well in material compliance with the drilling and Completion programs supplied to the Farmor for that well. The Farmee will supply all data to be provided to the Farmor under this Article at the Farmee's sole cost and expense. The Farmor will advise the Farmee, by notice, of:

(a) the Farmor's representative(s) to whom the Farmee is to provide the information described in this Article; and

(b) the reasonable number of additional copies or samples of any of that information required by the Farmor if the Farmor requires more than 1 copy or sample.

B. Upon reasonable notice by the Farmor, the Farmee will allow authorized representatives of the Farmor access to the wellsite of an Earning Well, including derrick floor privileges, at the Farmor's sole cost, risk and expense. The Farmee will also advise the Farmor of its intention to conduct a logging or testing program with respect to an Earning Well a sufficient time prior to the conduct of those logs or tests to provide the Farmor with a reasonable opportunity to have its representatives present at the wellsite to observe those logs or tests.

9.03 Well Information To Royalty Owners

If the Royalty Payor drills a Royalty Well on the Royalty Lands that is not an Earning Well, the Royalty Payor will supply the following information to the Royalty Owner:

(a) notice of intention to drill that Royalty Well prior to the Spudding of that well; and

(b) the additional information described in the well information requirement Schedule and this Article only if the Royalty Owner retains the right to convert its share of the Overriding Royalty to a Working Interest pursuant to Article 6.00 for the Earning Well for which the Farmee earned the Royalty Lands on which that Royalty Well is located. However, if that Royalty Well is being drilled to obtain information to evaluate any petroleum and natural gas rights within 3.2 kilometers of that well that have been offered for sale at a Crown land sale and the provisions of Article 8.00 are not then in effect, the obligation to deliver that additional information will be suspended until 7 days following the applicable Crown land sale.

10.00 LIABILITY AND INDEMNITY

10.01 Farmee's Responsibility

Except to the extent that the Operating Procedure becomes effective between the Farmor and the Farmee hereunder, the Farmee will:

(a) be liable to the Farmor for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise) that the Farmor may suffer, sustain, pay or incur; and, in addition

(b) indemnify and hold harmless the Farmor and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Farmor, its directors, officers, agents and employees or that they may sustain, pay or incur;

insofar as they are a direct result of: (i) any act or omission (whether negligent or otherwise) of the Farmee with respect to operations or activities conducted by it or on behalf of it hereunder; (ii) a breach of a provision herein by the Farmee; or (iii) the wilful or wanton misconduct of the Farmee, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with the Farmor's written instructions or written concurrence. Costs described in this Clause will include reasonable legal costs on a solicitor-client basis.

10.02 Farmor's Responsibility

The provisions of the preceding Clause will apply mutatis mutandis to the Farmor's operations, activities and obligations with respect to the Farmout Lands or the Reserved Formations.

11.00 LAND MAINTENANCE COSTS

11.01 Farmor To Pay Rentals During Earning Phase

Subject to Subclause 2.02B, the Farmor will initially pay all rentals, shut-in or suspended well payments and any other payments required to maintain the Farmout Lands in good standing during the period in which the Farmee retains the right to earn an interest in the Farmout Lands.

11.02 Farmee To Reimburse Farmor

This optional Clause 11.02 **will not** (Specify) apply herein.

The Farmee will pay the Farmor $ within 30 days of the Effective Date as full reimbursement of amounts paid pursuant to the preceding Clause to maintain the Farmout Lands in good standing.

12.00 ASSIGNMENT

12.01 Incorporation Of Assignment Procedure

The 1993 CAPL Assignment Procedure is incorporated by reference into the Agreement, and will be deemed to apply as if it had been included as a Schedule to the Agreement.

12.02 Dispositions Of Royalty Lands

Except as provided in the next sentence, Article XXIV (election 2401A) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to any disposition of Royalty Lands by either the Royalty Owner or the Royalty Payor. If: (i) the Agreement includes an Operating Procedure under which election 2401B has been made; (ii) Article 6.00 has been elected to apply hereunder; and (iii) the Royalty Owner then retains the right to convert the Overriding Royalty to a Working Interest under that Article for any portion of the Royalty Lands, Article XXIV of the Operating Procedure will apply mutatis mutandis to any disposition of that portion of the Royalty Lands by either the Royalty Owner or the Royalty Payor, as if the Royalty Owner had elected to convert its Overriding Royalty to a Working Interest in that portion of the Royalty Lands immediately prior to the issuance of any required disposition notice.

13.00 DEFAULT

13.01 Farmor's Default Remedies

A. If the Farmee fails to Spud an Earning Well or commence any other operation by the date required in the Head Agreement (or any mutually agreed extension) and force majeure does not prevent the performance of that obligation, the Farmee's right to conduct operations hereunder terminates, subject to Subclause 13.01D. If force majeure applies to the Farmee's failure to Spud an Earning Well or commence any other operation, either the Farmor or the Farmee may give notice to the other terminating the Farmee's right to drill that well or commence that operation if that force majeure has continued for more than 6 months, provided that this period will be extended to 12 months if the Farmout Lands are located in a winter access only area. If the Farmee had conducted operations respecting that well prior to that force majeure, the Farmee will Abandon any associated well site and access roads at its sole cost, risk and expense, unless the Farmor has agreed to accept an assignment of those surface rights.

B. If the Farmee fails to pay the Overriding Royalty or any other amount required to be paid to the Farmor by the Farmee hereunder, Subclauses 505(b), (c) and (d) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to that default as if the Farmor is the Operator and the Farmee the defaulting Party thereunder, except that the reference in Paragraph 505(b)(vi) of that document to "Subclause (a) of this Clause" will be amended to read "Clause 5.06".

C. If the Farmee is in default of any of its obligations hereunder or under the Head Agreement, other than as provided in the preceding Subclauses of this Clause, the Farmor may give the Farmee notice stating the nature of that default. If the Farmee fails to commence to remedy that default within 30 days after receipt of that notice or fails to continue to remedy that default with due diligence thereafter, the Farmor may, by notice to the Farmee, terminate all or any portion of the interest of the Farmee acquired in the Farmout Lands hereunder, subject to Subclause D of this Clause.

D. No termination of the Farmee's interests or rights under this Clause will apply to any portion of the Farmout Lands in which the Farmee had earned a Working Interest hereunder, unless that default is with respect to any condition

subsequent applicable to those lands pursuant to Subclause 3.04A.

E. Nothing in this Article will release the Farmee from any obligation: (i) to indemnify or be liable to the Farmor pursuant to Clause 10.01; (ii) to pay any amount owing hereunder by the Farmee; (iii) to keep information confidential; or (iv) if applicable, to finish Abandoning an Earning Well.

F. The rights granted to the Farmor in this Article will be in addition to and not in substitution for any other right or remedy that the Farmor may have under this Agreement. The existence or the exercise of those rights or the termination of the Farmee's interests or rights under this Clause will not deprive the Farmor of any other right or remedy at law or in equity, including damages and indemnity.

13.02 Application Of Article To Other Financial Defaults

The provisions of Subclause 13.01B will apply mutatis mutandis between the Party owed an amount and the Party owing that amount with respect to: (i) the Farmor's failure to pay any required amount to the Farmee hereunder; (ii) any failure of a Party to indemnify the other Parties with respect to the operation of Clause 801 of the standard form 1990 CAPL Operating Procedure; and (iii) any failure of a Party to pay any amount applicable to its acquisition of Mutual Interest Lands pursuant to Article 8.00. However, if the default pertains to item (iii) of this Clause, the acquiring Party will have the option, in lieu of those rights, to terminate the defaulting Party's right to participate in that acquisition of Mutual Interest Lands by notice to that Party.

14.00 RESERVED FORMATIONS

14.01 Farmor's Access To Reserved Formations

The Farmor may enter upon the Farmout Lands at any time to drill a well to penetrate any Reserved Formations and to produce Petroleum Substances therefrom. The Farmor will conduct its drilling and any resultant producing operations with respect to the Reserved Formations in a manner that will interfere as little as is reasonably possible with drilling or production operations conducted on the Farmout Lands pursuant to this Agreement. Nothing in this Clause, however, permits the Farmor to use a well drilled to the Reserved Formations for the production or testing of Petroleum Substances from any zone contained in the Farmout Lands, unless otherwise agreed by the Parties or permitted under the Agreement.

15.00 DISPUTE RESOLUTION

15.01 Disputes Initially Referred To Mediation

The Parties will attempt to resolve any dispute arising under this Agreement through consultation and negotiation in good faith. If those attempts fail, the applicable Parties will then attempt to resolve that dispute through mediation, with costs of the mediation being shared equally by those Parties. However, any Party to that dispute may terminate the mediation at any time upon reasonable notice to the other Parties. If a dispute arises under a provision of this Farmout & Royalty Procedure that makes specific reference to this Clause, a Party must refer that dispute to arbitration for resolution pursuant to the provisions of the Arbitration Act of the Province of Alberta, as amended, after the terminated mediation. Otherwise, a Party may, if it so chooses, resort to judicial proceedings to resolve the dispute after the terminated mediation.

16.00 GOODS AND SERVICES TAXES

16.01 Joint Election For Goods And Services Tax

If the Agreement includes an Operating Procedure, the Parties jointly elect, effective as of the Effective Date, to have the Farmee account for goods and services tax in respect of all properties and services that are supplied, acquired or imported by the Farmee on behalf of the Parties, including, without limitation, any interest in properties that may be acquired by the Farmor pursuant to Article 6.00, while the election is in effect pursuant to paragraph 273(1)(a) of the Excise Tax Act (Canada). If there is more than one Farmee Party or a Party other than the Farmee is conducting operations on behalf of the Parties hereunder, the obligations of the Farmee in this Clause will be assumed by the Farmee Party designated as the

representative of the Farmee or that other Party, as the case may be.

17.00 APPLICATION OF PROCEDURES TO FURTHER OPERATIONS

17.01 Application Of Farmout & Royalty Procedure

This Farmout & Royalty Procedure will apply as of the Effective Date. It will apply to all matters or operations pertaining to the Farmout Lands until such time as the Farmee fully performs its obligations for those portions of the Farmout Lands to be earned by it hereunder. Notwithstanding any application of the Operating Procedure pursuant to Clause 17.02, this Farmout & Royalty Procedure will continue to apply following that earning with respect to:

(a) all provisions pertaining to the Overriding Royalty, including, without limitation, Articles 5.00, 6.00, 9.00 and 13.00, insofar as the Overriding Royalty exists hereunder; and

(b) Articles 7.00, 8.00, 10.00, 12.00, 14.00, 15.00 and 16.00, insofar as they do not cease to apply by their own terms.

Nothing in this Clause, however, will relieve the Farmor or the Farmee from any obligation or liability that accrued under the Head Agreement or this Farmout & Royalty Procedure prior to the date the Operating Procedure becomes effective.

17.02 Application Of Operating Procedure

Subject to Clause 17.01 and any restrictions imposed in the Head Agreement, each operation conducted upon any portion of the Farmout Lands in which the Farmee has earned a Working Interest hereunder will be conducted pursuant to the provisions of the Operating Procedure, if any. The initial Operator and the initial Working Interests of the Parties thereunder will be as set forth in the Head Agreement.

Schedule "D"

OPERATING PROCEDURE

Modified

CANADIAN ASSOCIATION OF PETROLEUM LANDMEN
1990

INDEX

OPERATING PROCEDURE

Attached to and forming part of the Farmout Agreement dated the 10th day of March A.D. 2008.

BETWEEN/AMONG: **Montello Resources (USA) Ltd., Park Place Energy Corp., Austin Developments Corp. and Blackrock Petroleum Corp.**

ARTICLE I

INTERPRETATION

101 DEFINITIONS - In this Operating Procedure, the following words and phrases shall have the following respective meanings, namely:

(a) "abandonment" means the proper plugging and abandoning of a well in compliance with the Regulations and the restoration of the well site to the satisfaction of any governmental body having jurisdiction with respect thereto and to the reasonable satisfaction of the owner or occupier of the surface.

(b) "Accounting Procedure" means the schedule entitled Accounting Procedure attached hereto and made a part of this Operating Procedure.

(c) "Affiliate" means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors, provided that a partnership which is a party and which is comprised solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates.

(d) "Agreement" means the agreement to which this Operating Procedure is attached and made a part.

(e) "Authority for Expenditure" or "AFE" means a written statement of an operation proposed to be conducted pursuant to this Operating Procedure, which statement shall include:

(i) the type, purpose and location of such operation, in sufficient detail to enable a party to understand the nature, scope and sequence of such operation, the proposed time frame over which such operation will be conducted and, if such operation is the drilling or deepening of a well, the projected total depth thereof, the proposed surface coordinates of the well and, if they will differ materially from the surface coordinates of the well, the proposed bottomhole coordinates therefor; and

(ii) the proposing party's estimate of the anticipated costs of such operation, which estimate shall be in sufficient detail to enable a party to identify, in summary form, the anticipated costs of the various identifiable segments of such operation, including, if applicable, those costs which relate to drilling, completing and equipping a well.

(f) "casing point" means that point in time when a well has been drilled to total depth, the authorized logs and tests have been run and a decision must be made by the Joint-Operators whether to set production casing and attempt to complete the well.

(g) "commercial quantities" means, with respect to a well, the anticipated output of petroleum substances from that well which would reasonably warrant drilling another well in the same area to the formation indicated to be productive by that well, having regard to anticipated drilling costs, completion costs, equipping costs and operating costs, the kind and quality of petroleum substances indicated, the anticipated availability of facilities for treating and processing such petroleum substances and the anticipated cost of such services, the anticipated availability of markets for such petroleum substances, the anticipated availability of transportation service for the delivery of such production to market and the anticipated cost of such service, the royalties and other burdens payable for the joint account with respect thereto, the probable life of the well and the anticipated price to be received for the petroleum substances as and when sold.

(h) "completion" means the installation in, on, or with respect to a well of all such production casing, tubing and wellhead equipment and all such other equipment and material necessary for the permanent preparation of the well for the taking of petroleum substances therefrom up to and including the outlet valve on the wellhead and includes, as necessary, the perforating, stimulating, treating, fracing and swabbing of the well and the conduct of such production tests with respect to such well as are reasonably required to establish the initial producibility of the well.

(i) "completion costs" means the costs of completing a well.

(j) "development well" means a well, insofar as the geological zones penetrated in the drilling thereof (or proposed to be penetrated, as provided in the AFE therefor or the operation notice relating thereto) are stratigraphically above the base of the deepest geological zone in which an existing well within 3.2 kilometres thereof (as measured from the coordinates where the other well penetrated, and the proposed well is anticipated to penetrate, the top of such geological zone) is or has been capable of production of petroleum substances in commercial quantities, provided that only geological zones and individual petroleum substances included in the joint lands in the spacing unit for such proposed well shall be considered when making such determination.

(k) "drilling costs" means all moneys expended (exclusive of completion costs and equipping costs) with respect to the drilling of a well, including, without restricting the generality of the foregoing, the cost of obtaining surface access to and for the site of the well, the preparation of the site of such well, the construction of such roadways as are reasonably necessary to gain access to the site of the well, the installation of all surface and intermediate casing respecting the well, the logging, coring and testing of the well and, in the event the well is not completed, but is abandoned, the cost of such abandonment.

(l) "equipping" means the installation of such equipment as is required to produce petroleum substances from a completed well, including, without restricting the generality of the foregoing, a pump (or other artificial lift equipment), the installation of the flow lines and production tankage serving the well and, if necessary, a heater, dehydrator or other wellsite facility for the initial treatment of petroleum substances produced from the well to prepare such production for transportation to market, but specifically excludes any such equipment, installation or facility that is (or is intended to be) a production facility.

(m) "equipping costs" means the costs of equipping a well.

(n) "exploratory well" means a well, insofar as it is not a development well.

(o) "for the joint account" means for the benefit, interest, ownership, risk, cost, expense and obligation of the parties in proportion to their respective working interests.

(p) "joint lands" means those lands and interests therein which have been made subject hereto by the Agreement, or so much thereof which remains subject hereto and, except where the context otherwise requires, shall include the petroleum substances within, upon or under those lands and interests, insofar as those lands and interests are subject to the title documents.

(q) "joint operation" means an operation conducted hereunder for the joint account.

(r) "Joint-Operator" means a party having a working interest in the joint lands, including the Operator if it has a working interest in the joint lands.

(s) "market price" means the price at which petroleum substances are to be sold pursuant to ArticleVI where a party does not take its share of petroleum substances in kind and separately dispose of the same, which price is not unreasonable, having regard to market conditions applicable to similar production in arm's length transactions at the time of such disposition, including, without restricting the generality of the foregoing, such factors as the volumes available, the kind and quality of petroleum substances to be sold, the effective date of the sale, the term of the sale agreement, the point of sale of the petroleum substances and the type of transportation service available for the delivery of the petroleum substances to be sold.

(t) "operating costs" means all moneys expended (exclusive of drilling costs, completion costs and equipping costs) to operate a well for the recovery of petroleum substances, as more particularly set forth in the Accounting Procedure and, where applicable, all moneys expended to operate a production facility hereunder.

(u) "Operator" means the party appointed by the Joint-Operators to conduct operations hereunder for the joint account, except as provided in Clause 1004.

(v) "party" means a person, corporation, partnership or body politic bound by this Operating Procedure.

(w) "participating interest" means the percentage share of the costs of an operation conducted hereunder (or any respective segment thereof) which a party has agreed to pay or is required to pay pursuant to this Operating Procedure.

(x) "paying quantities" means:

(i) in the case of a well which has been drilled, but not completed and equipped: the anticipated output from the well of that quantity of petroleum substances which would reasonably warrant incurring the completion costs and equipping costs of the well, considering the anticipated completion costs, equipping costs and operating costs associated therewith, the kind and quality of petroleum substances indicated, the anticipated availability of facilities for treating and processing such petroleum substances and the anticipated cost of such services, the anticipated availability of markets for such petroleum substances, the anticipated availability of transportation service for the delivery of such production to market and the anticipated cost of such service, the royalties and other burdens payable for the joint account with respect to such production, the probable life of the well and the anticipated price to be received for the petroleum substances produced therefrom as and when sold; or

(ii) in the case of a well completed for the taking of production: the output from the well of that quantity of petroleum substances which would reasonably warrant the taking of production from the well, considering the same factors as in paragraph (i) of this Subclause, except completion costs.

(y) "petroleum substances" means petroleum, natural gas and every other mineral or substance, or any of them, in which an interest in or the right to explore for is granted or acquired under the title documents.

(z) "production facility" means, subject to Article XIII and Clauses 1021, 1022 and 1408, any facility serving (or intended to serve) more than one (1) well (including, without restricting the generality of the foregoing, any battery, separator, compressor station, gas processing plant, gathering system, pipeline, production storage facility or warehouse), which is:

(i) constructed or installed for the joint account;

(ii) owned exclusively by the parties in accordance with their respective working interests;

(iii) initially intended to be utilized exclusively with respect to the production, treatment, storage or transmission of petroleum substances;

(iv) not used for fractionation of petroleum substances, sulphur extraction or separation of liquids by refrigeration; and

(v) not subject to a separate agreement governing the construction, ownership and operation of such facility;

and includes all real and personal property of every kind, nature and description directly associated therewith, excluding petroleum substances, the joint lands and the Operator's owned or leased equipment.

(aa) "proportionate share" means, with respect to a party, a percentage share equal to that party's working interest.

(bb) "Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the joint lands and over the operations to be conducted thereon.

(cc) "spacing unit" means:

(i) with respect to a well which has not been completed for the production of petroleum substances: the area allocated by the Regulations for the drilling of that well, provided that in the absence of such allocation or a specific designation in the Agreement, the spacing unit for the well shall be deemed to be the quarter-section, unit or similar geographical area which includes the bottomhole co-ordinates of the well; and

(ii) in every other case: the area allocated to the well pursuant to the Regulations for the purpose of producing petroleum substances in each zone from which such petroleum substances are to be produced.

(dd) "spud" means, with respect to a well, that a drilling rig of adequate capacity to drill that well to the total depth projected in the AFE therefor is rigged-up on location and that a drilling bit has penetrated the surface therefrom.

(ee) "title documents" means the documents of title by virtue of which the parties are entitled to drill for, win, take or remove petroleum substances underlying the joint lands, and all renewals, extensions or continuations thereof or further documents of title issued pursuant thereto.

(ff) "working interest" means the percentage of undivided interest held by a party in a production facility or the joint lands, or the respective zones, portions, parcels or parts thereof, which percentage is as provided in the Agreement or is as modified subsequently pursuant to the provisions hereof.

102 HEADINGS - Article headings and any other headings or captions or indices hereto shall not be used in any way in construing or interpreting any provision hereof.

103 REFERENCES - Unless otherwise expressly stated:

(a) the references "hereunder", "herein" and "hereof" refer to the provisions of this Operating Procedure, and references to Articles, Clauses, Subclauses or paragraphs herein refer to Articles, Clauses, Subclauses or paragraphs of this Operating Procedure;

(b) whenever the singular or masculine or neuter is used in this Operating Procedure, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires; and

(c) any reference to days herein is a reference to calendar days, and where the phrase "within" or "at least" is used with reference to a specific number of days herein, the day of receipt of the relevant notice or the day of the relevant event, as the case may be, shall be excluded in determining the relevant time period. However, in the event the time for doing any act expires on a Saturday, Sunday or statutory holiday in either the Province of Alberta or Canada, the time for doing such act shall be extended to the next normal business day, except as prescribed in the Accounting Procedure with respect to the payment of billings.

104 OPTIONAL AND ALTERNATE PROVISIONS - Where alternate or optional provisions are provided for herein and the parties have failed to designate which alternate shall apply or whether a respective optional provision shall be included, the first alternate provision in each such case shall apply as if the parties had designated the same, and the remaining optional provision shall be deemed not to form a part hereof.

105 DERIVATIVES - Where a term is defined herein, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

106 USE OF CANADIAN FUNDS - All references to "dollars" or "$" herein shall mean lawful currency of Canada, and all payments and receipts shall be made and recorded in lawful currency of Canada.

107 CONFLICTS - If any provision contained in the Agreement conflicts with a provision herein, the provision in the Agreement shall prevail, and if a provision herein conflicts with a provision in an exhibit or schedule attached hereto, the provision herein shall prevail. In the event of a conflict between any provision in the Agreement or this Operating Procedure and the Regulations or the title documents, the Regulations or the title documents, as the case may be, shall govern, except that: (i) the working interests shall prevail if there is a difference between the working interests and the registered interests in the title documents; and (ii) the allocation of responsibility for losses as provided herein (including, without restricting the generality of the foregoing, Article IV hereof) shall govern the relationship of the parties. If there is a conflict as provided above, the Agreement or this Operating Procedure, as the case may be, shall be modified accordingly to the extent necessary to resolve such conflict, and, as so modified, shall continue in full force and effect.

ARTICLE II

APPOINTMENT AND REPLACEMENT OF OPERATOR

201 ASSUMPTION OF DUTIES OF OPERATOR - The Operator named in the Agreement, or any succeeding Operator appointed hereunder, shall assume the duties and obligations of the Operator hereunder and shall have all the rights of the Operator hereunder.

202 REPLACEMENT OF OPERATOR -

(a) The Operator shall be replaced immediately and another Operator appointed forthwith pursuant to Clause 206 upon notice to such effect being served by any party to the other parties if:

(i) the Operator becomes bankrupt or insolvent, commits or suffers any act of bankruptcy or insolvency, is placed in receivership, seeks debtor relief protection under applicable legislation (including, without restricting the generality of the foregoing, the Bankruptcy Act of Canada and the Companies' Creditors Arrangement Act of Canada) or permits any judgement to be registered against its working interest, and without restricting the generality of the foregoing, an Operator shall be deemed insolvent for the purposes of this Clause if it is unable to pay its debts as they fall due in the usual course of business or if it does not have sufficient assets to satisfy its cumulative liabilities in full; or

(ii) the Operator assigns or purports or attempts to assign its general powers and responsibilities of supervision and management as Operator hereunder.

(b) The Operator shall be replaced and another Operator appointed pursuant to Clause 206 if:

(i) the Joint-Operators agree, by the affirmative vote, by notice to the other parties, of two (2) or more Joint-Operators representing a majority of the working interests, to replace the Operator, provided that a single Joint-Operator holding more than a sixty-six percent (66%) working interest in the joint lands shall have the right, by notice to the other parties, to replace the Operator and to become Operator at the time prescribed by Subclause 206 (d), unless it would then be subject to replacement pursuant to paragraph 202 (a)(i); or

(ii) the Operator defaults in its duties or obligations or any of them hereunder and, within thirty (30) days after written notice from a majority in working interest of the Joint-Operators, excluding the Operator, specifying the default and requiring the Operator to remedy the same, it does not commence to rectify the default and

thereafter diligently continue to remedy the default.

203 CHALLENGE OF OPERATOR - At any time after an Operator has been Operator for at least two (2) years, any Joint-Operator, other than the Operator, may give notice ("the challenge notice") to the other parties that it is ready, able and willing to conduct operations for the joint account on more favourable terms and conditions. The challenge notice shall contain sufficient detail to enable the receiving parties to evaluate the nature of the challenge notice and to measure the effect the revised terms and conditions would have on joint operations. The Operator shall, within sixty (60) days after receipt of the challenge notice, advise the Joint-Operators either that:

(a) it is prepared to operate on the terms and conditions set out in the challenge notice, whereupon it shall forthwith proceed to do so; or

(b) it is not prepared to operate on the terms and conditions set out in the challenge notice and that it will resign as Operator effective not later than ninety (90) days following the sixty (60) day period provided above.

Failure by the Operator to advise the Joint-Operators of its election within such sixty (60) day period shall be deemed to be an election by the Operator to resign. If the Operator resigns, a new Operator shall be appointed pursuant to Clause 206, whereupon such new Operator shall operate on the terms and conditions set out in the challenge notice. If no other Joint-Operator is prepared to act as Operator on the terms and conditions set out in the challenge notice, the Joint-Operator giving the challenge notice shall become the new Operator and shall thereafter conduct operations pursuant to the undertakings made by it in the challenge notice. Any costs in excess of those set out in the challenge notice shall be for the new Operator's sole account. Notwithstanding Clause 204, the new Operator shall not resign from the position of Operator until it has acted as Operator for a period of at least two (2) years. A Joint-Operator may not issue a challenge notice or become Operator pursuant thereto if, at the time of issuing the challenge notice or the time it would become Operator pursuant thereto, it would be subject to replacement as Operator pursuant to Subclause 202(a) if it were Operator at that time.

204 RESIGNATION OF OPERATOR - Subject to Subclause 202(a) and Clauses 203 and 205, the Operator may resign as Operator on giving each of the Joint-Operators ninety (90) days' notice of its intention to do so.

205 MODIFICATION OF TERMS AND CONDITIONS BY OPERATOR - At any time after an Operator has been the Operator for a continuous period of two (2) years, it may give notice ("the Operator's notice") to the other parties of the revised terms and conditions on which it is prepared to continue to conduct joint operations. Within sixty (60) days of receipt of the Operator's notice, each Joint-Operator shall advise the Operator whether it agrees to the Operator continuing as Operator and conducting joint operations on the terms and conditions contained in the Operator's notice, provided that failure by a Joint-Operator to respond within such period shall be deemed to be agreement by that party to the terms and conditions in the Operator's notice. If any Joint-Operator does not so agree, it shall give notice ("counter proposal") to the other parties of the terms and conditions upon which it would conduct joint operations. Any such counter proposal shall be deemed to be a challenge of Operator and shall be subject to all of the terms and conditions of Clause 203, as though such counter proposal was "the challenge notice" provided therein, except that in determining the merits of the counter proposal, it shall be compared to the terms and conditions contained in the Operator's notice, rather than to the existing operating terms and conditions.

206 APPOINTMENT OF NEW OPERATOR -

(a) If an Operator resigns or is to be replaced, a successor Operator shall be appointed by the affirmative vote (by notice to the other parties) of two (2) or more parties representing a majority of the working interests in the joint lands, provided that a single Joint-Operator holding more than a sixty-six percent (66%) working interest in the joint lands shall have the right, by notice to the other parties, to become the Operator hereunder, unless it would then be subject to replacement pursuant to paragraph 202 (a)(i). If there are only two (2) Joint-Operators and the Operator that resigned or is to be replaced is one of the Joint-Operators, the other Joint-Operator shall have the right to become the Operator.

(b) No party shall be appointed as Operator hereunder unless it has given its written consent to the appointment. However, if the parties fail to appoint a successor Operator or if any appointed Operator fails to carry out its duties hereunder, the party having the greatest working interest shall act as Operator pro tem, with the right, should a similar situation re-occur after a new Operator has been appointed, to require the party having the next greatest working interest to act as Operator pro tem and so on as the occasion demands.

(c) No provision of this Article shall be construed to re-appoint as next-succeeding Operator an Operator who had been replaced under Clause 202, except with the unanimous consent of the parties.

(d) Except as provided in Subclause 202 (a), every replacement of Operator shall take effect at eight o'clock in the morning (0800 hours) on the first (1st) day of the calendar month following the determination to replace the Operator pursuant to Subclause 202 (b) or such other date as may be prescribed pursuant to Clause 203 or 204, as the case may be, notwithstanding anything contained herein.

207 TRANSFER OF PROPERTY ON CHANGE OF OPERATOR - At the effective date of the resignation or replacement of an Operator as provided in this Article II, the Operator being replaced shall deliver to the successor Operator possession of:

(a) the wells being drilled or operated by the Operator hereunder, except any wells in respect of which the succeeding Operator is not entitled to information, which shall be operated by a party determined pursuant to Clause 1004 until the successor Operator becomes entitled to such information;

(b) all production facilities, other facilities and funds held for the joint account, together with all production, if any, which has not been delivered in kind;

(c) copies of books of account and records kept for the joint account or pertaining to wells delivered hereunder; and

(d) all documents, agreements and other papers relating to property transferred hereunder.

Upon compliance with such obligation, the outgoing Operator shall be released and discharged from, and the successor Operator shall assume, all duties and obligations of the Operator, except those unsatisfied duties and obligations of the outgoing Operator which had accrued prior to the effective date of the change of Operator, for which the outgoing Operator shall continue to remain liable.

208 AUDIT OF ACCOUNTS ON CHANGE OF OPERATOR - Within ninety (90) days after the successor Operator commences to act as Operator, the parties shall cause an audit to be made of the books of account and records kept for the joint account and may cause an inventory of controllable material to be taken. The cost of the audit and inventory shall be a charge for the joint account.

209 ASSIGNMENT OF OPERATORSHIP - In the event the Operator wishes its assignee to replace it as Operator after having disposed of all or a portion of its working interest in the joint lands and any production facilities to such assignee pursuant to Article XXIV, such assignee shall have the right to become Operator if it is an Affiliate of the Operator or, if it is not an Affiliate of the Operator, if the parties agree that it shall become Operator pursuant to Clause 206. Should an assignee which is an Affiliate of the Operator become the Operator pursuant to this Clause, the two (2) year time periods described in Clauses 203 and 205 shall be calculated as if the assignment had not occurred and the audit prescribed pursuant to Clause 208 shall not be required.

ARTICLE III

FUNCTION AND DUTIES OF OPERATOR

301 CONTROL AND MANAGEMENT OF OPERATIONS -

(a) The Operator shall consult with the Joint-Operators from time to time with respect to decisions to be made for the exploration, development and operation of the joint lands and the construction, installation and operation of any production facilities, and the Operator shall keep the Joint-Operators informed with respect to operations planned or conducted for the joint account. Subject to the provisions hereof, the Operator is hereby delegated the management of the exploration, development and operation of the joint lands and the construction, installation and operation of any production facilities for the joint account on behalf of the Joint-Operators.

(b) The Operator shall be entitled to make or commit to such expenditures for the joint account as it considers

necessary and prudent in order to conduct a good and workmanlike operation on the joint lands for the joint account. However, the Operator shall not make or commit to an expenditure for the joint account for any single operation, the total estimated cost of which is in excess of twenty-five thousand ($25 000) dollars, without an approved Authority for Expenditure from the Joint-Operators, unless the expenditure is reasonably considered by the Operator to be necessary by reason of an event endangering life or property or is required by the Regulations and failure to make such expenditure could result in the prosecution of the Operator thereunder. If the Operator is required to make such an expenditure, it shall promptly advise the Joint-Operators of the nature of such event or requirement and the expenditure anticipated to be associated therewith.

(c) Approval of an Authority for Expenditure by a party shall constitute that party's approval of all expenditures necessary to conduct the operation described therein, subject to the provisions of Article IX. However, if the Operator incurs or expects to incur expenditures with respect to a joint operation which would exceed by more than ten percent (10%) the total amount estimated in the AFE therefor, the Operator thereupon shall, for informational purposes only, forthwith advise the Joint-Operators of such overexpenditure, the Operator's explanation therefor and the Operator's revised estimate of the cost of such operation. The Operator thereafter shall provide estimates of current and cumulative costs incurred for the joint account with respect to such operation. Such estimates shall be provided on a daily basis where practical, but in any event at intervals of not greater than ten (10) days until the operation is completed.

302 OPERATOR AS JOINT-OPERATOR - The Operator shall have all of the rights and obligations of a Joint-Operator with respect to its working interest.

303 INDEPENDENT STATUS OF OPERATOR - The Operator is an independent contractor in its operations hereunder. The Operator shall supply or cause to be supplied all material, labor and services necessary for the exploration, development and operation of the joint lands and the operation of any production facilities for the joint account. The Operator shall determine the number of employees respecting its operations, their selection, their hours of labour and their compensation. All employees and contractors used in its operations hereunder shall be the employees and contractors of the Operator.

304 PROPER PRACTICES IN OPERATIONS - The Operator shall conduct all joint operations diligently, in a good and workmanlike manner, in accordance with good oilfield practice and the Regulations.

305 BOOKS, RECORDS AND ACCOUNTS - The Operator shall, with respect to all joint operations, keep and maintain true and correct books, records and accounts with respect to the development and progress made, drilling done, the conduct of other operations, the production of petroleum substances and the disposition thereof in the manner prescribed herein and in the Accounting Procedure. The Operator shall, upon request of a Joint-Operator, make available in Alberta and there permit each Joint-Operator during normal business hours to inspect such books, records and accounts and to make extracts or copies therefrom and thereof, and to audit the Operator's books, records and accounts as provided in the Accounting Procedure. However, a Joint-Operator shall not have the rights granted under this Clause with respect to a well while not entitled to information with respect to that well.

306 PROTECTION FROM LIENS - The Operator shall pay, or cause to be paid, as and when they become due and payable all accounts of contractors and claims for wages and salaries for services rendered or performed and for materials supplied with respect to the joint lands, any joint operations and any production facilities. The Operator shall keep the joint lands and any production facilities free from liens and encumbrances resulting therefrom, unless there be a bona fide dispute with respect thereto.

307 JOINT-OPERATOR'S RIGHTS OF ACCESS - Except as otherwise provided herein, the Operator shall permit each Joint-Operator or its duly authorized representative, at that Joint-Operator's sole risk, cost and expense, full and free access at all reasonable times to inspect and observe all production facilities and all joint operations being conducted upon the joint lands and to the records on location of current operations being conducted thereon.

308 SURFACE RIGHTS - The Operator shall acquire and maintain for the joint account all necessary surface rights respecting joint operations.

309 MAINTENANCE OF TITLE DOCUMENTS -

(a) Except as otherwise provided herein or in the Agreement, the Operator shall, on behalf of the parties and for the joint account, comply with all the terms and conditions of the title documents including: (i) the payment of rentals; (ii) the

payment of any encumbrances agreed to be borne for the joint account; and (iii) the performance of all things necessary to maintain the title documents in good standing and in full force and effect. However, nothing in this Clause shall be construed to require or permit the Operator to drill a well or conduct any joint operation without the approval of the Joint-Operators, if their approval of an Authority of Expenditure with respect thereto is required pursuant to Clause 301.

(b) The Operator shall consult with the parties in a timely manner with respect to any applications it proposes to make under the Regulations to maintain any of the title documents in good standing, including, without restricting the generality of the foregoing, continuation and grouping applications and any other material decisions which are required to be made to maintain any of the title documents in good standing. The Operator shall provide the parties in a timely manner with copies of material correspondence pertaining to the maintenance of the title documents.

(c) If the joint lands are subject to a particular title document whereby the parties may select some (but not all) of such joint lands for the joint account in a successor title document as a result of work or operations which have been conducted (in this Clause called a "lease selection"), the following shall apply to the lease selection:

(i) the parties having a working interest in such title document shall consult, at least ten (10) days prior to the date upon which the lease selection is required, to attempt to agree on the lease selection; and

(ii) insofar as the parties are unable to agree on the joint lands to be included in the lease selection, the Operator shall determine the required number of minimum size geographic units prescribed by the Regulations with respect to a lease selection ("selection units") to complete the lease selection. This number shall be multiplied by each party's working interest, to determine the number of selection units which each party may select to complete the lease selection, with rounding of such number up or down to the nearest whole integer in the event such calculation would entitle a party to a selection of a partial selection unit. Each party shall be entitled to select for inclusion in leases, on a selection unit by selection unit basis, that number of selection units determined by such calculation, with the order of such selections to be determined by lot.

Following the conclusion of the lease selection process, the Operator shall submit the application for leases on behalf of the parties in such manner and at such time as are prescribed by the Regulations.

(d) If the joint lands are subject to a particular title document pursuant to which the parties may make a lease selection, a party may, at any time not earlier than one (1) year before the latest date such lease selection may be made pursuant to that title document, require the parties to select, for the purposes of Clause 1010 only, the lands which will be retained for the joint account in the manner prescribed in the Agreement or Subclause(c) of this Clause, as the case may be. The parties thereupon shall make such lease selection within ten (10) days of the receipt of such notice, as if such lease selection was required at such time. Unless otherwise agreed by the parties, such lease selection shall be binding on the parties for the purposes of determining whether a well is a title preserving well or portions of the lands are preserved lands, as those terms are defined in Clause 1010.

310 PRODUCTION STATEMENTS AND REPORTS - The Operator shall provide each Joint-Operator, before the twenty-fifth (25th) day of each month, with a statement showing production, inventories, sales and deliveries in kind to the parties of petroleum substances during the preceding month. The Operator shall also make all reports relating to joint operations as required by the Regulations and shall, upon request of a Joint-Operator, provide it with a copy of each such report filed by the Operator with any governmental agency.

311 INSURANCE - The Operator shall comply with the requirements of all Unemployment Insurance, Workers' Compensation and Occupational Health and Safety legislation and all similar Regulations with respect to workers employed in joint operations. Without in any way limiting the obligations or liabilities of the Operator, the Operator shall also comply with the provisions of **ALTERNATE B** below (Specify A or B: the ALTERNATE not specified is deemed to be deleted from this Operating Procedure):

ALTERNATE - A:

The Operator shall, prior to the commencement of joint operations, hold or cause to be held with a reputable insurance company or companies, and thereafter maintain or cause to be maintained for the joint account and benefit of the parties and their respective

Affiliates, directors, officers, servants, consultants, agents and employees, the insurance hereinafter set forth and any other insurance which is specifically required to comply with the Regulations. The insurance required pursuant to this Subclause shall apply to each separate claim and shall be as follows:

(i) Automobile Liability Insurance covering all motor vehicles or snowcraft and all terrain vehicles, owned or non-owned, operated or licenced by the Operator and used in joint operations (insofar only as they are used in joint operations), with an inclusive bodily injury, death and property damage limit of one million dollars ($1 000 000) per accident;

(ii) Comprehensive General Liability Insurance with an inclusive bodily injury, death, and property damage limit of one million dollars ($1 000 000) per occurrence, and, without restricting the generality of the provisions of this paragraph, such coverage shall include, but not be limited to, Employer's, Employer's Contingent Liability, Contractual Liability, Contractor's Protective Liability, Products and Completed Operations Liability; and

(iii) Aircraft Liability Insurance covering all aircraft, owned or non-owned, operated or licenced by the Operator and used in joint operations (insofar only as they are used in joint operations), with an inclusive bodily injury, death and property damage limit of five million dollars ($5 000 000) per occurrence.

- OR -

ALTERNATE - B:

The Operator shall, prior to the commencement of joint operations, hold or cause to be held with a reputable insurance company or companies, and thereafter maintain or cause to be maintained for the joint account and benefit of the parties and their respective Affiliates, directors, officers, servants, consultants, agents and employees, only that insurance as is specifically required to comply with the Regulations. It is the intention of the parties that, except as provided in the previous sentence and in Article IV, the cost of any accident, loss or any claim of or liability to third parties or to each other for bodily injury, death or property damage arising out of any operation conducted hereunder shall be borne individually by the parties participating in the operation, proportionate to their respective participating interests in the operation.

The following conditions shall be applicable to the ALTERNATE which is specified:

(a) The amount of the deductible specified for each accident or occurrence in any insurance policy maintained for the joint account shall not exceed the amount set forth in Clause 301 without the prior approval of the Joint-Operators.

(b) In the event that the policies which the Operator is required to obtain or maintain for the joint account are, in the Operator's reasonable opinion, unavailable or available only at an unreasonable cost, the Operator shall promptly notify the other Joint-Operators, in order that the parties may redetermine the policies which shall be held for the joint account. Subject to the provisions of this Clause, policies obtained for the joint account pursuant to this Clause may contain terms, conditions or exclusions affecting or limiting the risks covered thereby or the circumstances under which the insurer may be required to indemnify or compensate the parties thereunder, provided that such terms, conditions or exclusions are, in the Operator's reasonable opinion, the best available from the marketplace on reasonable terms and ordinary or appropriate. However, the Operator shall obtain the prior consent of the parties with respect to any such change which is made after the relevant policy or policy renewal has been acquired for the joint account.

(c) If the Operator makes any payments with respect to any losses, damages, claims or liabilities arising out of joint operations which are covered by insurance policies maintained for the joint account hereunder with the approval of the insurers thereof or if the Operator makes any payments authorized hereunder with respect to any other losses, damages, claims or liabilities arising out of such operations, such payments shall be a charge for the joint account. However, the Operator shall diligently attempt to process its claims under such policies with respect to such losses, damages, claims or liabilities, and shall promptly credit the joint account the amount it ultimately recovers under such policies. Insofar as such charge is one which is not to be borne for the joint account pursuant to Article IV, the Operator shall adjust the accounts of the parties accordingly at such time as it is determined that the charge is not to be borne for the joint account.

(d) The Operator shall use reasonable efforts to ensure that each insurance policy maintained for the joint account pursuant to this Clause includes: a provision that coverage is primary to any other coverage carried by the parties (other than coverage maintained by a party to reduce its exposure to a deductible), a provision that such policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and a provision that the insurer shall provide the Operator with sixty (60) days' written notice of cancellation of such policy.

(e) Each party shall be responsible for insuring its own interest in the joint lands and any production facilities with respect to physical damage to property, loss of income, Operator's Extra Expense, Pollution Liability and any insurance other than that referred to in the Alternate specified in this Clause. Each party shall ensure that each policy maintained by it for its own account hereunder shall contain waivers of all rights, by subrogation or otherwise, against the other parties and their respective Affiliates, directors, officers, servants, consultants, agents and employees.

(f) The Operator shall provide each Joint-Operator with written notice of damages or losses incurred hereunder as soon as practicable after the damage or loss has been discovered. The Operator shall provide the Joint-Operators with such assistance and materials as is required to substantiate such damages or losses for the purposes of the Joint-Operators' insurance coverages.

(g) The Operator shall, with respect to joint operations, use every reasonable effort to have its contractors and sub-contractors:

(i) comply with Unemployment Insurance, Workers' Compensation and Occupational Health and Safety legislation and all other similar Regulations applicable to workers employed by them; and

(ii) carry such insurance in such amounts as the Operator deems necessary, provided that such insurance policies shall include waivers of all rights, by subrogation or otherwise, against the parties and their respective Affiliates, directors, officers, servants, consultants, agents and employees.

312 TAXES - Except as otherwise provided herein or in the Agreement, the Operator shall initially pay, for the joint account, all taxes with respect to property held for the joint account, provided that nothing herein contained shall require or permit the Operator to pay for the joint account income taxes, mineral taxes, or any other taxes, assessments or levies based on reserves, on a unit of production or on the value thereof unless required to do so by the Regulations. The Operator shall promptly provide each applicable Joint-Operator with copies of all tax notices or assessments received by it respecting property held for the joint account and for which payment is not the responsibility of the Operator.

ARTICLE IV

INDEMNITY AND LIABILITY OF OPERATOR

401 LIMIT OF LEGAL RESPONSIBILITY - Notwithstanding Clauses 303 and 304, the Operator, its Affiliates, directors, officers, servants, consultants, agents and employees shall not be liable to the other Joint-Operators, or any of them, for any loss, expense, injury, death or damage, whether contractual or tortious, suffered or incurred by the Joint-Operators resulting from or in any way attributable to or arising out of any act or omission, whether negligent or otherwise, of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees in conducting or carrying out joint operations, except:

(a) when and to the extent that such loss, expense, injury, death or damage relates to a risk against which the Operator is required to carry insurance for the joint account, as provided in Clause 311, and is within the limits of such required insurance (insofar as such limits exceed the deductible applicable thereto), provided that if the Operator had maintained the required insurance covering such loss, expense, injury, death or damage, the Operator shall be released from the responsibility and indemnity otherwise imposed by this Clause to the extent that the insurer thereunder is financially unable to pay all or any portion of a valid claim with respect to such loss, expense, injury, death or damage or such insurer is determined by a court of competent jurisdiction not to be required to make payment with respect to such loss, expense, injury, death or damage under such policy of insurance; and

(b) when and to the extent that such loss, expense, injury, death or damage is a direct result of, or is directly attributable to, the gross negligence or wilful misconduct of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees, provided that an act or omission of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees shall be deemed not to be gross negligence or wilful misconduct, insofar as such act or omission was done or was omitted to be done in accordance with the instructions of or with the concurrence of the Joint-Operators.

To the extent that the conditions in Subclauses (a) or (b) of this Clause apply (but subject to the exceptions provided therein), the Operator shall be solely liable for such loss, expense, injury, death or damage and, in addition, shall indemnify and save harmless each other Joint-Operator and its Affiliates, directors, officers, servants, consultants, agents and employees from and against the same and also from and against all actions, causes of action, suits, claims and demands by any person or persons whomsoever in respect of any such loss, expense, injury, death or damage, and any costs and expenses relating thereto. However, in no event shall the responsibility of the Operator prescribed by this Clause extend to losses suffered by the Joint-Operators respecting the loss or delay of production from the joint lands, including, without restricting the generality of the foregoing, loss of profits or other consequential or indirect losses applicable to such loss or delay of production.

402 INDEMNIFICATION OF OPERATOR - Except as otherwise provided in Clause 401, the Joint-Operators hereby indemnify and save harmless the Operator, its Affiliates, directors, officers, servants, consultants, agents and employees from and against any and all actions, causes of action, suits, claims, demands, costs, losses and expenses resulting from loss, injury, death or damage respecting any person, which may be brought against or incurred or suffered by the Operator, its Affiliates, directors, officers, servants, consultants, agents or employees or which the Operator, its Affiliates, directors, officers, servants, consultants, agents or employees may sustain, pay or incur by reason of, or which may be attributable to or arise out of, any act or omission of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees in conducting joint operations. All such liabilities shall be for the joint account and shall be borne by the Joint-Operators in the proportions of their respective working interests.

ARTICLE V

COSTS AND EXPENSES

501 ACCOUNTING PROCEDURE AS BASIS - The Accounting Procedure shall be the basis for all charges and credits for the joint account, except to the extent that the Accounting Procedure may be in conflict with the provisions herein or in the Agreement. The accounting and financial records maintained by the Operator with respect to the operations conducted by it hereunder shall be maintained separately from those kept by it with respect to operations which are not conducted hereunder, in accordance with established industry accounting practice.

502 OPERATOR TO PAY AND RECOVER FROM PARTIES - Subject to the provisions of Clause 503, the Operator shall initially advance and pay all costs and expenses incurred for the joint account. The Operator shall charge to each Joint-Operator its proportionate share of such costs and expenses, and each respective Joint-Operator shall pay the same to the Operator within thirty (30) days after receipt of the Operator's statement thereof.

503 ADVANCE OF COSTS -

(a) Upon approval of an Authority for Expenditure by a Joint-Operator, the Operator may, by notice, require that individual Joint-Operator to secure payment of its proportionate share of all costs to be incurred for the joint account pursuant to such AFE in a manner satisfactory to the Operator. If the payment is to be secured by an irrevocable standby letter of credit, it shall be established in favour of the Operator by that Joint-Operator with a Canadian chartered bank with respect to that Joint-Operator's proportionate share of the costs and expenses which are anticipated to be incurred pursuant to such AFE. In the event a letter of credit is so established, the Operator may draw on the letter of credit in the same manner and at the same time intervals as provided with respect to amounts to be paid by that Joint-Operator pursuant to such AFE.

(b) The Operator may, by notice to the Joint-Operators, require each Joint-Operator to advance its proportionate share of all costs to be incurred for the joint account, subject to Subclause(a) of this Clause. If the Operator so elects to cash call the Joint-Operators, it shall, not earlier than thirty (30) days prior to the first (1st) day of a calendar month, submit to each Joint-Operator an itemized written estimate of the costs which are expected to be paid by the Operator for the joint account hereunder in that calendar month, together with a request for payment by each Joint-Operator of its proportionate share thereof, insofar as such amount is not secured by Subclause (a) of this Clause. A Joint-Operator shall pay its share of such cash call to the Operator (or otherwise secure payment thereof as provided in Subclause (a) above) on or before the twentieth (20th) day after its receipt of such estimate or by the fifteenth (15th) day of the calendar month to which such estimate relates, whichever is the later.

(c) The Operator shall adjust each monthly billing to reflect advances received from a Joint-Operator hereunder. Costs in excess of the advances requested hereunder shall be billed and paid by the Joint-Operators pursuant to the Accounting Procedure. Amounts advanced by the Joint-Operators in excess of actual costs shall be refunded by the Operator with the related billing for the month in which the advance was paid. Any such excess amounts not refunded shall, at the option of each Joint-Operator, bear interest (payable by the Operator for the account of that Joint-Operator) on the same basis as is provided in paragraph 505 (b)(i).

504 FORECAST OF OPERATIONS - The Operator shall, from time to time at the request of a Joint-Operator, provide the Joint-Operators with a written forecast outlining all operations which it proposes to conduct for the joint account during the forecast period (which shall be not less than three (3) months and not more than twelve (12) months), together with the estimated costs thereof. Such forecasts are for informational purposes only and shall not commit the parties to make the expenditures described therein.

505 OPERATOR'S LIEN -

(a) Effective from the date of the Agreement, the Operator shall have a lien and charge, which is first and prior to any other lien, charge, mortgage or other security interest, with respect to the interest of each Joint-Operator in the joint lands, the wells and equipment thereon, the petroleum substances produced therefrom and any production facilities, to secure payment of such Joint-Operator's proportionate share of the costs and expenses incurred by the Operator for the joint account.

(b) If a Joint-Operator fails to pay or advance any of the costs or expenses incurred for the joint account which are to be paid or advanced by it within the time period prescribed by the Accounting Procedure or Clause 502 or 503, as the case may be, the Operator may, without limiting the Operator's other rights as contained in this Operating Procedure or otherwise held at law or in equity:

(i) charge such Joint-Operator compound interest, as computed monthly, with respect to such unpaid amount from the day such payment is due until the day it is paid, at the rate of two percent (2%) per annum higher than the rate designated as the prevailing prime rate for Canadian commercial loans by the principal Canadian chartered bank used by the Operator, regardless of whether the Operator has notified such party in advance of its intention to charge interest with respect to such unpaid amount;

(ii) withhold from such Joint-Operator any further information and privileges with respect to operations conducted hereunder, which information and privileges shall be conveyed or restored, as the case may be, to such Joint-Operator upon such default being fully rectified;

(iii) set-off against the amount unpaid by such defaulting Joint-Operator, any sums due or accruing to such Joint-Operator from the Operator pursuant to this Operating Procedure or any other agreement between the Operator and such Joint-Operator, whether executed before or after the effective date of the Agreement;

(iv) maintain an action or actions for such unpaid amounts and interest thereon on a continuing basis as such amounts are payable, but not paid by such defaulting Joint-Operator, as if the obligation to pay such amounts and the interest thereon were liquidated demands due and payable on the relevant date such amounts were due to be paid, without any right or resort of such Joint-Operator to set-off or counter-claim;

(v) treat the default as an immediate and automatic assignment to the Operator of the proceeds of the sale of such Joint-Operator's share of petroleum substances produced hereunder. Service of a copy of this Operating Procedure upon a purchaser of such petroleum substances from such Joint-Operator, together with written notice from the Operator, shall constitute a written irrevocable direction by the Joint-Operator to any such purchaser to pay to the Operator the proceeds from any such sale up to the amount owed to the Operator by such Joint-Operator hereunder (including any accrued interest with respect thereto), and such purchaser is authorized by such Joint-Operator to rely upon the statement of the Operator as to the amount so owed to it by such Joint-Operator; and

(vi) enforce the lien referred to in Subclause (a) of this Clause by taking possession of or using free of charge all or any part of the interest of the defaulting Joint-Operator in the joint lands, in all or any part of the production therefrom and equipment thereon or in any production facilities and all rights, powers and privileges of such Joint-Operator in connection with such interest until such default is fully rectified. Notwithstanding the provisions of Clauses 601 and 2401, the Operator may sell and dispose of any interest, production, equipment or production facility of which it has so taken possession, either in whole or in part or in separate parcels, at public auction or by private tender at a time and on whatever terms it shall arrange, having first given at least ten (10) days' prior written notice to such Joint-Operator of the time and place of the sale, provided that the Operator may only sell such interest, production, equipment or production facility to such person or persons for such price and on such conditions as the Operator determines are reasonable, having due regard, inter alia, to the possible recovery of funds for such Joint-Operator in excess of the amount owed by it hereunder. Such sale or other realization shall be without prejudice to the Operator's claim for deficiency and shall be free from any right of redemption on the part of such Joint-Operator (which right is hereby waived and released), and such Joint-Operator also waives all formalities prescribed by custom or by law with respect to such sale or other realization. The proceeds of the sale shall be first applied by the Operator in payment of any amount required to be paid by the defaulting Joint-Operator and not paid by it hereunder (including any accrued interest with respect thereto), and any balance remaining shall be paid to the defaulting Joint-Operator after deducting reasonable costs of the sale. Any sale made as aforesaid shall be a perpetual bar both at law and in equity against the defaulting Joint-Operator and its assigns and against all other persons claiming an interest in such property or any portion thereof sold as aforesaid by, from, through or under the defaulting Joint-Operator or its assigns.

However, the Operator may not exercise the rights granted in paragraphs (iii) - (vi) of this Subclause with respect to such default until at least thirty (30) days following the issuance of a notice to such Joint-Operator specifying such default and requiring the same to remedied.

(c) The obligation to pay interest at the rate specified in Subclause (b) with respect to a default is to apply until such default is rectified and shall not merge into a judgement for principal and interest, or either of them. The parties waive the application of any Regulations to the contrary, insofar as such waiver is permitted by the Regulations.

(d) Books and records kept by the Operator for the joint account shall constitute prima facie proof of the existence of any financial default hereunder, subject, however, to the rights of inspection and audit provided for elsewhere in this Operating Procedure.

(e) If the Operator is the party which defaults in paying its share of any cost or expense incurred for the joint account, the other parties may appoint a party as representative ad hoc of those parties, pending the appointment of a new Operator pursuant to Article II. Such party thereupon shall be entitled to exercise any of the rights and remedies otherwise available to the Operator pursuant to this Operating Procedure, mutatis mutandis, in order to rectify such default.

506 REIMBURSEMENT OF OPERATOR - If the Operator has not received full payment of a Joint-Operator's share of the costs and expenses of joint operations within three (3) months following the date the payment was due, each other Joint-Operator, upon being billed therefor by the Operator, shall contribute a fraction of the unpaid amount, excluding interest thereon, which fraction shall have:

(i) as its numerator - the working interest of such Joint-Operator; and

(ii) as its denominator - the aggregate working interests of all parties except the defaulting Joint-Operator.

Thereupon, each such contributor shall be proportionately subrogated to the Operator's rights pursuant to Clause 505 and to the interest thereafter payable thereunder on the unrecovered portion of its contribution.

507 COMMINGLING OF FUNDS - The Operator may commingle with its own funds the moneys which it receives from or for the account of the Joint-Operators pursuant to this Operating Procedure. Notwithstanding that moneys of a Joint-Operator have been commingled with the Operator's funds, the moneys of a Joint-Operator advanced or paid to the Operator, whether for the conduct of operations hereunder or as proceeds from the sale of production under this Operating Procedure, shall be deemed to be trust moneys, and shall be applied only to their intended use and shall in no way be deemed to be funds belonging to the Operator, other than in its capacity as the Joint-Operators' trustee.

ARTICLE VI

OWNERSHIP AND DISPOSITION OF PRODUCTION

601 EACH PARTY TO OWN AND TAKE ITS SHARE - Each party shall own its proportionate share of the petroleum substances produced from wells operated for the joint account. The Operator shall measure and deliver into the possession of each party, as and when produced at the first point of measurement, the proportionate share of petroleum substances owned by that party, exclusive of production which has been unavoidably lost and production which may be used by the Operator in producing operations respecting the joint lands. Each party shall, at its own expense, have the right to take in kind and separately dispose of its proportionate share of such production. Each Joint-Operator shall provide the Operator with such information respecting such Joint-Operator's arrangements for the disposition of its share of production as the Operator may reasonably require to fulfil its obligations hereunder.

602 PARTIES NOT TAKING IN KIND -

(a) Notwithstanding Clause 601, to the extent that a Joint-Operator does not take in kind and separately dispose of its share of production hereunder or advises the Operator that it will not be fulfilling that obligation, the Operator shall have the authority, but not the obligation, to dispose of such portion of the non-taking party's share of production, as the agent of the non-taking party, pursuant to any of the following options:

(i) the Operator may sell such production at the same price which the Operator receives from a third party under an arm's length sale contract for its own share of production, and account to the non-taking party for the proceeds of the sale applicable to the production sold on its behalf, less all direct processing and transportation expenses pertaining thereto and the applicable marketing fee prescribed by Clause 604; or

(ii) the Operator may sell such production at a market price to a third party in an arm's length transaction, and account to the non-taking party for the proceeds of the sale, less all direct processing and transportation expenses pertaining to such production and the applicable marketing fee prescribed by Clause 604; or

(iii) the Operator may purchase such production for the Operator's own account (or the account of an Affiliate) at a market price.

Insofar as the Operator disposes of all or a portion of a non-taking party's share of production pursuant to this Subclause, the Operator shall advise that party of the option pursuant to which the Operator disposed of that party's production within one (1) month of the commencement of that disposition.

(b) The Operator may not purchase production pursuant to paragraph (a)(iii) of this Clause under any arrangement which has a term exceeding one (1) month, unless such arrangement is terminable at any time on not greater than one (1) month's notice by the non-taking party to the Operator without an early termination penalty or other cost. If, pursuant to paragraph (a)(i) or (ii) of this Clause, the Operator proposes to enter into a sales contract which either has a term greater

than one (1) month or is not so terminable at any time on notice of one (1) month or less, the following shall apply:

(i) the Operator shall notify the non-taking party of such intention and provide it with a summary of the terms of the proposed contract in sufficient detail to enable the non-taking party to determine whether it wishes that portion of its share of production not being taken in kind and separately disposed of by it sold pursuant to the proposed contract;

(ii) the non-taking party shall notify the Operator within ten (10) days of the receipt of the Operator's notice whether it consents to having such production sold under such contract, provided that failure of the non-taking party to notify the Operator of its position within such period shall be deemed to be the consent of the non-taking party to the sale of such production pursuant to such contract;

(iii) if the non-taking party consents to having such production sold under such contract pursuant to the preceding paragraph, the Operator shall sell such production under such contract. If the non-taking party does not consent to having such production sold pursuant to such contract pursuant to the preceding paragraph, the non-taking party shall state in its notice whether it intends to commence taking such production in kind and separately disposing of the same, and, if so, it shall promptly supply the Operator with the information required by it pursuant to Clause 601; and

(iv) if the non-taking party does not consent to having such production sold under such contract pursuant to this Subclause and does not proceed to take such production in kind and separately dispose of the same, the Operator may dispose of such production pursuant to Subclause (a) of this Clause.

No contract described in this Subclause, however, shall have a term exceeding one (1) year without the consent of the non-taking party, unless that contract may be terminated by the Operator at any time on not greater than one (1) year's notice to the applicable purchaser.

(c) If a non-taking party proposes to commence to exercise its right to take in kind and separately dispose of its share of production hereunder, it shall give notice of such intention to the Operator and shall promptly supply the Operator with the information required by it pursuant to Clause 601. Such notice shall be effective either at the end of the term of any sale agreement pursuant to which such production is being sold by the Operator or at the date such agreement is terminated, if terminable by the Operator at an earlier date. However, such notice shall not be effective with respect to an agreement which is terminable by the Operator, unless the Operator has received such notice at least fifteen (15) days prior to any specified date upon which the Operator is required to serve notice to the applicable purchaser to terminate such agreement.

603 OPERATOR NOT TAKING IN KIND - To the extent that the Operator either is the party who does not take in kind and separately dispose of its proportionate share of production or the Operator does not intend to dispose of production not being taken in kind by another Joint-Operator pursuant to Clause 602, the Operator shall advise the other Joint-Operators, in a timely manner, of the information required by them to exercise their rights pursuant to this Clause 603. In such event, the Joint-Operators, or any one or more of them, shall have the same rights and obligations, mutatis mutandis, with respect to such share of production as the Operator has with respect to a Joint-Operator's share of production under Clause 602. Insofar as the provisions of this Clause are applicable and the Operator requires instructions respecting production and marketing to give effect to this Clause and, if applicable, Clause 602, the Operator shall follow the instructions which are given by the parties marketing production on behalf of the Operator and, if applicable, any other party hereunder. Two or more Joint-Operators exercising their rights under this Clause shall do so in proportion to their working interests, and shall attempt to coordinate their plans for the disposition of such production in such a manner that the instructions to be provided to the Operator with respect to such production shall be consistent. For so long as the Operator continues to be a non-taking party, it shall advise the other parties periodically when and how it proposes to take in kind and separately dispose of its share of production pursuant to Clause 601. If the Operator commences to take its share of production in kind and separately dispose of the same, the Operator thereupon shall have the right to sell a non-taking party's share of production pursuant to Clause 601 following the termination of any contract entered into on behalf of such non-taking party in accordance with Clauses 602 and 603.

604 MARKETING FEE - To the extent that a party fails to take in kind and dispose of all or a portion of its share of production and such production is disposed of either by the Operator pursuant to paragraph 602 (a)(i) or (ii) or by another

Joint-Operator pursuant to Clause 603, other than by way of a transaction described in paragraph 602 (a)(iii), the party so marketing such production shall be entitled to charge the non-taking party the marketing fee in **ALTERNATE A** below (Specify A or B), namely:

ALTERNATE - A:

The party so marketing such production on behalf of a non-taking party may charge that party a marketing fee equal to 2.5% of the sale price of such production, calculated at the wellhead.

- OR -

ALTERNATE - B:

The party so marketing such production on behalf of a non-taking party may charge that party a marketing fee which is either a percentage of the sale price of such production, calculated at the wellhead, or a specified fee, being (specify one option for each item):

(a) in the case of petroleum, % or $ /m^3;

(b) in the case of natural gas, % or $ /10^3m^3;

(c) in the case of natural gas liquids and substances other than petroleum and natural gas (but not including sulphur), % or $ /m^3; and

(d) in the case of sulphur, % or $ /t.

605 PAYMENT OF LESSOR'S ROYALTY - Each party shall pay or cause to be paid the Lessor's royalty and all other payments required pursuant to the title documents which are attributable to its proportionate share of the production of petroleum substances hereunder. However, the party disposing of a non-taking party's share of production pursuant to Clause 602 or 603 may pay the royalty attributable to that share of petroleum substances directly to the Lessor on behalf of the non-taking party, in which case the amount so paid shall be deducted from amounts owing to the non-taking party pursuant to Clause 606.

606 DISTRIBUTION OF PROCEEDS - Subject to the foregoing provisions of this Article, a party that disposes of another party's share of production pursuant to Clause 602 or 603 shall forthwith pay the proceeds of such sale, less all direct processing and transportation expenses pertaining to such production (if known at such time) and any applicable marketing fee prescribed by Clause 604, to the party on whose behalf such production was sold, and shall include with such payment a statement showing the manner in which the amount was calculated. If the disposing party does not pay such amount within ten (10) days following its receipt or, if not previously deducted from the proceeds of such sale hereunder, the non-taking party does not pay the direct processing and transportation expenses applicable to such production within thirty (30) days of being invoiced therefor by the disposing party, the provisions of Subclause 505 (b) shall apply, mutatis mutandis, between the non-taking party and the disposing party with respect to such outstanding amounts. Proceeds of sale of a party's share of production pursuant to Clause 602 or 603 and the applicable marketing fee prescribed by Clause 604 shall be determined by reference to the volume of production taken by each party in a month.

607 AUDIT BY NON-TAKING PARTY - To the extent only that a party sells all or a portion of the share of production of a party which does not take in kind and separately dispose of the same hereunder, the audit provisions of the Accounting Procedure shall apply, mutatis mutandis, with respect to such sale between the party who sold such production and the party on whose behalf such production was sold, provided that the party who sold such production shall not be required to provide the auditors with access to any contract described in paragraph 602 (a)(i).

608 DISPOSING PARTY TO BE INDEMNIFIED - In the event a party does not take in kind and separately dispose of its share of production and another party disposes of such production on behalf of the non-taking party pursuant to this Article, the non-taking party shall indemnify the disposing party with respect to any injury, loss or damage which the disposing party may suffer with respect to such sale by virtue of defects in the non-taking party's title to such production.

ARTICLE VII

OPERATOR'S DUTIES RE CONDUCTING JOINT OPERATIONS

701 PRE-COMMENCEMENT REQUIREMENTS - If the Operator proposes to conduct a joint operation, the following conditions shall apply:

(a) The Operator shall submit an Authority for Expenditure for such operation to each Joint-Operator for its approval, if required by Clause 301. Such Authority for Expenditure shall be void unless it has been approved by all of the Joint-Operators within forty-five (45) days of being submitted to them by the Operator. The Operator shall promptly advise the Joint-Operators whether such Authority for Expenditure has been approved by all of the Joint-Operators.

(b) An Authority for Expenditure which was approved by the parties shall be void if the operation to which it relates is not commenced within the later of one hundred and twenty (120) days following the date the Authority for Expenditure was submitted to the other parties by the Operator or forty-five (45) days following the anticipated date of commencement specified therein with respect to such operation, as the case may be, provided that in no event shall such operation be commenced later than one hundred and eighty (180) days following the submission of such Authority for Expenditure to the parties by the Operator.

(c) Submission or approval of an Authority for Expenditure shall not preclude any party from giving an operation notice under Clause 1002 with respect to the operation proposed in the AFE. However, approval of the Authority for Expenditure by all parties before expiration of the response period provided in Clause 1002 with respect to that operation notice shall nullify such operation notice.

(d) If the operation is the drilling of a well for the joint account, the Operator shall submit to each Joint-Operator at least forty-eight (48) hours prior to the commencement of the well:

(i) written notice of intention to spud such well;

(ii) a copy of the plan of each well location survey, the application for the well licence and, when available, a copy of the well licence; and

(iii) a copy of the proposed program of drilling, coring, logging, testing and casing the well, and, subject to Article IX, a Joint-Operator shall be deemed to have approved the program, unless it notifies the Operator to the contrary within seven (7) days of receipt of such program.

702 DRILLING INFORMATION AND PRIVILEGES OF JOINT-OPERATORS - During the drilling of a well for the joint account, the Operator shall provide to each Joint-Operator:

(a) immediate notice of the spud date of the well;

(b) the surface elevation of the well;

(c) daily drilling and geological reports;

(d) access to the Operator's set of samples of the cuttings of formations penetrated and a complete sample description, or, if specifically requested by a Joint-Operator, a complete set of samples of the cuttings of the formations penetrated for its own retention;

(e) access to all cores taken and copies of any core analysis conducted for the joint account;

(f) immediate advice of any porous zones with showings of petroleum substances encountered and the proposed tests, if any, to be run on those porous zones;

(g) a reasonable opportunity for each Joint-Operator to have a representative present to witness and observe any tests conducted pursuant to Subclause (f) of this Clause;

(h) access to each well, including derrick floor privileges as set forth in Clause 307; and

(i) estimates of current and cumulative costs incurred for the joint account.

703 LOGGING AND TESTING INFORMATION TO JOINT-OPERATORS - Upon a well being drilled for the joint account reaching total depth (or during the drilling of the well, if any such operations are to be conducted prior to the well reaching its projected total depth), the Operator shall:

(a) test it in accordance with the approved program;

(b) make such further tests as are warranted in the circumstances, of any porous zones with showings of petroleum substances encountered or indicated by any survey and provide each Joint-Operator with a reasonable opportunity to have a representative present to witness and observe any such tests;

(c) take representative mud samples and drillstem test fluid samples in order to obtain accurate resistivity, mud filtrate and formation water readings and supply each Joint-Operator with the information pertaining thereto in a timely manner;

(d) supply each Joint-Operator, in a timely manner, with copies of the drillstem test and service report on each drillstem test run, including copies of pressure charts; and

(e) run all log surveys agreed upon among the Joint-Operators, supply each Joint-Operator, in a timely manner, with copies of each log so run and provide each Joint-Operator with a reasonable opportunity to have a representative present to witness and observe any such surveys.

704 WELL COMPLETION AND PRODUCTION INFORMATION TO JOINT-OPERATORS - During any completion operation conducted for the joint account, the Operator shall:

(a) complete the well in accordance with the approved program and supply each Joint-Operator with current reports on all completion activities which, without restricting the generality of the foregoing, shall include:

(i) a summary of the casing program;

(ii) the location and density of perforations;

(iii) details of formation treatment and stimulation;

(iv) results of back pressure tests;

(v) daily completion reports; and

(vi) estimates of current and cumulative costs incurred for the joint account; and

(b) promptly provide each Joint-Operator with all relevant information pertaining to any formation tests and production tests conducted on the well and daily advice as to the nature, rate and amount of petroleum substances and other fluids produced from the well.

705 WELL INFORMATION SUBSEQUENT TO COMPLETION - Subsequent to the completion of any well completed for the joint account, the Operator shall supply to each Joint-Operator:

(a) copies of any directional, temperature, caliper or other well surveys conducted for the joint account;

(b) copies of any petroleum, natural gas, water or other substance analyses made with respect to the well, provided that if the Operator does not make analyses of water and petroleum substances, representative samples of water and petroleum substances (other than natural gas) recovered from each test shall be supplied;

(c) a complete summary of the drilling and completion of the well;

(d) written notice of the commencement of production of any of the petroleum substances from the well; and

(e) initial production rates and the nature, kind, and quality of petroleum substances and any other substances produced from the well.

706 DATA SUPPLIED IN ACCORDANCE WITH ESTABLISHED STANDARDS - The Operator shall supply all data to be provided to the Joint-Operators hereunder in accordance with established industry standards.

707 ADDITIONAL TESTING BY LESS THAN ALL JOINT-OPERATORS - After giving written notice to each of the other Joint-Operators of its intention to do so, any Joint-Operator may, at its sole risk and expense (including rig costs), conduct such other or additional tests of its choosing in a well to which it is entitled to have access hereunder, unless the Operator advises such Joint-Operator that, in the Operator's opinion, the hole is not in satisfactory condition for that purpose. Subject always to Article IX and Clauses 1017 and 1801, the Joint-Operator so conducting any such tests shall retain all rights thereto and shall not be required to make the results thereof available to any other Joint-Operator pursuant to this Operating Procedure.

708 APPLICATION OF ARTICLE VII WHEN OPERATION CONDUCTED BY LESS THAN ALL PARTIES - If an operation hereunder is not conducted for the joint account, the provisions of this Article VII shall apply, mutatis mutandis, among those parties participating therein.

ARTICLE VIII

ENCUMBRANCES

801 RESPONSIBILITY FOR ADDITIONAL ENCUMBRANCES- If the working interest of a party is or becomes encumbered by any royalty, overriding royalty, production payment or other charge of a similar nature, other than the royalties payable to the grantor of the title documents and any charge to be borne for the joint account pursuant to either the Agreement or the agreement of the parties, such party shall be solely responsible for such additional encumbrance. In the event of any surrender, forfeiture or production penalty provided for in this Operating Procedure, such surrendered, forfeited or affected interest shall be freed of any such additional encumbrance caused, suffered or created by or through such party (or its predecessor in interest) at the sole cost and expense of such party, and such party shall indemnify the other parties for any losses they may suffer as a result of the failure of such party to fulfill the obligation to remove such additional encumbrance.

802 EXCEPTION TO CLAUSE 801 - Notwithstanding the preceding Clause (but subject to the provisions of the Agreement), the obligation to remove an additional encumbrance and to indemnify the other parties with respect thereto shall not apply, insofar as such additional encumbrance is created pursuant to the provisions of the Agreement or is specifically acknowledged therein to be a charge applicable to a party's working interest which shall continue to apply to such working interest following the application of the surrender, forfeiture or production penalty provisions hereof to such working interest.

ARTICLE IX

CASING POINT ELECTION

901 AGREEMENT TO DRILL NOT AUTHORITY TO COMPLETE - Agreement by the parties to drill or deepen a well for the joint account shall not be deemed to include agreement by any Joint-Operator to participate in the setting of production casing, the attempted completion of the well or any completion program set forth in the Authority for Expenditure submitted pursuant to Subclause 701(a).

902 ELECTION BY JOINT-OPERATORS RE CASING AND COMPLETION -

(a) The Operator shall immediately notify the Joint-Operators when a well being drilled for the joint account has been drilled to the authorized total depth and the logs and tests conducted pursuant to Article VII have been run. The Operator shall also notify the Joint-Operators at such time of the Operator's proposed program for completing the well and forthwith provide an AFE therefor.

(b) Subject to Subclause 1002 (c), each Joint-Operator shall have a period of twenty-four (24) hours after both the logs and results of the tests in which it participated and the Operator's proposed completion program respecting the well have been made available to it, to inform the Operator whether it wishes to participate in the setting of production casing and a completion attempt. Failure to reply to the notice from the Operator within such period shall be deemed to be an election by a party to participate in such completion attempt. If a party which elects to participate in the completion attempt fails to object to the Operator's proposed completion program by notice to the Joint-Operators within such period, that party shall be deemed to concur with that program. If the Operator proposes to alter the proposed completion program materially as a result of a party's objection to the Operator's proposed program, the Operator shall immediately notify all parties, and each party shall have the right for twelve (12) hours following the receipt of such notice to re-elect to participate in such completion attempt. Notwithstanding the foregoing portion of this Subclause, if Alternate 903A applies and a party's objection to the Operator's proposed completion program is that such party wishes to limit its participation in such operation to the setting of production casing and the suspension of the well, that party may so limit its participation in such operation. In such event, the cost recovery prescribed by Alternate 903A with respect to such party's limited participation shall apply only to that portion of the costs of such completion attempt not assumed by such party, if one or more of the other parties proceed to conduct such completion attempt at such time.

(c) If one or more Joint-Operators elect to participate in the completion attempt, the participating parties shall proceed to run production casing and attempt to complete the well for the taking of petroleum substances. If none of the Joint-Operators elect to participate in the completion attempt, the Operator shall abandon the well.

(d) Notwithstanding the foregoing Subclauses of this Clause and Clause 903, in the event the Operator's proposed program pursuant to this Clause is the setting of production casing in the well and the suspension of the well, so that the well may be re-entered at some unspecified later date for the conduct of an unspecified completion program, the approval of a Joint-Operator to participate in such program shall not constitute the approval of that Joint-Operator to participate in the attempted completion of such well at such time as it may be conducted, and Clause 1008 shall apply to such subsequent re-entry and completion attempt.

903 LESS THAN ALL PARTIES PARTICIPATE - If one or more, but not all, of the parties elect to set production casing and attempt to complete the well and the well is completed for the taking of petroleum substances in paying quantities, **ALTERNATE A** below (Specify A or B) shall apply, namely:

ALTERNATE - A:

The setting of production casing and the completion attempt shall be considered an independent operation under the provisions of Article X (including the provisions of Clause 1009 if the well is abandoned before the penalty in Clause 1007 is recovered), as if the independent operation were with respect to a development well or an exploratory well, as the case may be, provided that the drilling costs of the well shall not be considered when calculating the amount recoverable pursuant to paragraph 1007(a)(iv).

- OR -

ALTERNATE - B:

Each party not participating in the setting of production casing and the completion attempt shall assign to the parties that paid such non-participating party's share of such costs, all of the assignor's interest in the spacing unit of the well, insofar only as it relates to the zone in which the well is so completed, subject to Clause 1015. The assignees shall forthwith pay to the assignors the latter's share of the estimated salvage value of the material and equipment placed in or on the well prior to commencement of the completion attempt.

904 ABANDONMENT OF WELL - If one or more, but not all, of the parties elect to set production casing and attempt to complete the well pursuant to Clause 903 and the participating parties in such completion attempt then propose to abandon the well within six (6) months of the expiry of the twenty-four (24) hour period provided in Clause 902, they shall so notify the non-participating parties. Such abandonment shall be for the joint account, except that:

(a) the participating parties in the completion attempt shall bear all extra costs of the abandonment incurred by reason of the completion attempt; and

(b) income received by the participating parties from the sale of petroleum substances produced from the well within such six (6) month period and any amounts received from the sale of salvable material and equipment shall firstly be applied to abate costs incurred by those parties in the completion attempt, and the excess, if any, shall be a credit for the joint account.

If the well is not abandoned within such six (6) month period, the participating parties in the setting of production casing and, if applicable, the completion attempt shall be solely responsible for the costs of abandoning the well, subject, if applicable, to the reacquisition of participation in the well by a non-participating party pursuant to Clause 1007 or 1008, as the case may be.

905 PROVISIONS OF ARTICLE X TO APPLY - The provisions of Article X shall apply, mutatis mutandis, to operations conducted pursuant to this Article by one or more, but not all, of the parties, except to the extent that those provisions would conflict with those contained in this Article IX.

ARTICLE X

INDEPENDENT OPERATIONS

1001 DEFINITIONS - In this Article, the following words and phrases shall have the following respective meanings, namely:

(a) "independent operation" means an operation to be conducted hereunder by less than all of the parties.

(b) "non-participating party" means a party which does not participate in an independent operation.

(c) "operation notice" means a notice of intention to conduct an independent operation.

(d) "participating party" means a party which participates in an independent operation.

(e) "proposing party" means the party or parties which issue an operation notice.

(f) "receiving party" means a party which receives an operation notice.

1002 PROPOSAL OF INDEPENDENT OPERATION -

(a) The parties normally shall consult with respect to decisions to be made for the exploration, development and operation of the joint lands. Whether or not such consultation has occurred or has been requested, a party may at any time become a proposing party and give to the other parties an operation notice for an operation on or with respect to the joint lands or the construction or installation of a production facility, including therein or therewith:

(i) the nature of the operation;

(ii) the proposed location of the operation;

(iii) the anticipated time of commencement and estimated duration of the operation;

(iv) the classification, if applicable, of the operation as a development well or exploratory well and the application

of Clause 1010 thereto, if any; and

(v) an Authority for Expenditure, provided that an Authority for Expenditure otherwise submitted hereunder shall not in itself be construed as an operation notice unless it is specifically part of an operation notice served pursuant to this Article X.

(b) A receiving party shall be deemed to have elected not to participate in the operation proposed in an operation notice unless, within thirty (30) days after receipt of such operation notice, that receiving party has given notice to the proposing party that it elects to participate in the operation. However, if the operation notice states that the operation is to be conducted for the purpose of evaluating lands specified therein which either have been offered for public tender by a governmental authority or which it is known will be so offered within sixty (60) days after receipt of the operation notice, such thirty (30) day period shall be reduced to fifteen (15) days, provided that no operation shall be considered as being conducted for such evaluation if none of the lands proposed to be evaluated are within 1.6kilometres of the location of the proposed well. Notwithstanding the foregoing portion of this Subclause, if the operation notice pertains to a proposed deepening, plugging back, whipstocking, re-entry and completion of a suspended well, recompletion or reworking pursuant to Clause 1008, the drilling or service rig to be used in such operation is then at the location thereof and the operation notice states that such rig is so located, such thirty (30) or fifteen (15) day response period shall be reduced to forty-eight (48) hours, during which period all incremental expenses accruing as a consequence of the issuance of such operation notice, including, without restricting the generality of the foregoing, standby time, shall be for the account of the proposing party and, if conducted, the other participating parties.

(c) The participating parties shall have the right to participate in the independent operation in the proportions that their respective working interests bear one to the other, and a participating party which does not elect to limit its participation in such operation shall be deemed to have elected to participate to the extent of its working interest, increased by its proportionate share of the unassumed percentage of participation respecting such operation. A proposing party, in the operation notice, and a receiving party, in its response thereto, may elect to participate in the independent operation only to the extent of its working interest or only to the extent of its working interest increased by its proportionate share of the unassumed percentage of participation respecting such operation, with a limitation as to the maximum amount of such increased participation such party is prepared to accept. If there remains an unassumed percentage of participation respecting such operation following those elections, the proposing party shall be deemed to have withdrawn the operation notice, unless the participating parties otherwise agree to assume such unassumed percentage of participation within five (5) days of the completion of such process if the response period applicable to the operation notice is greater than forty-eight (48) hours and within twelve (12) hours of the completion of such process if the response period applicable to the operation notice is forty-eight (48) hours or less.

(d) Once the applicable response period prescribed by Subclause (b) above has expired or upon receipt of the responses of all of the receiving parties to the operation notice, whichever first occurs, the proposing party shall forthwith give notice to the parties specifying how the costs, risks and benefits of the operation will be shared hereunder.

(e) A party may become a proposing party with respect to more than one operation at any given time, and may serve as many operation notices as it so wishes and proceed to conduct operations pursuant thereto. However, no single operation notice shall relate to more than one well, and the receiving parties shall not be required to respond to an operation notice pertaining to a well unless and until each operation notice previously served by that proposing party respecting a well located within 3.2 kilometres of the proposed well has expired, been withdrawn or the operation proposed thereunder has been completed and the information therefrom has been provided to the receiving parties, to the extent required by Clauses 1018 and 1019. If a party serves more than one (1) operation notice at one time, it shall, subject to the foregoing provisions of this Subclause, state the order in which the operation notices are deemed to be received by the receiving parties, provided that if it fails to specify the order, the operation notices shall be deemed to be received in accordance with Clause 2201.

1003 TIME FOR COMMENCING THE OPERATION - The proposing party may begin the operation without waiting for the applicable response period prescribed by Clause 1002 to lapse, provided that the proposing party shall not be obligated to supply any information with respect thereto to a receiving party until such time as it elects to participate in such operation. However, the proposing party shall not commence the operation more than ninety (90) days after the operation notice is deemed to be received by the receiving parties, unless the operation is the construction or installation of a production facility, in which case the operation shall

not be commenced more than one hundred and fifty (150) days following such receipt. In the event the operation is not commenced within the applicable period, such operation notice thereupon shall be void, unless and to the extent that the receiving parties consent to the delay of the commencement of the operation. If the operation notice lapses in such manner, the proposing party may serve a new operation notice for the operation within or after the expiration of such period.

1004 OPERATOR FOR INDEPENDENT OPERATIONS - Notwithstanding anything to the contrary contained in this Operating Procedure, the proposing party shall be the Operator with respect to any operation proposed as an independent operation, unless the parties otherwise agree or the proposing party would be disqualified from serving as Operator pursuant to Subclause 202(a). If the Operator is a participating party, but not the proposing party, with respect to a well proposed as an independent operation, the Operator shall succeed the proposing party as Operator with respect to such operation at the completion of such operation or, if agreed by the proposing party and the Operator, at the completion of a particular phase of the operation.

1005 SEPARATE ELECTION WHERE WELL STATUS DIVIDED -

(a) If the proposed independent operation is the drilling of a well which would be in part a development well and in part an exploratory well, the proposing party shall identify the respective portions of the well in the operation notice. The proposing party shall also estimate the costs separately for each portion of the well in the operation notice. For the purposes of such allocation of costs, the costs of the development well shall only be those costs which would be anticipated to be incurred if the well were being drilled and, if applicable, completed as a development well only, and all additional costs anticipated to be incurred as a consequence of the well also being drilled as an exploratory well (including, without restricting the generality of the foregoing, the utilization of any special equipment or casing to enable the well to be drilled to such depth) shall be allocated to that portion of the well which will be an exploratory well.

(b) Each receiving party electing to participate in a well described in the preceding Subclause shall elect to participate to the extent only that it is a development well or to the extent that it is both a development well and an exploratory well. However, a party which elects to participate in such well without specifying the extent of its participation shall be deemed to have elected to participate in the entire well.

(c) If the participation in the well varies between the well as a development well and the well as an exploratory well, the following shall apply:

(i) If the well is capable of producing petroleum substances in paying quantities from at least one (1) zone in each of the development well and the exploratory well portions of the well and such petroleum substances can be produced simultaneously from all such zones through the well, the Operator for the participating parties in the deepest producing zone shall operate the well. It shall apportion the operating costs of the well to each zone on an equitable basis, and deliver to the Operator for the participating parties in each productive zone the total share of production from such zone. Each such Operator shall account for such production to the respective participating parties in accordance with Clause 1007, as if a separate operation had been conducted with respect to each producing zone.

(ii) Notwithstanding anything to the contrary contained in paragraph (i) of this Subclause, if the well is capable of producing petroleum substances in paying quantities from at least one (1) zone in each of the development well and the exploratory well portions of the well, but such petroleum substances cannot be produced simultaneously from all such zones through the well, the participating parties in the exploratory well portion of the well shall have the pre-emptive right to complete the exploratory well portion of the well. However, if those participating parties exercise such pre-emptive right, they shall promptly reimburse the participating parties in the development well portion of the well all costs incurred by them in drilling and, if applicable, completing the well as a development well. Thereafter, the well shall be deemed to be a single operation, ab initio, involving the drilling of an exploratory well only and conducted by the participating parties in the exploratory well portion of the well pursuant to this Article X. However, for the purposes of the application of Clause 1007 between the participating parties in the exploratory well portion of the well and the participating parties in the development well portion of the well, the costs so reimbursed to the latter shall be deemed to be operating costs and included as a charge under paragraph 1007(a)(ii), and the amount prescribed by paragraph 1007(a)(iv) with respect to those parties shall exclude the costs of drilling and, if applicable, completing the well as a development well.

1006 ABANDONMENT OF INDEPENDENT WELL - If an independent operation is the drilling of a well and the well is not capable of production of petroleum substances in paying quantities, the participating parties shall abandon the well in a timely manner.

1007 PENALTY WHERE INDEPENDENT WELL RESULTS IN PRODUCTION - If an independent operation proposed in an operation notice is the drilling of a well, the following shall apply with respect thereto:

(a) If such well is completed for the production of petroleum substances from one or more zones, the participating parties shall be entitled to retain possession of the well and all production from such zones through the well until the gross proceeds (calculated at the wellhead) from the sale of such production equals the aggregate of:

(i) one hundred percent (100%) of the Lessor's royalty and any overriding royalties or other encumbrances thereon which otherwise would have been borne for the joint account which are paid with respect to such production, subject to Subclause 1007(b);

(ii) one hundred percent (100%) of the operating costs applicable to the well;

(iii) two hundred percent (200%) of the equipping costs of the well; and

(iv) a multiple of the drilling costs and completion costs of the well as a development well or an exploratory well, as the case may be, being **300%** with respect to a development well and **500%** with respect to an exploratory well, provided that if such well was in part a development well and in part an exploratory well and such well was completed for production only as an exploratory well, all of the drilling costs and completion costs of such well shall be deemed to have been incurred solely with respect to an exploratory well, except that, subject to paragraph 1005(c)(ii), the costs of drilling and, if applicable, attempting to complete the well as a development well shall be excluded for the purposes only of determining the amount prescribed by this paragraph with respect to a party which was only a participating party with respect to the development well portion of the well.

The Operator for the participating parties shall notify the non-participating parties upon recovery of the proceeds prescribed by paragraphs (i) to (iv) of this Subclause not later than thirty (30) days following such recovery. Subject to Subclause 1021(b), each non-participating party shall have thirty (30) days following receipt of such notice within which to elect to accept or refuse participation in the well, the applicable zones and the production therefrom, provided that failure of a non-participating party to make an election within such period shall be deemed to be an election to accept such participation to the extent of its working interest in the spacing unit of the well. Subject to Clause 1015, **if** a non-participating party refuses participation as above provided, it shall be deemed to have forfeited its right of participation in and to the well and to the spacing unit of the well, insofar only as it relates to the applicable zones and the production therefrom, to the participating parties therein. If a non-participating party elects to accept participation in the well, the applicable zones and the production therefrom as above provided, its participation shall be equal to its working interest, and shall be effective as of the time when the gross proceeds of production from the well equalled the aggregate of the amounts prescribed by paragraphs (i), (ii), (iii) and (iv) of this Subclause, whereupon the accounts of the parties shall be adjusted accordingly. Thereafter, the well shall be held for the account of the parties then participating therein, and shall be operated by the Operator if it is one of the parties so participating, or an Operator appointed pursuant to Clause 1004 if the Operator has elected to forfeit its interest in the well.

(b) Notwithstanding the preceding Subclause, in the event the working interest of one or more of the parties is encumbered by an encumbrance not borne for the joint account which falls within the exception in Clause 802, the following shall apply to such additional encumbrance for the purposes of the calculation in Paragraph 1007(a)(i):

(i) if a participating party's working interest is encumbered by such an additional encumbrance, amounts paid by that participating party with respect to the application of such additional encumbrance to the production from the relevant well shall not be included in paragraph 1007(a)(i), subject to paragraph (ii) of this Subclause; and

(ii) if a non-participating party's working interest is encumbered by such an additional encumbrance, the participating parties shall make the required payments with respect to the application of such additional encumbrance to the production from the relevant well. As between only that non-participating party and those participating parties receiving the assignment of the production attributable to that non-participating party's working interest pursuant to this Clause, one hundred and fifty percent (150%) of the amounts so paid on behalf of that non-participating party shall be included in paragraph (a)(i).

(c) Throughout the period that the participating parties are retaining production from a well pursuant to Subclause (a) of this Clause, the proceeds from such production shall be applied on a current basis and in order, to paragraphs (i), (ii), (iii) and (iv) of that Subclause.

(d) If any cash contributions are received by the participating parties pursuant to Clause 1802 with respect to the release of information respecting a well drilled as an independent operation, the contribution shall be credited to paragraph (a)(iv) of this Clause to reduce the cost thereof for the calculation of the penalty relating thereto.

(e) Notwithstanding anything to the contrary contained in this Article, no cash payments, incentives, grants, credits, waivers, exemptions, abatements or other benefits received by (or available to) the participating parties pursuant to the Regulations with respect to an independent operation shall be taken into account when calculating any of the items set forth in paragraphs (a)(i) to (iv) inclusive of this Clause, provided that this Subclause shall not entitle the participating parties to include in the amounts to be recovered under paragraph 1007(a)(i) any amount which is not paid by the participating parties.

1008 INDEPENDENT DEEPENING, PLUGGING BACK, WHIPSTOCKING, RE-ENTRY AND COMPLETION, RECOMPLETION, REWORKING OR EQUIPPING -

(a) No operation notice for a deepening, plugging back, whipstocking, recompletion or reworking operation may be given with respect to a well producing or capable of producing petroleum substances in paying quantities. No operation notice may be given for a deepening of a well below its authorized total depth if one or more parties propose to attempt to complete the well at or above that depth pursuant to ArticleIX, unless and until either those parties no longer propose to attempt such completion or such completion has been conducted without resulting in the production of petroleum substances in paying quantities.

(b) A non-participating party with respect to a well may not propose any operation in the well unless and until (and only to the extent that) it has regained the right to share in production from the well.

(c) If an independent operation is a deepening, plugging back, whipstocking, re-entry and completion of a suspended well, recompletion, reworking or equipping operation which results in the production of petroleum substances in paying quantities from one or more zones, the provisions of Subclauses 1007(a), (b), (c), (d) and (e) shall apply, mutatis mutandis, to such formations, the production therefrom, the operation and the recovery of costs of the operation (including the penalty provided therein), to the extent that such operation and production relates to the well as a development well or an exploratory well, as the case may be.

(d) If an independent operation is a deepening, plugging back, whipstocking, re-entry and completion of a suspended well, recompletion, reworking or equipping operation and within six (6) months of receipt of the operation notice by the receiving parties, the participating parties elect to terminate the operation or propose to abandon the well, they shall so notify the non-participating parties. Effective as of the date of issuance of that notice, the participating parties shall be deemed to have returned the well and the zones to the parties that held participating interests therein at the time such operation was proposed, and all further operations with respect thereto, including abandonment, shall, subject to Clause 904, be deemed to be proposed for the account of the parties then holding participating interests therein, except that:

(i) the salvable materials and equipment placed in and on the well by the participating parties shall be salvaged by and for the account of the participating parties; and

(ii) the participating parties shall bear all extra costs of abandonment incurred by reason of the operation.

If the participating parties do not propose termination of the operation or abandonment of the well within such six (6) month period, they shall forthwith thereafter pay to each non-participating party, its proportionate share of the net salvage value of the materials and equipment located in and on the well at the time the operation notice was received by the non-participating parties. The amounts so paid to those non-participating parties shall be deemed to be operating costs and included as a charge under paragraph 1007(a)(ii). Thereafter, a non-participating party shall have no legal responsibility with respect to the well, including the abandonment thereof, unless and until (and only to the extent that) it has resumed participation in the well and the production therefrom.

1009 WHERE WELL ABANDONED BEFORE PENALTY RECOVERED -

(a) If an independent operation is the drilling of a well and the well is to be abandoned before the gross proceeds of production therefrom equal the aggregate of the amounts prescribed by paragraphs 1007(a)(i) to (iv) inclusive, the participating parties shall abandon the well, record as a credit to the well the net salvage value of the materials and equipment recoverable from the well, as if such amount were proceeds from production, and report that credit in the monthly statement provided for in Clause 1013. If the gross proceeds from production from the well then exceed the aggregate of paragraphs 1007(a)(i) to (iv) inclusive, the excess amount shall be a credit for the joint account.

(b) Subject to Subclause (d) of Clause 1008, if an independent operation is the deepening, plugging back, whipstocking, re-entry and completion, recompletion, reworking or equipping of a well pursuant to Clause 1008 and the well is to be abandoned before the gross proceeds of production received therefrom by the participating parties after commencement of the operation equal the aggregate of the costs and penalties to be recovered by the participating parties pursuant to Subclause 1008 (c), the participating parties shall abandon the well, record as a credit to the well the net salvage value of the materials and equipment recoverable from the well, as if such amount were proceeds from production, and report that credit in the monthly statement provided for in Clause 1013. If the gross proceeds of production from the well then exceed the aggregate of the amounts chargeable to the well pursuant to Clause 1008, the excess amount shall be a credit for the joint account.

1010 EXCEPTION TO CLAUSE 1007 WHERE WELL PRESERVES TITLE -

(a) In this Clause, the following terms shall have the meanings hereby assigned to them, namely:

(i) "common preserved lands" means that portion of the preserved lands with respect to which subsequent title preserving well would have been a title preserving well had the title preserving well not been drilled, completed or recompleted.

(ii) "preserved lands" means any joint lands which would have been forfeited pursuant to a particular title document had a title preserving well not been drilled, completed or recompleted at the time and in the manner prescribed herein, subject to the designation of preserved lands pursuant to Subclause 309(d).

(iii) "subsequent title preserving well" means a well which is drilled, completed or recompleted hereunder at such time and in such manner that such well would have been a title preserving well with respect to all or a portion of the preserved lands had the title preserving well not been drilled, completed or recompleted.

(iv) "title preserving well" means a well which is drilled, completed or recompleted hereunder, where the failure to conduct such operation would result in the forfeiture of all or a portion of the joint lands contained in a title document and such operation is to be commenced not earlier than **180 days** prior to the date such forfeiture would occur pursuant to such title document.

(b) Notwithstanding Clauses 903, 1007 and 1008, a non-participating party with respect to a title preserving well shall forfeit:

(i) upon completion of such operation, one hundred percent (100%) of its working interest in such well and the spacing unit for such well to the participating parties in the title preserving well, insofar only as such spacing unit pertains to the preserved lands; and

(ii) at the date the preserved lands otherwise would have been forfeited pursuant to the relevant title document, one hundred percent (100%) of its remaining working interest in the balance of the applicable preserved lands to the participating parties in the title preserving well, subject to Subclauses (c) and (d) of this Clause.

(c) The following shall apply with respect to a subsequent title preserving well:

(i) a non-participating party with respect to the title preserving well which participates in the subsequent title preserving well shall not forfeit its working interest in any common preserved lands pursuant to paragraph (b)(ii) of this Clause;

(ii) a non-participating party with respect to the title preserving well which is also a non-participating party with respect to the subsequent title preserving well shall, if the subsequent title preserving well is located on a spacing unit of preserved lands, forfeit one hundred percent (100%) of its working interest in the subsequent title preserving well and the common preserved lands included in the spacing unit for such well to the participating parties in the subsequent title preserving well, rather than to the participating parties in such title preserving well pursuant to paragraph (b)(ii) or Subclause (d) of this Clause; and

(iii) a participating party in the title preserving well which is a non-participating party with respect to the subsequent title preserving well shall be subject to the production penalty prescribed by Clause 903, 1007 or 1008 with respect to the subsequent title preserving well and the spacing unit for such well, provided that if the subsequent title preserving well preserves lands in addition to those preserved by the title preserving well, that party shall be subject to the forfeiture of one hundred percent (100%) of its working interest in such additional preserved lands pursuant to paragraph (b)(ii) of this Clause.

(d) Subject at all times to paragraphs (b)(i), (c)(i) and (c)(ii) of this Clause, the working interest to be forfeited by a party in any common preserved lands shall be allocated equally to the title preserving well and the applicable subsequent title preserving well, to be then apportioned among the respective participating parties pursuant to Clause 1016.

(e) In the event of a dispute as to the classification of a well as a title preserving well or the determination of either the preserved lands or the common preserved lands, a party may, by notice to the other parties, refer the matter to arbitration under the provisions of the Arbitration Act or Ordinance of the province, state or territory where the joint lands are situated not later than forty-five (45) days after the date at which the preserved lands otherwise would have been forfeited pursuant to the applicable title document. The parties to such dispute thereupon shall diligently attempt to complete such arbitration in a timely manner.

1011 INDEPENDENT GEOLOGICAL OR GEOPHYSICAL OPERATION - Nothing in this Operating Procedure shall be interpreted to preclude a party from conducting a geological or geophysical operation on or with respect to the joint lands for its own account, provided that such operation shall not interfere with other joint operations. The parties not participating in such operation shall not be entitled to any information or data with respect thereto, unless such operation was the subject of an operation notice. In such event, any non-participating party may, prior to the end of the calendar year following the calendar year in which such operation was completed, pay to the participating parties two hundred percent (200%) of what its share of the cost of such operation would have been had the operation been conducted for the joint account. If a non-participating party makes that payment, it shall be entitled to a copy of all basic data obtained from the operation for its own use, but it shall not obtain any trading rights respecting that data or any interpretations of such data made by or for the participating parties, or any of them. The types and formats of data supplied to a non-participating party hereunder shall be consistent with established industry practice in data sales.

1012 USE OF BATTERY AND OTHER EQUIPMENT FOR INDEPENDENT WELL- To the extent that capacity is available with respect to production facilities operated for the joint account, the participating parties in an independent operation shall be permitted to make use of and to share them in the same manner as if the operation had been conducted for the joint account, provided that a reasonable allocation of operating costs is made with respect to such sharing of such production facilities. However, to the extent that such production facilities are not adequate to accommodate both the independent operation and wells operated for the joint account, the latter shall have priority with respect to the utilization of such production facilities.

1013 ACCOUNTS AND AUDIT DURING PENALTY RECOVERY -

(a) Subject to Clauses 305 and 1018, the Operator for an independent operation shall supply all parties with a monthly statement showing the status of the recovery of costs and penalties pursuant to this Article during the period of recovery of such costs and penalties. The provisions of the Accounting Procedure relating to the audit of accounts shall apply, mutatis mutandis, to the audit of accounts with respect to such recovery of costs and penalties by the participating parties.

(b) If it is determined that the recovery of the costs and penalties prescribed by this Article with respect to an independent operation has occurred and that the participating parties either have not issued the non-participating parties notice of such recovery or have issued the notice to the non-participating parties later than thirty (30) days following such recovery, each non-participating party shall have the right to elect, within thirty (30) days following receipt of such notice or the discovery by it that such notice had not been issued, to obtain participation in such operation in the manner provided in this Article, effective as of the date of such recovery. The accounts of the parties shall retroactively be adjusted accordingly if one or more of the non-participating parties elect to obtain participation in the well. If a non-participating party retroactively obtains participation in such operation and amounts are owing to the non-participating party as a result of such election, the non-participating party may charge the participating parties which assumed its share of costs of such operation interest on the amount so owing on the same basis as is provided in paragraph 505(b)(i).

1014 PARTICIPANT'S RIGHTS AND DUTIES RE INDEPENDENT OPERATIONS - Subject to the provisions of this Article, the provisions of this Operating Procedure relating to the rights, duties and obligations of the Operator and the Joint-Operators (including the provisions of Article IX) shall apply, mutatis mutandis, among the participating parties with respect to the conduct of the independent operation and, if applicable, to the operation of any well during the prescribed recovery of costs and penalties with respect thereto.

1015 REVERSION OF ZONE UPON ABANDONMENT - If a geological zone or the right to production therefrom was (or is to be) assigned to the participating parties by the non-participating parties as a result of an independent operation respecting a well and such well is subsequently abandoned in such zone, each non-participating party shall reacquire the interest so assigned (or to be assigned) by it with respect to such zone, effective at the completion of such abandonment, provided that in no event shall the non-participating parties assume any responsibility for the costs or risks associated with such abandonment. However, nothing in this Clause shall apply to any assignment of a working interest by a non-participating party pursuant to Clause 1010.

1016 BENEFITS AND BURDENS TO BE SHARED - Any resultant assignment of production or forfeiture of any interest in the joint lands by a non-participating party pursuant to this Article shall be allocated among the participating parties in the proportions in which those parties have borne that share of the cost of the independent operation which would have been applicable to the non-participating party had the operation been conducted for the joint account. Except as provided in the preceding sentence, the benefits and burdens relating to an independent operation shall be shared by the participating parties in the proportions of their participating interests therein.

1017 INDEMNIFICATION OF NON-PARTICIPATING PARTIES - The participating parties in an independent operation shall:

(a) be liable to the non-participating parties with respect thereto for any losses, costs, damages and expenses whatsoever (whether contractual or tortious) which those non-participating parties suffer, sustain, pay or incur; and

(b) in addition, indemnify and hold harmless those non-participating parties and their Affiliates, directors, officers, servants, consultants, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by those non-participating parties, their Affiliates, directors, officers, servants, consultants, agents and employees or which they may sustain, pay or incur;

insofar as they are a direct result of or directly attributable to any act or omission (whether negligent or otherwise) of the participating parties or their Affiliates, directors, officers, servants, consultants, agents, employees, independent contractors, licencees or invitees with respect to such independent operation.

1018 NON-PARTICIPATING PARTY DENIED INFORMATION - If an independent operation is the drilling of a well or is conducted on a well which has been drilled, the following shall apply with respect thereto:

(a) if the independent operation is the drilling of a well, a non-participating party shall not be entitled to access to the wellsite or any information with respect to the well, including monthly statements and audit privileges as provided in Clause 1013, until the earlier of the date it becomes a participating party or ninety (90) days after the date of the release of the drilling rig used to drill the well; or

(b) if the independent operation is conducted on a well which has been drilled, a non-participating party shall not be entitled to access to the wellsite or any information with respect such operation, including monthly statements and audit privileges as provided in Clause 1013, until the earlier of the date it becomes a participating party or one hundred and twenty (120) days after the date the operation notice is deemed to be received by it.

Once a non-participating party is entitled to access to the wellsite and such information, such party shall be provided with the rights and information to which it is entitled in a timely manner. However, if a non-participating party is required to make an assignment of such well pursuant to Clause 1010 with respect to such independent operation, such party shall not be entitled to access to the wellsite or any information with respect to the well pursuant to this Operating Procedure at any time.

1019 NO JOINT OPERATIONS UNTIL INFORMATION RELEASED - If the participating parties are temporarily withholding well information from a non-participating party pursuant to Clause 1018, no participating party shall propose or conduct any operation pertaining to a well on the joint lands within 3.2 kilometres of such well (except regular production and maintenance operations on producing wells) until it has released such information to the non-participating party.

1020 POOLING OR UNITIZATION PRIOR TO RECOVERY - If an independent operation is the drilling of a well (or is conducted with respect to a well which has been drilled) to which the forfeiture in Clause 1010 does not apply, the participating parties may include the well and its spacing unit in a pooling agreement or unit with the consent of the non-participating parties, which consent shall not be unreasonably withheld. If the well and the spacing unit are included in a pooling agreement or unit, the participating parties shall retain the production allocated to the spacing unit until they have recovered all costs and penalties to which they are entitled pursuant to this Article X. The credits and debits accruing to the participating parties under a pooling or unit agreement with respect to any adjustment of investment for well costs paid and equipment supplied by them shall be allocated to the payout account of the well by the participating parties in accordance with the principles in Clauses 1007 and 1008, and shall be recorded in the monthly statement referred to in Clause 1013.

1021 NON-PARTICIPATION IN INSTALLATION OF PRODUCTION FACILITY - The parties normally shall consult with respect to the construction, acquisition or installation of production facilities and attempt to negotiate either an individual agreement respecting the construction, acquisition or installation of a production facility or the fee to be charged to a party which wishes to utilize such production facility, but does not wish to participate in such construction, acquisition or installation. Whether or not such consultation has occurred or been requested, a party may at any time become a proposing party and give to the other parties an operation notice respecting a production facility.

A party which receives an operation notice respecting the construction, acquisition or installation of a production facility shall, pursuant to Clause 1002, elect: to participate in such proposed operation; not to participate in such operation, but to take in kind, before the inlet of such proposed production facility, its share of any petroleum substances which would otherwise utilize such production facility for production, processing, treatment, storage or transmission; or not to participate in such operation and to incur a penalty with respect to such operation on the basis provided in this Clause. Failure of a party to make an election with respect to such operation notice within the period prescribed by Clause 1002 shall be deemed to be an election by such party not to participate in such operation and to take in kind, before the inlet of such proposed production facility, its share of any petroleum substances which would otherwise utilize such production facility.

If a production facility is constructed, acquired or installed as an independent operation, the following shall apply between the participating parties and those non-participating parties which did not elect to take in kind, before the inlet of such production facility, their share of petroleum substances which otherwise would utilize such production facility:

(a) If the wells on the joint lands to which such operation pertains are held for the joint account, the participating parties shall be entitled to retain possession of the production facility and all production from such wells which would utilize such production facility (and a nonparticipating party's share of any other hydrocarbon substances as that party and the participating parties may otherwise agree), excluding any such production owned or attributable to any party

which has elected not to participate in such operation, but to take in kind such share of such production at the inlet of such production facility, until the gross proceeds (calculated at the wellhead) from the sale of such production equals the aggregate of:

(i) one hundred percent (100%) of the Lessor's royalty and any overriding royalties or other encumbrances thereon which otherwise would have been borne for the joint account which are paid with respect to such production, subject to Subclause (c) of this Clause;

(ii) one hundred percent (100%) of the operating costs incurred with respect to such production facility and its utilization for the production, processing, treatment, storage or transmission of petroleum substances; and

(iii) two hundred percent (200%) of the cost of the acquisition, construction and installation of such production facility.

The Operator for the participating parties shall notify those non-participating parties subject to the penalty upon recovery of the proceeds prescribed by paragraphs (i), (ii) and (iii) of this Subclause (a), not later than thirty (30) days following such recovery. Each such non-participating party shall have thirty (30) days following receipt of such notice within which to elect to accept or refuse participation in the production facility, provided that failure of such a non-participating party to make an election within such period shall be deemed to be an election to accept participation in such production facility. If such a non-participating party refuses participation as above provided, it thereby shall be deemed to have forfeited its right of participation in and to the production facility, and may thereafter only use such production facility with respect to its share of production from the joint lands for such fee as may be agreed from time to time with the parties which own such production facility, and failing agreement, in accordance with Subclause(d) of this Clause. If such a non-participating party elects to accept participation in the production facility, its participation in the production facility shall be equal to its working interest, and shall be effective as of the time the proceeds prescribed by paragraphs (i), (ii) and (iii) above have been recovered, whereupon the accounts of the participating parties and those non-participating parties so acquiring an interest in the production facility shall be adjusted accordingly. Thereafter, the production facility shall be held for the account of the parties participating therein, and shall be operated under the provisions of this Operating Procedure by the Operator if it is one of the parties so participating or by an Operator appointed pursuant to Clause 1004 if the Operator does not have a working interest in the production facility.

(b) Insofar as Clause 1007 applies to a well to which such operation pertains prior to the recovery of the amounts prescribed by Subclause 1007(a), Subclause (a) of this Clause shall apply immediately following the recovery of the amounts prescribed by Subclause 1007(a), such that a non-participating party with respect to the well may not resume participation in such well until the recovery of the additional amounts prescribed by Subclause (a) of this Clause.

(c) Except to the extent modified in this Clause, Subclauses 1007(b), (c), (d) and (e) shall apply, mutatis mutandis, to this Clause.

(d) To the extent that a party which elected to take in kind, before the inlet of such production facility, its share of petroleum substances which would otherwise utilize such production facility, does not take such petroleum substances in kind, the parties owning such production facility may, on behalf of such party, produce, process, treat, store or transmit that share of petroleum substances so delivered to such production facility. In such event (but subject always to any individual agreement negotiated by the parties owning such production facility and such other party respecting the utilization of such production facility), the parties owning such production facility shall, in addition to any marketing fee applicable pursuant to Article VI, be entitled to charge such other party a fee sufficient to cover the cost of producing, processing, treating, storing or transmitting, as the case may be, such other party's share of petroleum substances so utilizing such production facility, which fee shall also include a reasonable rate of return on capital investment in accordance with the principles in Clause 1404.

1022 NON-PARTICIPATION IN EXPANSION OF PRODUCTION FACILITY - Subject to Clause 1408, the provisions of Clause 1021 shall apply, mutatis mutandis, to an expansion of or an addition to an existing production facility, except that:

(a) Participation in such operation shall be limited to those parties holding a working interest in such production facility at the time such operation is proposed;

(b) A party holding a working interest in a production facility which receives an operation notice respecting such operation shall elect either to participate in such operation or to be subject to the recovery of the costs associated with such operation on the basis provided in Subclause 1021 (a);

(c) A party holding a working interest in a production facility which is a non-participating party with respect to such operation shall acquire its working interest in the portion of the production facility resulting from such operation following the recovery of costs prescribed in Clause 1021; and

(d) If such operation is to be conducted prior to the recovery of costs prescribed by Subclause 1021(a) with respect to the construction or installation of such production facility, the costs of such operation shall be added to the costs to be recovered pursuant to that Subclause with respect to those non-participating parties subject to such cost recovery, provided that the proceeds of production to be applied against such costs shall be applied firstly to the penalty prescribed by Clause 1021 with respect to the construction, acquisition or installation of such production facility.

ARTICLE XI

SURRENDER AND QUIT CLAIM OF JOINT LANDS

1101 INITIATION OF SURRENDER PROPOSAL AND QUIT CLAIM OF INTERESTS-

(a) Not later than sixty (60) days before a rental date or other obligation date with respect to the joint lands affected (except an obligation to pay royalty or a drilling obligation not being enforced under the title documents), a party who proposes that some or all of the joint lands be surrendered to the grantor under the applicable title documents shall give notice to such effect to the other parties, subject to Subclause (b) of this Clause. Not later than thirty (30) days before the next ensuing rental date or other obligation date under the respective title documents included in the surrender notice, the parties receiving the notice shall each give notice to all other parties stating whether or not they wish to join in the proposed surrender. Failure to respond to such notice shall be deemed to be an election not to join in the surrender. Any party giving notice of the proposed surrender or giving notice of its intention to join in the proposed surrender may, by notice to the other parties, revoke its notice of intention to surrender at any time up to, but not later than, thirty (30) days before the next ensuing rental date or other obligation date under the respective title documents.

(b) Notwithstanding the preceding Subclause, the joint lands proposed for surrender must be of such dimensions that the grantor of the title documents to which such lands are subject would be obligated to accept the surrender pursuant to the title documents, and a party may not propose the surrender of a portion of the joint lands while an obligation exists with respect to such lands which cannot be avoided by the surrender or quit claim of those lands to the grantor of the title documents to which they are subject.

1102 SURRENDER BY ALL PARTIES - Subject always to the provisions of Articles IX and X, if all parties join in a surrender under Clause 1101, the Operator shall proceed forthwith to salvage for the joint account all salvable material, equipment upon the lands to be surrendered, and, if applicable, any production facilities serving solely wells located upon the lands to be surrendered. The parties shall promptly execute and deliver to the Operator all documents necessary to effect the surrender, which documentation shall be prepared by the Operator. The Operator shall thereafter deliver all such documents to the grantor of the applicable title documents in order to effect the surrender properly.

1103 SURRENDER BY LESS THAN ALL PARTIES - If less than all parties join in the surrender, the parties not joining in the surrender shall (unless the Operator is one of them) promptly appoint an Operator pro tem for the parties retaining the applicable lands and interests. Such Operator shall be responsible for taking the necessary steps to ensure payment of rentals or the meeting of any other obligation to maintain such lands and interests in good standing for the benefit of the retaining parties.

1104 ASSIGNMENT OF SURRENDERED INTEREST -

(a) Effective as of 2400 hours on the day before the rental or other obligation referred to in Clause 1101 is required to be

paid or met with respect to a title document included in the surrender notice, the parties which elected to surrender shall assign all of their interest in the joint lands and interests which were the subject of the proposed surrender notice to the retaining parties, in proportion to the retaining parties' working interests in the joint lands or in such proportions as the retaining parties may otherwise agree. Within thirty (30) days after receipt of the assignment, the parties shall determine, in accordance with the Accounting Procedure, the assignors' pre-surrender working interest share of the net salvage value of the recoverable material and equipment on the lands so assigned less the assignors' pre-surrender working interest share of the estimated cost of abandoning each well on the lands so assigned. The accounts of the parties shall be adjusted accordingly within thirty (30) days of such determination, and the provisions of Subclause 505(b) shall apply, mutatis mutandis, in the event the parties have not adjusted their accounts by such time.

(b) Upon the assignment described in the preceding Subclause, a party which so assigned its interest with respect to the applicable portion of the joint lands shall be released from all obligations thereafter accruing with respect to such lands. Such release shall not apply to any obligation which had accrued, and any environmental damage which had occurred, with respect to those lands or production facilities prior to such assignment, provided that such obligation shall not extend to the obligation to abandon any well on such lands.

1105 RETAINING PARTIES TO MEET OBLIGATIONS - In accepting the interests of the surrendering parties, the retaining parties shall be deemed to have covenanted to satisfy the obligation which prompted the surrender proposal if: (i) the obligation could have been avoided had all parties joined in the proposed surrender; and (ii) failure to satisfy the obligation would prejudice the title of the parties in any other portion of the joint lands. However, this covenant shall not require the retaining parties to conduct any operation on or with respect to such surrendered lands in order to maintain them in good standing.

1106 FAILURE TO SURRENDER AS AGREED - Where all of the parties have agreed to effect surrender pursuant to this Article (and whether or not some or all of them have taken any action by way of release or assignment pursuant to an intention to join in the surrender), the lands and interests which are the subject of the surrender notice shall be deemed to be held for the joint account until the surrender has been irrevocably effected, including the termination of any right to reinstate any title document, so that all of the parties shall receive or have the right to participate in any benefits which might accrue during the period before the surrender is irrevocably effected. If, however, any party to whom any interest is conveyed or released for the purpose of effecting the surrender does not duly proceed with the surrender and thereby causes any further obligation to arise, that party shall be solely responsible for meeting the obligation and shall indemnify the other parties for any losses they may suffer with respect thereto.

ARTICLE XII

ABANDONMENT OF WELLS

1201 PROCEDURE FOR ABANDONMENT - If a party proposes to abandon a well on the joint lands (except at casing point, when Article IX shall apply), it shall give notice of the proposed abandonment to the other parties. Within thirty (30) days of receipt of the notice, each of the other parties shall elect, by notice to the other parties, whether it wishes to take over the well. Failure by a party to respond to such notice shall be deemed to an election by that party to take over, or participate in the takeover, of the well. Subject to Clauses 1015 and 1202, the parties taking over the well shall be entitled to an assignment, without consideration or warranty, of the abandoning parties' working interests in the well and in the spacing unit of the well, insofar as it relates to the producing zone of the well. All such assignments shall be proportionate to the non-abandoning parties' respective working interests each to the other prior to any such takeover or assignment, unless the non-abandoning parties agree to a different allocation of the assigned working interests. If all parties elect to join in the abandonment, the well shall be abandoned for the joint account.

1202 ASSIGNMENT OF EQUIPMENT AND SURFACE RIGHTS - If less than all parties elect to abandon a well under Clause 1201, the abandoning parties shall, without warranty, promptly transfer to the other parties the materials and equipment serving solely the well. Within thirty (30) days of such transfer, the parties shall determine, in accordance with the Accounting Procedure, the abandoning parties' working interest share of the net salvage value of such materials and equipment, less the abandoning parties' working interest share of the estimated cost of abandoning the well. The accounts of the parties shall be adjusted accordingly within thirty (30) days of such determination, and the provisions of Subclause 505(b) shall apply, mutatis mutandis, in the event the parties have not adjusted their accounts by such time. The abandoning parties shall also transfer to the other parties, without warranty or consideration, the surface rights appurtenant to the well. The parties receiving the assignment thereupon shall be

responsible for all obligations accruing with respect to such well following such takeover, subject to Clause 1203.

1203 REVERSION OF ZONES UPON SUBSEQUENT ABANDONMENT - If the parties that took over a well subsequently cease to maintain the well as a producer of petroleum substances from a zone which was assigned to them pursuant to Clause 1202, each of those parties shall re-assign to the applicable assignor all of the interest assigned to it by the assignor in that zone. Such interest thereupon shall be vested again in the assignor and included in the joint lands. However, nothing in this Clause shall be construed to affect the ownership of the well and the materials and equipment appurtenant thereto, as determined pursuant to Clauses 1201 and 1202, and the responsibility for the abandonment of the well, which shall be retained by the parties that took over the well.

ARTICLE XIII

OPERATION OF LANDS SEGREGATED FROM JOINT LANDS

1301 OPERATING PROCEDURE TO APPLY - Where by reason of the operation of any provision hereof any portion of the joint lands ceases to be owned by the parties in the same percentages of interest as their working interests or ceases to be owned by all of the parties, the parties acquiring the different percentages of interest in such lands shall thereafter hold the same as if they are parties to a separate Operating Procedure, the terms of which are identical to the terms hereof, having regard only to the different ownership and percentages of ownership interest in those lands, and such portion of the joint lands shall cease to be "joint lands" hereunder. The parties holding working interests in the lands which cease to be joint lands under this Clause shall appoint one of them to be the initial Operator under the separate Operating Procedure, in accordance with the provisions of Article II thereof. This Clause shall apply, mutatis mutandis, to a production facility.

ARTICLE XIV

OPERATION OF JOINT PRODUCTION FACILITIES

1401 OWNERSHIP OF PRODUCTION FACILITIES - Subject to Clauses 1021 and 1022, each Joint-Operator owns an undivided interest equal to its working interest in each production facility.

1402 COMMITMENT TO DELIVER - Each Joint-Operator shall, subject to Clauses 1021 and 1022, utilize each production facility to produce, process, treat, store or transmit, as the case may be, its share of the petroleum substances produced from the joint lands.

1403 USE OF PRODUCTION FACILITIES - Each production facility shall be used primarily for the production, processing, treatment, storage or transmission, as the case may be, of petroleum substances produced from the joint lands. If surplus capacity in any production facility is available at any time, any Joint-Operator may use all or a portion of such surplus capacity to produce, process, treat, store or transmit, as the case may be, other hydrocarbon substances which are produced from lands other than the joint lands (in this Article called "outside substances") and are owned by it, provided that:

(a) such outside substances are at all times and in all ways (including the manner and timing of the production and delivery thereof to such production facility) compatible with the design, nature and operation of such production facility and the petroleum substances produced from the joint lands (including the manner and timing of the production and delivery thereof to such production facility); and

(b) the production, processing, treatment, storage or transmission, as the case may be, of petroleum substancesroduced from the joint lands shall at all times take precedence respecting the use of such production facility, and to the extent that all or a portion of such surplus capacity is required for such purpose, the delivery of such outside substances shall be curtailed or shall cease, as required.

In the event that there is competition for surplus capacity, such surplus capacity shall be prorated to the Joint-Operators desiring to use the same, based on the percentage that each such Joint-Operator's interest in the production facility to which such surplus

capacity relates, bears to the total combined interest in such production facility of all of the Joint-Operators seeking to utilize such surplus capacity. If a Joint-Operator is eligible to use more surplus capacity than such Joint-Operator desires to utilize pursuant to such calculation, such Joint-Operator shall be allocated only the desired capacity, whereupon such capacity shall be subtracted from the total surplus capacity available. The remaining surplus capacity shall then be prorated in such manner to the other Joint-Operators desiring to use the same, until all of the surplus capacity has been allocated.

1404 THIRD PARTY CUSTOM USAGE - A production facility may only be utilized with respect to the production, processing, treatment, storage or transmission of outside substances owned by a third party with the approval of all of the Joint-Operators having an interest in such production facility. Any such arrangement to allow a third party to utilize a production facility shall be entered into by the Operator on behalf of all of the Joint-Operators having an interest in such production facility, on terms and conditions similar to those outlined in Clause 1403. All third party outside substances so produced, processed, treated, stored or transmitted shall be subject to a fee as agreed upon by such Joint-Operators. Such fee shall be composed of:

(a) a capital recovery component, so as to provide the Joint-Operators with a reasonable rate of return on their capital investment; and

(b) an operating cost component, which shall be calculated and assessed in accordance with the provisions of Clause 1405 on the same basis that the Joint-Operators bear and pay operating costs with respect to the applicable production facility.

The capital recovery component of all fees received from a third party under any such arrangement shall be allocated to and distributed among the Joint-Operators in accordance with their interests in such production facility. The operating cost component of any such fees shall be applied against the operating costs for the production facility.

1405 ALLOCATION OF COSTS - Each Joint-Operator shall reimburse the Operator for a portion of the operating costs incurred with respect to any production facility. This reimbursement shall either be in that proportion which the volume of petroleum substances and outside substances delivered to such production facility by or on behalf of such Joint-Operator bears to the total volume of all petroleum substances and outside substances delivered to such production facility or on such other basis as the Operator, with the approval of the parties pursuant to the Accounting Procedure, may determine is appropriate. Notwithstanding the foregoing sentence, to the extent that there is a significant variation in the composition of the various streams of petroleum substances and outside substances being delivered to such production facility, the Operator shall advise the other Joint-Operators, who shall meet with the Operator to attempt to determine an equitable method of allocating the operating costs incurred with respect to such production facility. Subject to Clauses 1021 and 1022, each Joint-Operator having an interest in a production facility shall bear a share of the capital costs subsequently incurred respecting such production facility, equal to its interest in such production facility. Notwithstanding anything to the contrary contained herein, the Operator shall be entitled to deny any outside substances entry into any production facility, if the Operator, in its sole discretion, believes that the cost to process, treat, store or transport such outside substances, as the case may be, would be significantly higher than the average cost to process, treat, store or transport the petroleum substances.

1406 ALLOCATION OF PRODUCTS - Subject to Clauses 1021 and 1022, each Joint-Operator shall be entitled to and allocated a share of any products produced from the processing or treatment of petroleum substances or outside substances at any production facility, when produced from such production facility, in that proportion which the volume of petroleum substances and outside substances delivered to such production facility by or on behalf of such Joint-Operator bears to the total volume of all petroleum substances and outside substances delivered to such production facility. Notwithstanding the foregoing sentence, if there is a significant variation in the composition of the various streams of petroleum substances and outside substances being delivered to such production facility at any time, the Operator shall advise the other Joint-Operators, who shall meet with the Operator to attempt to determine an equitable method of allocating the products produced from such production facility.

1407 ALLOCATION OF LOSSES AND SHRINKAGE - The Operator shall have the right to flare any petroleum substances, outside substances or any product obtained from the processing or treatment thereof, at any time and from time to time, at its sole discretion, in the event of an emergency or operational problem. With respect to any production facility, each Joint-Operator utilizing such production facility shall bear a share of any losses or gains actually incurred with respect to petroleum substances, outside substances or any products obtained from the processing or treatment thereof, due to evaporation, leakage, spills, flaring, handling, measurement or use as facility fuel, in that proportion which the volume of petroleum substances and outside substances delivered to

such production facility by or on behalf of such Joint-Operator bears to the total volume of all petroleum substances and outside substances delivered to such production facility. Notwithstanding the foregoing sentence, if the Operator is able to identify the actual owner of any such gain or loss, such owner shall bear such loss or share such gain in proportion to its ownership thereof.

1408 EXPANSION OF PRODUCTION FACILITIES - If any proposed expansion of or addition to a production facility would result in such production facility no longer being used primarily for the production, processing, treatment, storage or transmission, as the case may be, of petroleum substances produced from the joint lands, such proposal shall not be subject to the provisions hereof. Upon the commencement of any construction relating to such proposal, such production facility shall cease to be a production facility and shall no longer be subject to the provisions hereof, provided that nothing contained herein shall affect the application of such provisions to the period during which such facility had been held as a production facility hereunder.

1409 REFERENCE TO ARBITRATION - If there is a dispute between or among the parties with respect to: (i) the approval of a facility usage fee for a production facility pursuant to either Clause 1021 or 1404; (ii) the allocation of operating costs pursuant to Clause 1405; or (iii) the allocation of products utilizing a production facility, a party may, by notice to the other parties, cause the matter to be referred to arbitration under the provisions of the Arbitration Act or Ordinance of the province, state or territory where the production facility is located.

ARTICLE XV

RELATIONSHIP OF PARTIES

1501 PARTIES TENANTS IN COMMON - The rights, duties, obligations and liabilities of the parties hereunder shall be separate and not joint or collective, nor joint and several, it being the express purpose and intention of the parties that their interests in the joint lands and in the wells, equipment, production facilities and property thereon held for the joint account shall be held as tenants in common, subject to the modification of the incidents thereof that are provided in this Operating Procedure. Nothing contained herein shall be construed as creating a partnership, joint venture or association of any kind or as imposing upon any party, any partnership duty, obligation or liability to any other party.

ARTICLE XVI

FORCE MAJEURE

1601 DEFINITION OF FORCE MAJEURE - For the purposes of this Article, "force majeure" means an occurrence beyond the reasonable control of the party claiming suspension of an obligation hereunder, which has not been caused by such party's negligence and which such party was unable to prevent or provide against by the exercise of reasonable diligence at a reasonable cost and includes, without limiting the generality of the foregoing, an act of God, war, revolution, insurrection, blockage, riot, strike, a lockout or other industrial disturbance, fire, lightning, unusually severe weather, storms, floods, explosion, accident, shortage of labour or materials or government restraint, action, delay or inaction.

1602 SUSPENSION OF OBLIGATIONS DUE TO FORCE MAJEURE - If any party is prevented by force majeure from fulfilling any obligation hereunder, the obligations of the party, insofar only as its obligations are affected by the force majeure, shall be suspended while the force majeure continues to prevent the performance of such obligation and for that time thereafter as that party may reasonably require to commence to fulfill such obligation. A party prevented from fulfilling any obligation by force majeure shall promptly give the other parties notice of the force majeure and the affected obligations, including reasonably full particulars in respect thereof.

1603 OBLIGATION TO REMEDY - The party claiming suspension of an obligation as aforesaid shall promptly remedy the cause and effect of the applicable force majeure, insofar as it is reasonably able so to do, and such party shall promptly give the other parties notice when the force majeure ceases to prevent the performance of the applicable obligation. However, the terms of settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of such party, notwithstanding Clause 1601, and that party shall not be required to accede to the demands of its opponents in any strike, lockout or industrial disturbance

solely to remedy promptly the force majeure thereby constituted.

1604 EXCEPTION FOR LACK OF FINANCES - Notwithstanding anything contained in this Article, lack of finances shall not be considered a force majeure, nor shall any force majeure suspend any obligation for the payment of money due hereunder.

ARTICLE XVII

INCENTIVES

1701 INCENTIVES TO BE SHARED - Any drilling or other well incentives, geophysical incentive credits or grouping rights which accrue collectively to the parties under the Regulations with respect to any operation conducted on the joint lands shall be shared by the parties which participate in such operation, in proportion to their participating interests therein.

ARTICLE XVIII

CONFIDENTIAL INFORMATION

1801 CONFIDENTIALITY REQUIREMENT - Each party entitled to information obtained hereunder or pursuant to the Agreement may use such information for its sole benefit. However, the parties shall take such measures with respect to operations and internal security as are appropriate in the circumstances to keep confidential from third persons all such information, except information which the parties have expressly agreed among themselves to release and information disclosed by a party:

(a) when and to the extent required by the Regulations and securities laws applicable to such party, provided that such party shall invoke any confidentiality protection permitted by such Regulations and securities laws;

(b) to an Affiliate, provided that such party shall be deemed to have required such Affiliate to maintain the confidential status of the disclosed information in accordance with this Article XVIII, that such Affiliate shall be deemed to have accepted such obligation and that such party shall be liable for any loss suffered by the parties, or any of them, because of the failure of such Affiliate to maintain such information confidential;

(c) to a third person to which such party has been permitted to assign a portion of its interest hereunder, provided that a binding covenant is obtained from such third person prior to disclosure which provides, inter alia, that none of such information shall be disclosed by it to any other third person;

(d) to the technical, financial or other professional consultants of such party which require such information to provide their services to such party or to a bank or other financial institution from which such party is attempting to obtain financing, provided that a binding covenant is obtained from such consultant or financier, as the case may be, prior to such disclosure, which provides, inter alia, that none of such information shall be disclosed by it to any other third person or used for any purposes other than advising such party or providing financing to such party, as the case may be; and

(e) as and when required to any recognized association within the petroleum industry, of which such party is a member, that engages in the exchange of factual information relating to the type of operations conducted pursuant to this Agreement, unless and to the extent that the information pertains to a well drilled hereunder which a party had requested to be given tight hole status, provided that such party shall invoke any confidentiality protection permitted by such association with respect to such disclosed information.

However, the confidentiality obligation in this Clause shall not extend to information to the extent it is in the public domain, provided that specific items of information shall not be considered to be in the public domain merely because more general information is in the public domain.

1802 DISCLOSURE OF INFORMATION FOR CONSIDERATION - Notwithstanding Clause 1801, a party which proposes

to disclose information obtained hereunder or pursuant to the Agreement for cash, in exchange for other information or for other consideration shall notify each other party having a proprietary interest in such information of the details of such proposed transaction. Within fifteen (15) days following receipt of such notice, each of those parties shall, by notice, advise the party which proposes to make such disclosure whether it approves of such disclosure on the terms specified in such notice, provided that failure of a party to respond within such period shall be deemed to be the approval of such party to the disclosure of such information on such terms. Unless the party which proposes to disclose such information obtains such approvals from all of those other parties, the proposed disclosure of such information shall be prohibited. In the event such approvals are obtained, the consideration to be received for such disclosure shall be shared by the applicable parties in the proportions of their proprietary interests in such information.

1803 CONFIDENTIALITY REQUIREMENT TO CONTINUE - Notwithstanding the foregoing provisions of this Article, any party which otherwise ceases to be bound by the provisions of this Operating Procedure shall nevertheless remain bound by the provisions of this Article with respect to information obtained hereunder or pursuant to the Agreement until and to the extent that such information is in the public domain.

ARTICLE XIX

DELINQUENT PARTY

1901 CLASSIFICATION AS DELINQUENT PARTY - If a party changes its address and does not provide the other parties with notice of its changed address for service and subsequently cannot readily be located, or if any party becomes inactive or is struck off the corporate register or otherwise consistently refuses or neglects to answer communications addressed to it at its address for service, the Operator may send notice, by registered mail to that party at its last address for service hereunder, advising such party that it shall thereafter be considered a delinquent party within the meaning of this Article.

1902 EFFECT OF CLASSIFICATION AS DELINQUENT PARTY - From the fifteenth (15th) day after the Operator has forwarded the notice described in Clause 1901, the delinquent party shall thereafter:

(a) not be entitled to any further notices or communications from the Operator or any other party with respect to any matter hereunder, including information from operations;

(b) be deemed to have elected not to participate in any operation thereafter proposed to be conducted for the joint account; and

(c) be deemed to have elected to join, proportionate to its working interest, with the Operator in the joint lands affected, in all farmouts, assignments, surrenders and abandonments proposed and effected hereunder by the Operator for its own account, and any such dispositions effected by the Operator, or by any of the parties at the direction of the Operator, shall be binding on the delinquent party.

However, the proceeds of the sale of the delinquent party's share of petroleum substances and any other funds accruing to the working interest of the delinquent party shall be retained in trust by the Operator for the account and benefit of the delinquent party, after deducting the delinquent party's proportionate share of operating costs and all other relevant costs and expenses incurred for the joint account and any marketing fee applicable to the delinquent party's share of such petroleum substances pursuant to Article VI.

1903 RESTORATION OF STATUS - If a delinquent party subsequently communicates with the Operator, pays all amounts owing by it hereunder, satisfies all of its other obligations hereunder and undertakes in writing to comply from that time with the provisions of this Operating Procedure, such party's rights and obligations hereunder shall be restored to it, provided that such party shall be deemed to have ratified all actions taken pursuant to this Article, including, without restricting the generality of the foregoing, any elections or transactions made on its behalf pursuant to Clause 1902.

1904 LIEN NOT AFFECTED - Nothing in this Article shall derogate from the enforcement of the lien of the Operator and the other parties pursuant to Clauses 505 and 506.

ARTICLE XX

WAIVER

2001 WAIVER MUST BE IN WRITING - No waiver by any party of any breach (whether actual or anticipated) of any of the covenants, provisos, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that party unless the same is expressed in writing under the authority of that party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

ARTICLE XXI

FURTHER ASSURANCES

2101 PARTIES TO SUPPLY - Each party shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as may be reasonably required in order fully to perform and carry out the terms of this Operating Procedure.

ARTICLE XXII

NOTICE

2201 SERVICE OF NOTICE - Whether or not so stipulated herein, all notices, communications and statements (herein called "notices") required or permitted hereunder shall be in writing, subject to the provisions of this Clause. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

(a) personally, by delivering the notice to the party on whom it is to be served at that party's address for service. Personally served notices shall be deemed received by the addressee when actually delivered as aforesaid, if such delivery is during normal business hours, on any day other than a Saturday, Sunday or statutory holiday. If a notice is not delivered during the addressee's normal business hours, such notice shall be deemed to have been received by such party at the commencement of the day next following the date of delivery, other than a Saturday, Sunday or statutory holiday; or

(b) by telecopier or telex (or by any other like method by which a written and recorded message may be sent) directed to the party on whom it is to be served at that party's address for service. A notice so served shall be deemed received by the respective addressees thereof: (i) when actually received by them, if received within the normal business hours on any day other than a Saturday, Sunday or statutory holiday; or (ii) at the commencement of the next ensuing business day following transmission thereof if such notice is not received during such normal business hours; or

(c) by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the party on whom it is to be served at that party's address for service. Notices so served shall be deemed to be received by the addressees at noon, local time, on the earlier of the actual date of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays) following the mailing thereof. However, if postal service is interrupted or operating with unusual or imminent delay, notice shall not be served by such means during such interruption or period of delay.

However, where this Operating Procedure provides for a notice period of forty-eight (48) hours or less, the applicable notice shall be given in accordance with Subclause (a) or (b) of this Clause, provided that notices of twenty-four (24) hours or less under Article IX may be made by telephone and shall be deemed to be received at the conclusion of the conversation if: the telephone conversation is between representatives of the parties who are specifically authorized to accept such notice; such representatives are officially on duty at the time of such conversation; and such telephone conversation and notice are then confirmed pursuant to Subclause (a) or (b) of this Clause.

2202 ADDRESSES FOR NOTICES - The address for service of notices hereunder of each of the parties shall be as follows:

Montello Resources (USA) Ltd.
PO Box 1757 Station M
Calgary, Alberta
T2P 2L8
Attention: Land Department

Park Place Energy Corp.
300, 840 - 6th Avenue SW
Calgary, Alberta
T2P 3E5
Attention: Land Department

Austin Developments Corp.
2833- 595 Burrard Street Box 49057
Vancouver, British Columbia
V7X 1C4
Attention: Land Department

Blackrock Petroleum Corp.
Suite 22, 2820 West Charleston Blvd
Las Vegas, Nevada
89102
Attention: Land Department

2203 RIGHT TO CHANGE ADDRESS - Any party may change its address for service by notice to the other parties, and such changed address for service thereafter shall be effective for all purposes of this Operating Procedure.

ARTICLE XXIII

NO PARTITION

2301 WAIVER OF PARTITION OR SALE - No party shall exercise any right to apply for any partition of the joint lands or any production facility or sale thereof in lieu of partition.

ARTICLE XXIV

DISPOSITION OF INTERESTS

2401 RIGHT TO ASSIGN, SELL OR DISPOSE - Other than as required and allowed one party to another elsewhere in this Operating Procedure and subject to Clause 2402, a party shall not dispose of any of its working interest, whether by assignment, sale, trade, lease, sublease, farmout or otherwise, without first complying with the provisions of **ALTERNATE A** below (Specify A or B):

ALTERNATE - A:

The party wishing to make the disposition shall, by notice, advise the other parties of its intention to make the disposition, including in such notice a description of the working interest proposed to be disposed and the identity of the proposed assignee, and request their written consent to such disposition, which consent shall not be unreasonably withheld. Failure of a party to reply to the request for consent within twenty (20) days of its receipt shall be deemed to be the consent of such party to such disposition. It shall be reasonable for a party to withhold its consent to a disposition hereunder if it reasonably believes that the disposition would be likely to have a material adverse effect on it, its working interest or operations to be conducted hereunder, including, without limiting the generality of all or any part of the foregoing, a reasonable belief that the proposed assignee does not have the financial capability to meet prospective obligations arising out of this Operating Procedure.

- OR -

ALTERNATE - B:

(a) The party wishing to make the disposition (in this Article called "the disposing party") shall, by notice, advise each other party (in this Article called an "offeree") of its intention to make the disposition, including in such notice a description of the working interest proposed to be disposed, the identity of the proposed assignee, the price or other

consideration for which the disposing party is prepared to make such disposition, the proposed effective date and closing date of the transaction and any other information respecting the transaction which the disposing party reasonably believes would be material to the exercise of the offerees' rights hereunder (such notice in this Article called "the disposition notice").

(b) In the event the consideration described in the disposition notice cannot be matched in kind and the disposition notice does not include the disposing party's bona fide estimate of the value, in cash, of such consideration, an offeree may, within seven (7) days of the receipt by the offerees of the disposition notice, request the disposing party to provide such estimate to the offerees, whereupon the disposing party shall provide such estimate in a timely manner and the election period provided herein to the offerees shall be suspended until such estimate is received by the offerees.

(c) In the event of a dispute as to the reasonableness of an estimate of the cash value of the consideration described in the disposition notice or provided pursuant to Subclause (b), as the case may be, the matter shall be referred to arbitration under the provisions of the Arbitration Act or Ordinance of the province, state or territory where the joint lands are situated within seven (7) days of the receipt of such estimate. The disposing party and the applicable offeree shall thereupon diligently attempt to complete such arbitration in a timely manner. The equivalent cash consideration determined in such arbitration shall thereupon be deemed to be the sale price for the working interest described in the disposition notice.

(d) Within the later of: i) thirty (30) days from the receipt of the disposition notice, as modified by any suspension pursuant to Subclause (b) of this Alternate B; or ii), if applicable, fifteen (15) days from receipt of notice of the arbitrated value determined pursuant to the preceding Subclause, an offeree may give notice to the disposing party that it elects to purchase the working interest described in the disposition notice for the applicable price (in this Article called a "notice of acceptance"). A notice of acceptance shall create a binding contractual obligation upon the disposing party to sell, and upon an offeree giving a notice of acceptance to purchase, for the applicable price, all of the working interest included in such disposition notice on the terms and conditions set forth in the disposition notice. However, if more than one offeree gives a notice of acceptance, each such offeree shall purchase the working interest to which such notice of acceptance pertains in the proportion its working interest bears to the total working interest of such offerees.

(e) In the event that the working interest described in the disposition notice is not disposed of to one or more of the offerees pursuant to the preceding Subclause, the disposition to the proposed assignee shall be subject to the consent of the offerees. Such consent shall not be unreasonably withheld, and it shall be reasonable for an offeree to withhold its consent to the disposition if it reasonably believes that the disposition would be likely to have a material adverse effect on it, its working interest or operations to be conducted hereunder, including, without limiting the generality of all or any part of the foregoing, a reasonable belief that the proposed assignee does not have the financial capability to meet prospective obligations arising out of this Operating Procedure. However, an offeree shall be deemed to have consented to the disposition to the proposed assignee, unless, within the time period prescribed in Subclause (d), the offeree advises the other parties, by notice, that it is not prepared to consent to such disposition.

(f) If the working interest described in the disposition notice is not disposed of to one or more of the offerees pursuant to Subclause (d), the disposing party may, subject to obtaining the consents prescribed by the preceding Subclause, dispose of such working interest at any time within one hundred and fifty (150) days from the issuance of such disposition notice, provided that such disposition is not on terms that are more favourable to such purchaser than those offered in the disposition notice.

(g) Following a disposition herein or one hundred and fifty (150) days following the issuance of a disposition notice from which a disposition did not result, as the case may be, the provisions of this Alternate shall once again apply to the working interest described in the disposition notice.

2402 EXCEPTIONS TO CLAUSE 2401 - Clause 2401 shall not apply in the following instances, namely:

(a) An assignment made by way of security for the assignor's present or future indebtedness, or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issuance of the bonds or debentures of a corporation, or the performance of the obligations of the assignor as a guarantor under a guarantee, provided that in the event the

security is enforced by sale or foreclosure, Clause 2401 shall apply.

(b) A disposition to an Affiliate of the assignor, or in consequence of a merger or amalgamation of the assignor with another corporation or pursuant to an assignment, sale or disposition made by a party of its entire working interest to a corporation in return for shares in that corporation or to a registered partnership in return for an interest in that partnership.

(c) A disposition made by the assignor of all, or substantially all, or of an undivided interest in all or substantially all, of its petroleum and natural gas rights in the province, state or territory where the joint lands are situated, and for the purposes of this Subclause, "substantially all" means a percentage of ninety percent (90%) or more of the net hectares held by such party in that province, state or territory.

(d) A disposition by a party in which the net hectares being disposed of by that party in the joint lands represent less than five percent (5%) of the total net hectares being disposed of by that party pursuant to that disposition.

However, a party making such a disposition pursuant to Subclause (b), (c) or (d) of this Clause shall advise the other parties of such disposition in a timely manner.

2403 MULTIPLE ASSIGNMENT NOT TO INCREASE COSTS - If any assignment of working interest is made to multiple assignees so as to increase the expenses or duties of the Operator, the Operator may require the assignees (and the assignor if it retains a working interest) to appoint one of their number as representing all of them for the purposes of this Operating Procedure, unless arrangements satisfactory to the Operator are made to compensate the Operator for the increased expenses or duties.

~~2404 RECOGNITION UPON ASSIGNMENT - Other than as required and allowed one party to another elsewhere in this Operating Procedure, a party which proposes that an assignment of a working interest, or a corresponding interest in the Agreement and this Operating Procedure, shall be effective against the parties who are not parties to the assignment (in this Clause called the "other parties") shall first comply with the provisions of ALTERNATE A below (Specify A or B):~~

~~ALTERNATE A:~~

~~The assignment of a working interest or a corresponding interest in the Agreement and this Operating Procedure shall only be effective against the other parties if:~~

~~(i) notice of the assignment has been served on each of the other parties in accordance with Clause 2401, if applicable; and~~

~~(ii) the assignor and assignee have entered into an agreement with the other parties, which is acceptable to the other parties, to ensure the assumption of and compliance with the obligations of the assignor by the assignee with respect to the interest assigned to the assignee.~~

~~-OR-~~

~~ALTERNATE B:~~

~~The assignment of a working interest or a corresponding interest in the Agreement and this Operating Procedure shall only be effective against the other parties if:~~

~~(i) notice of the assignment has been served on each of the other parties in accordance with Clause 2401, if applicable; and~~

~~(ii) the assignor and the assignee have entered into an agreement with the other parties, to ensure the assumption of and compliance with the obligations of the assignor by the assignee with respect to the interest assigned to the assignee, provided that the other parties shall be deemed to have executed that agreement, unless, within ninety (90) days of the receipt of that agreement, one (1) or more of the other parties have advised the parties, by notice, that they are not prepared to execute that agreement and the reasonable objections they~~

have to that agreement.

The assignor shall forthwith give notice to the parties respecting the status of that agreement upon the earliest of: execution of that agreement by the other parties; the receipt of notices of one or more of the other parties that they are not prepared to execute that agreement; or the expiry of such ninety (90) day period, as the case may be.

The following conditions shall be applicable to the ALTERNATE which is specified:

(a) Subject to Subclause (b) of this Clause, if an assignment is effected in the manner prescribed in this Clause, the assignment shall be effective against the other parties at the time specified in the agreement provided to the other parties pursuant to the Alternate specified in this Clause.

(b) Until the agreement provided to the other parties pursuant to the Alternate specified in this Clause has been executed, or, if applicable, deemed to have been executed by the other parties, the assignor shall continue to remain liable to the other parties for performance of the obligations applicable to the assigned interest under the Agreement and this Operating Procedure. The other parties may also rely on the assignor as being trustee for and authorized agent of the assignee in all matters relating to the assigned interest during such period.

(c) This Clause 2404 shall in no event operate to affect or impede an assignment described in Subclause 2402 (a).

Clause 2404 is replaced in its entirety by the terms and conditions of the 1993 CAPL Assignment Procedure.

ARTICLE XXV

LITIGATION

2501 CONDUCT OF LITIGATION - Litigation with respect to the title documents, the joint lands or any joint operation shall be conducted for the joint account on behalf of all parties, unless and to the extent that such litigation is among the parties. Each party shall notify the other parties of any process served upon it, or of any process it intends to serve, in any action involving the title documents, the joint lands or any joint operation. The parties then shall decide whether an action for the joint account shall be handled by the solicitors of the parties or by joint counsel mutually selected by the parties. However, nothing contained in this Clause shall preclude a party from also acting on its own (and at its own expense) if, in its opinion, it considers such action advisable or necessary to protect its particular interest hereunder, provided that a party so acting on its own behalf shall not pursue a course of action contrary to litigation then being conducted for the joint account.

ARTICLE XXVI

PERPETUITIES

2601 LIMITATION ON RIGHT OF ACQUISITION - Notwithstanding anything to the contrary contained herein, the right of any party to acquire any interest in the joint lands hereunder shall not extend beyond the period prescribed by the applicable perpetuities Regulations or, in the absence of such Regulations, twenty-one (21) years after the lifetime of the last survivor of the lawful descendants now living of Her Majesty Queen Elizabeth II.

ARTICLE XXVII

UNITED STATES TAXES

2701 UNITED STATES TAXES - If for purposes of the United States Internal Revenue Code of 1986, as amended, ("the Code") this Operating Procedure or the relationship established thereby constitutes a partnership as defined in Section 761(a) of the

Code, each of the parties who are entitled under such Section to elect, hereby elects to have such partnership excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or such portion thereof as the Secretary of the Treasury of the United States, or his delegate, shall permit by election to be excluded therefrom. The Operator is authorized to execute such election on behalf of the parties who are entitled to make such election and to file the election with the proper United States government office or agency. The Operator is further authorized and directed to execute and file such additional and further evidence of such election as may be required, all at the expense solely of those parties subject to the Code. However, if the Operator is not subject to the Code with respect to the joint lands, the obligations of the Operator under this Clause shall be fulfilled by the party who is subject to the said Code with respect to the joint lands and who, among those parties subject to the Code, holds the greatest working interest.

ARTICLE XXVIII

MISCELLANEOUS

2801 SUPERSEDES PREVIOUS AGREEMENTS - Except for the Agreement (other than to the extent that the Agreement by its terms becomes ineffective when this Operating Procedure is made effective), this Operating Procedure supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the joint lands and any production facilities, and expresses all of the terms and conditions agreed upon by the parties with respect to the joint lands and any production facilities.

2802 TIME OF ESSENCE - Time shall be of the essence in this Operating Procedure.

2803 NO AMENDMENT EXCEPT IN WRITING - Except as otherwise provided in this Operating Procedure, no amendment or variation of the provisions of this Operating Procedure shall be binding upon any party unless and until it is evidenced in writing executed by the parties.

2804 BINDS SUCCESSORS AND ASSIGNS - Subject to the provisions of Article XXIV, this Operating Procedure shall enure to the benefit of and shall bind the parties, their respective successors and assigns and the heirs, executors, administrators and assigns of natural persons who are or become parties.

2805 LAWS OF JURISDICTION TO APPLY - This Operating Procedure shall for all purposes be construed and interpreted according to the laws of the jurisdiction within which the joint lands are situated and the laws of Canada applicable therein. The courts having jurisdiction with respect to matters relating to this Operating Procedure shall be the courts of that jurisdiction.

2806 USE OF NAME - Each party agrees that it will not use, suffer or permit to be used, directly or indirectly, the name of any other party for the purpose of, or in connection with, the financing, in whole or in part, of any operation hereunder, in connection with the offering for sale of shares of stock or any other securities or for the formation or promotion of any business enterprise, without, in each instance, first obtaining the written consent of that other party.

2807 WAIVER OF RELIEF - The parties acknowledge that any default, forfeiture or assignment provisions contained in this Operating Procedure are, in view of the risks inherent in the exploration for petroleum substances, reasonable and equitable. Each party waives any and all rights which it may have at law, in equity or by the Regulations, against default, forfeiture or penalty if such provisions are invoked.

ARTICLE XXIX

TERM

2901 TO CONTINUE DURING ANY JOINT OWNERSHIP - Subject to Clause 1803, this Operating Procedure shall terminate when no portion of the joint lands and no production facility is owned jointly by two or more parties or at that later date upon which, joint ownership continuing, all title documents have terminated, all wells on the joint lands have been abandoned, all equipment relating thereto salvaged and a final settlement of accounts has been made among the parties, provided that those provisions relating to audit, liability, indemnity, disposal and salvage of material and enforcement on default shall survive for six (6) years

thereafter.

ARTICLE XXX

MODIFICATIONS TO OPERATING PROCEDURE

3001 MODIFICATIONS - This Operating Procedure is the 1990 CAPL Operating Procedure, and has been modified only by the completion of the blanks and elections required within the document and by those additional changes specifically identified as such in the body of this document. Insofar as there are additional differences not specifically identified as such between this Operating Procedure and the 1990 CAPL Operating Procedure, this Operating Procedure shall be deemed to be modified to apply the original applicable provisions of the 1990 CAPL Operating Procedure as if they been included herein.

Modified
PASC
ACCOUNTING PROCEDURE

Recommended by the Petroleum Accountants Society of Canada

EXHIBIT "A"

Attached to and a part of the Operating Procedure Agreement dated the 10th day of March A.D. 2008 between Montello Resources (USA) Ltd., Park Place Energy Corp., Austin Developments Corp. and Blackrock Petroleum Corp.

ARTICLE I - GENERAL PROVISIONS

101. Definitions

In this Accounting Procedure the following words and phrases shall have the following respective meanings, namely:

(a) **"Administrative Services"** means support services such as accounting, purchasing, clerical, secretarial, and administrative whether On-Site or not.

(b) **"Affiliate"** means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors, provided that a partnership which is a party and which is comprised solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates.

(c) **"Agreement"** means the Agreement to which this Accounting Procedure is attached.

(d) **"Alliance"** means a contractual arrangement whereby a third party provides services to the Operator and which involves the sharing of employees and/or office spaces.

(e) **"Completion"** means the installation in, on, or with respect to a well of all such production casing, tubing and wellhead equipment and all such other equipment and material necessary for the permanent preparation of the well for the taking of petroleum substances therefrom up to and including the outlet valve on the wellhead and includes, as necessary, the perforating, stimulating, treating, fracturing and swabbing of the well and the conduct of such production tests with respect to such well as are reasonably required to establish the initial production of the well.

(f) **"Construction Project"** means construction, abandonment and reclamation of facilities or installation activity undertaken for the Joint Account, including each subsequent addition thereto or alteration thereof and Equipping wells but does not include Drilling. For purposes of Clause 302 of this Accounting Procedure, each addition or alteration hereunder will be considered as a separate Construction Project except that multiple projects of a similar nature being constructed under a single program will be consolidated as a single Construction Project. Replacement of Material in kind should be considered Operations and Maintenance unless the Owners agree otherwise.

(g) **"Controllable Material"** means Material which at the time is so classified in the Controllable Material Price Catalogue as most recently recommended by the Petroleum Accountants Society of Canada.

(h) **"Drilling"** means all activities with respect to the drilling of a well, including surface access and the construction of

roads to and from the site of the well, preparation of the site of the well, the installation of all surface and intermediate casing respecting the well, logging, coring, capping, deepening, abandoning, reclaiming, plugging back, sidetracking, re-drilling, production testing of a well or the converting of a well to a source, injection, observation or producing well and including stratigraphic tests, and includes Completion but does not include Equipping, routine clean-out and pump or rod pulling operations which are Operations and Maintenance. Without limiting the generality of the foregoing this also includes environmental or socioeconomic studies required by governmental authorities as a prerequisite to the issuance of approval for the drilling of such well.

(i) **"Equipping"** means the installation of such equipment as is required to produce petroleum substances from a completed well, including, without restricting the generality of the foregoing, a pump (or other artificial lift equipment), the installation of the flow lines and production tankage serving the well and, if necessary, a heater, dehydrator or other wellsite facility for the initial treatment of petroleum substances produced from the well to prepare such production for transportation to market, but specifically excludes any such equipment, installation, or facility that is (or is intended to be) a production facility.

(j) **"Exploration"** means geological, geophysical and geochemical examinations and other investigations relating to geology, and any related environmental studies, other than Drilling, for the purpose of defining field limits or defining development well locations, conducted pursuant to the terms of the Agreement.

(k) **"Initial Construction"** means construction conducted to place the Joint Property on stream to the date of initial operations.

(l) **"Joint Account"** means the account showing, in Canadian funds, the charges paid and credits received as a result of Joint Operations and which are to be shared by the Owners in accordance with the terms of the Agreement.

(m) **"Joint Operations"** means Exploration, Drilling, Completion, Equipping, Construction Projects, and Operations and Maintenance activities conducted pursuant to the terms of the Agreement.

(n) **"Joint Property"** means all property subject to the Agreement.

(o) **"Material"** means equipment or supplies acquired for use in the conduct of Joint Operations, which shall be classified as follows:

(1) Condition "A" means that which is new;
(2) Condition "B" means that which has been used but is suitable for its original function without reconditioning;
(3) Condition "C" means that which has been used and would be suitable for its original function after reconditioning or that which cannot be reconditioned for, but has a limited service in, its original function;
(4) Condition "D" means that which is not suitable for its original function but is usable for another function;
(5) Condition "E" means that which is junk.

(p) **"New Price"** means the current price of Condition"A" Material at the nearest reputable supply store where such Material is available or at the nearest receiving point to which such Material could be delivered, whichever is closer to the Joint Property. Tubular goods fifty and eight tenths millimetres (50.8 mm) or two inches (2 inches) in diameter and over shall be priced on a carload basis. Costs of special services to tubular goods, including transportation for that service, shall be included when determining the New Price. Any cash discount that may be allowed by a dealer shall not be deducted in determining the New Price.

(q) **"Non-Operator"** means an Owner or a Party to the Agreement other than the Operator.

(r) **"Operations and Maintenance"** means activities and Material required to directly operate, repair, and maintain wells and facilities on the Joint Property.

(s) **"Operator"** means the Owner or Party designated pursuant to the Agreement to conduct Joint Operations.

(t) **"On-Site"** means within the legal boundaries of the Joint Property or in the Production Office or in the general

vicinity of the Joint Property when in direct conduct of Joint Operations.

(u) **"Owner" or "Party"** means a person, partnership, corporation or other entity who is bound by the Agreement.

(v) **"Production Engineering"** means facilities and operations engineering support for Operations and Maintenance. This includes the following activities:

(1) facilities engineering which includes evaluation, optimization, testing and if required, modifications to wellsite facilities, pipelines, production satellites, oil treating facilities, gas treating facilities, production storage and custody transfer facilities, gas and natural gas liquid injection facilities, produced water handling and injection facilities, fresh water supply and handling facilities, gas compression facilities, controls and data acquisition, loss prevention, utilities, corrosion control and classification, environmental protection, quality control and assurance, operational problem resolution and process optimization and maintenance planning.

(2) operations engineering which includes preparation of expense recompletion programs, remedial workover and stimulation programs (acidizing, fracturing, slick line and wireline programs, coiled tubing, snubbing, nitrogen and carbon dioxide programs); preparation of well control and safety programs; design and optimization of artificial lift systems (dynamometer and fluid level analysis, well bore gradient and interpretation, water analysis, pressure, volume, temperature data, open and cased hole logs, absolute open flow data and the like required to evaluate well performance and workover candidate); and optimization of downhole completion assemblies excluding reservoir performance optimization but including tubing force analysis and packer design, wellhead design, sand control equipment and procedures, downhole equipment for quality assurance and quality control as well as metallurgical design for critical service, selection of workover candidate to rectify mechanical problems, design and implementation of field bottom hole pressure survey and interpretation of pressure data, and interpretation of data required for optimization of downhole completion assemblies.

(w) **"Production Office"** means an office or a portion of an office, the primary function of which is to directly serve the daily Operations and Maintenance.

(x) **"Professional Consulting Services"** means the services of a professional individual or firm employed to provide professional advice for the benefit of Joint Operations.

(y) **"Supervision"** means the supervision of employees and/or contract labour directly employed On-Site in the conduct of Joint Operations.

(z) **"Technical Services"** means the services providing specific engineering, geological or other professional skills such as, but not limited to those performed by engineers, geologists, geophysicists, technologists, environmentalists, safety specialists, and surface landmen required to handle specific operating conditions and problems for the benefit of Joint Operations which are not Production Engineering or Administrative Services.

(aa) **"Warehouse"** means a building, pipe yard and/or storage point where idle equipment is stored.

102. Statement and Billings

The Operator shall bill each Non-Operator on or before the last day of each month for its proportionate share of the Joint Account for the preceding month. Such bills shall be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits, summarized in accordance with the Joint Interest Billing Exchange Chart of Accounts as most recently recommended by the Petroleum Accountants Society of Canada classifications, as a minimum.

In the event that production revenue settlement statements are submitted by the Operator, sufficient volumetric, pricing, and revenue information by product, production month and year shall be provided to enable each Non-Operator to correctly calculate and record its income and pay its obligations attached thereto.

103. **Payments by Non-Operators**

Unless otherwise provided in the Agreement, each Non-Operator shall pay all bills as rendered pursuant to Clause 102 of this Accounting Procedure within thirty (30) days of receipt thereof. When the due date falls on a weekend or a statutory holiday, the payment will be due on the preceding business day.

104. **Capital Advances**

Unless otherwise provided in the Agreement, the Operator may require each Non-Operator to advance its proportionate share of the estimated costs to be paid in the succeeding month for approved capital projects for Joint Operations. If the Operator so elects, it shall, not earlier than thirty (30) days prior to the first day of each month, submit to each Non-Operator a reasonably detailed estimate of the costs proposed to be paid for the Joint Account in that month, with a request for payment by each Non-Operator of its proportionate share thereof. Each Non-Operator shall pay the Operator its proportionate share of the costs so estimated on or before the fifteenth (15th) day of the month for which the advance is requested or twenty (20) days after receipt of such estimate, whichever is later.

The Operator shall adjust each monthly billing to reflect advances received from the Non-Operator. Expenditures in excess of the advances shall be billed to and paid by each Non-Operator pursuant to Clause 103 of this Accounting Procedure. Amounts advanced by each Non-Operator in excess of actual costs shall be refunded by the Operator with the related billing for the month in which the advance was paid. Any such excess amounts not refunded will, at each Non-Operator's option, bear interest, payable by the Operator for the account of each Non-Operator, at the rate specified pursuant to Clause 106 of this Accounting Procedure from the day the billing is rendered pursuant to Clause 102 of this Accounting Procedure.

105. **Operating Fund**

Unless otherwise provided in the Agreement, the Operator may require each Non-Operator to advance for an operating fund its proportionate share of **ten** percent (**10.00** %) of an approved forecast of expenditures for Operations and Maintenance for a year. The amount of this operating fund shall be increased or decreased annually in accordance with the current year's approved forecast of expenditures for Operations and Maintenance. This adjustment shall be done within ninety (90) days after the end of the previous year or when the current year's forecast is approved, whichever is later. Each Non-Operator shall remit such advance thirty (30) days after receipt of request for payment. After the establishment of the operating fund, each Non-Operator shall remit its share of actual costs in accordance with each month's billing, thus maintaining the operating fund intact.

106. **Unpaid Accounts**

Unless otherwise provided for in the Agreement, if payment of any bills or requests for advances is not made within the time stipulated in this Accounting Procedure, the unpaid amount may, at the Operator's option, bear interest payable by the Non-Operator and compounded monthly, for the account of the Operator at the rate of two percent (2%) per annum higher than the average prime rate charged by the principal Canadian Chartered bank used by the Operator, regardless of whether the Operator has notified such Non-Operator in advance of its intention to charge interest with respect to such unpaid amount, for the period in which such interest is payable.

107. **Adjustment and Right to Protest/Question Bills**

(a) A Non-Operator shall not withhold payment of any portion of a bill presented by the Operator due to protest or question related to such a bill unless there is a significant item under dispute and the Operator agrees to the Non-Operator withholding payment for the disputed item. Questions by the Non-Operator related to bills shall be

responded to by the Operator within fourteen (14) days of receipt of the Non-Operator's query. In the event the Operator agrees that the questioned charges require adjustment, such adjustment shall be made by the Operator within thirty (30) days after such agreement to the adjustment. Notwithstanding the foregoing provisions, the Operator shall not unreasonably deny the Non-Operator's request to withhold payment for significant disputed charges which require adjustment and for which written notice has been received.

(b) Subject to Subclause 107(c) hereof, payment of any bills or requests for advances shall not prejudice the right of the Non-Operator to protest or question the correctness thereof; provided however, all bills and statements rendered to the Non-Operator during any calendar year shall be presumed to be true and correct after the later of twenty-six (26) months following the end of such calendar year or any approved extensions pursuant to Subclause 108(b) of this Accounting Procedure, unless before the end of the said twenty-six (26) months the Non-Operator takes written exception thereto and makes claim on the Operator for an adjustment.

(c) If within the period referred to in Subclause 107(b) hereof, the Non-Operator or the Operator establishes that an error in the books, accounts and records relating to Joint Operations existing in the said period also existed previous to the period, the Operator shall make the required adjustments retroactively either to the inception of the error or in a manner as approved by the Owners. The provisions of this Subclause are neither intended to extend the Non-Operator's audit rights to access books and records beyond the twenty-four (24) month audit limitation pursuant to Subclause 108(a) of this Accounting Procedure; nor is it intended that the Non-Operator request such an adjustment without being able to adequately support the request. The adjustments shall be subject to the Non-Operator's right to audit.

(d) The provisions of this Clause shall not prevent adjustments resulting from physical inventory of Controllable Material pursuant to Article V of this Accounting Procedure.

108. **Audits**

(a) The Operator's books, accounts, and records relating to Joint Operations for a calendar year may be audited within twenty-four (24) months next following the end of the calendar year. In the event of a payout situation, the twenty-four (24) month period for expenditures commences with receipt of any payout statement. Where two or more Non-Operators desire to conduct an audit, they shall make every reasonable effort to conduct an audit by a joint committee which shall be appointed by the Non-Operators. The Non-Operators shall select a chairman and set the rates of remuneration and expenses, and provided that approvals are obtained from a Majority Interest of the Non-Operators, the costs of such audit shall be borne by all Owners, excluding the Operator and its Affiliates. For purposes of this Subclause, a "Majority Interest" means two (2) or more Non-Operators having interests totalling more than fifty percent (50%) of the remaining interest in the Joint Property after the exclusion of the interests of the Operator and its Affiliates. Nothing, however, shall prevent a Non-Operator from conducting an audit at its sole cost, provided notification has been given to the Operator and other Non-Operators. Each audit shall be conducted so as to cause a minimum of inconvenience to the Operator.

(b) Any claims of discrepancies disclosed by such audit shall be made in writing to the Operator by the chairman of the audit committee within two (2) months of the completion of the field work unless the Operator has consented to a reasonable time extension, which consent shall not be unreasonably withheld.

(c) The Operator shall respond in writing to any claims of discrepancies within six (6) months of receipt of such claims. If the Operator is unable to respond to the claims during the said six (6) month period, an adjustment to the Joint Account for the full amount of the unanswered queries shall be processed unless a request for a time extension supported by a clear work plan and a definite date for resolution is submitted and agreed upon, which approval shall not be unreasonably withheld. If the Operator does not agree with the claim, then the Operator shall include with its response a detailed and relevant explanation. If the Operator agrees with a claim, then adjustment shall be made by the Operator within thirty (30) days of such agreement. Evidence of such adjustment shall accompany the Operator's response. If adjustment cannot be made within a thirty (30) day period, the response shall include an explanation and an anticipated date for adjustment.

(d) The status of all claims of discrepancies issued by the audit committee shall be reported to the Owners within twelve (12) months of the date the claims were issued. Claims reported as unresolved shall be submitted forthwith by the Operator to the Owners for resolution in accordance with the provisions of the Agreement for resolution of disputes. All necessary adjustments resulting from the Owners' resolution shall be reported by the Operator to the audit committee and adjustments processed within thirty (30) days of the date of resolution.

(e) With approval by the Owners, the cost of audits of contract services shall be for the Joint Account. To the extent that the Operator performs and charges the Joint Account for such audits, it is agreed that the Operator's auditor's working papers and findings will be available for inspection and inquiry by the Non-Operators.

109. Control of Assets

(a) The Operator shall maintain records of Controllable Material to identify potential loss or underutilization of Controllable Material, and to provide adequate control and tracking of Controllable Material movements.

(b) The Operator shall maintain records of all Controllable Material stored at joint stock locations.

110. Approvals

Where approval by the Owners is required in this Accounting Procedure, approval by the Owners pursuant to Clause of the Agreement shall be binding on all the Owners. In the absence of provisions in the Agreement, approval shall be obtained by the Operator in writing from **2** or more Owners having interests in the Joint Property totalling **seventy five** percent (**75.00%**) or more. Each Owner shall, by notice, cast its vote with the Operator fifteen (15) days from receipt of request for approval and an Owner who does not vote on any matter shall be deemed conclusively to have voted affirmatively.

111. Rates and Limitations

All rates and limitations set forth in this Accounting Procedure may be amended from time to time pursuant to Clause 110 of this Accounting Procedure.

112. Expenditure Limitations

Unless otherwise specified in the Agreement, the Operator shall make or incur the following expenditures for the Joint Account in addition to operating expenditures allowed by an approved forecast, without approval by the Owners:

(a) Expenditures including capital expenditures for any single undertaking the total estimated cost of which is not in excess of **twenty five thousand** dollars (**$ 25000.00**).

(b) Expenditures which the Operator deems necessary in emergencies to protect lives or property, but if the Operator makes any such expenditure in excess of the limit specified pursuant to Subclause 112(a) hereof, it shall promptly advise the Owners.

(c) Expenditures for full settlement of each damage claim resulting or arising from Joint Operations not in excess of **twenty five thousand** dollars (**$ 25000.00**).

(d) Expenditures which it deems necessary to remedy a violation of an environmental regulation or law, but if the Operator makes any such expenditures in excess of the limit specified pursuant to Subclause 112(a) hereof, it shall promptly advise the Owners.

113. Value Added Tax

For refundable value added, goods and services or sales taxes, the Operator is authorized to make all elections and file all forms or documents required to administer such taxes on behalf of the Joint Account, including any documents which are required to deem all purchases of goods and services to be purchases of the Operator, and all recoveries to be recoveries of the Operator.

114. Interpretation

The Explanatory Text for the 1996 PASC Accounting Procedure (Explanatory Text) forms part of and is incorporated into the 1996 PASC Accounting Procedure (Accounting Procedure) and shall assist in the interpretation of the Accounting Procedure. In the event of a conflict between the provisions of the Explanatory Text and the Accounting Procedure, the Accounting Procedure shall prevail.

ARTICLE II - DIRECT CHARGES

The Operator shall charge the Joint Account with the cost of the following items:

201. Labour

(a)(1) Salaries and wages of the Operator's employees located On-Site in the conduct of Joint Operations, including Supervision, Technical Services, or Production Engineering but excluding Administrative Services.

(2) Salaries and wages of the Operator's employees engaged in On-Site Administrative Services in support of Joint Operations, with approval by the Owners.

(3) Salaries and wages of the Operator's employees working in a contractor's or supplier's main or field offices and travelling to contractor's offices or suppliers' plants for inspection and expediting of design and Materials during Initial Construction and subsequent additions or alterations to the Joint Property.

(4) Salaries and wages of the Operator's employees chargeable pursuant to Subclause 201(a)(1) hereof, receiving familiarization training On-Site prior to startup of production facilities.

(5) Salaries and wages of the Operator's employees engaged in Technical Services who are either temporarily or permanently assigned to and directly employed off-site of the Joint Property with approval by the Owners.

(6) ~~Salaries and wages of the Operator's employees engaged in Production Engineering located off site in direct support of Joint Operations.~~ ***Salaries and wages of the Operator's employees engaged in Production Engineering who are either temporarily or permanently assigned to and directly employed off-site in direct support of Joint Operations.***

(b) Charges for employees chargeable pursuant to Subclause 201(a) hereof, shall be limited to that portion of the salaries and wages attributable to and actually devoted to Joint Operations and supported by approved time sheets or an equitable allocation. Charges for off-site work shall be supported by a time sheet detailing work performed.

(c) Salaries and wages of the Operator's employees who are chargeable pursuant to Subclause 201(a) hereof, and are working through secondment or otherwise part of an Alliance shall be charged at actual cost.

(d) Earned or compensatory time off relating to the above wage or salary categories.

(e) Holiday, vacation, sickness, and disability benefits and other customary allowances paid to employees whose salaries and wages are for the Joint Account. Costs pursuant to this Subclause, may be charged by a percentage

assessment on the amount of salaries and wages chargeable to the Joint Account. The rate shall be based on the Operator's cost experience from either the preceding year's actual cost experience or the current year's cost.

(f) For the purpose of charging the cost of the Operator's employees engaged in Technical Services pursuant to Clause 201 hereof, the Operator may use a per diem rate based on actual cost.

202. Employee Benefits

Employee benefits based on a percentage assessment applied to the amount of salaries and wages charged to the Joint Account. The percentage assessment shall be based on the Operator's actual cost experience, from either the preceding year's actual cost experience or the current year's cost. Such rates shall exclude the Operator's cost of administering such plans. In determining actual cost experience, any dividends or refunds received which are applicable to insurance or annuity policies shall be used to reduce the cost of such policies.

(a) Compulsory - Payments made by the Operator pursuant to assessments imposed by government authority such as Unemployment Insurance, Workers Compensation, Canada Pension, or other payments of like nature that are applicable to the Operator's salaries and wages charged to the Joint Account.

(b) Non-Compulsory - Established benefit plans which are made available to all employees on a regular basis. Such benefit plans may include employees' group life insurance, hospitalization, medical, dental, company pension, retirement (excluding early retirement and severance incentives), stock purchase, savings, bonus, and other benefit plans of a like nature. The cost of such plans may be borne entirely by the Operator or jointly by the Operator and the employees; however, only the Operator's share of these costs is chargeable to the Joint Account. The Operator shall charge the actual cost of such plans but not to exceed **twenty two decimal fifty** percent **(22.50%)** of the cost of labour charged pursuant to Clause 201 of this Accounting Procedure calculated on an annualized basis.

Bonuses given to selected employees and other special benefits available only to executives, certain employees, or groups on a selective basis shall be excluded from the employee benefits calculation and shall not be chargeable to the Joint Account.

203. Travel and Moving

(a) Personnel transfers and personal expenses for the required initial staffing of the Joint Property, required staff increases, and subsequent replacements where such replacements are beyond the control of the Operator. Such costs shall include transportation of employee, spouse, and dependents, and their personal and household effects, and all other relocation costs in accordance with the Operator's normal reimbursement policy. Personnel transfers for normal staff rotation, corporate reorganization, and training assignments shall not be charged to the Joint Account.

(b) Travel and personal expenses to and from and within the Joint Property as well as to and from other locations other than the Joint Property on behalf of Joint Operations for those employees whose salaries and wages are chargeable to the Joint Account.

204. Automotive

The Operator's owned or leased automotive equipment used in Joint Operations, including depreciation and interest on the depreciated investment pursuant to Subclause 207(e) or 207(f) of this Accounting Procedure. Costs shall be charged on a kilometre, hourly, or other equitable basis based on the Operator's cost experience, or as otherwise agreed by the Owners, pursuant to Clause 221 of this Accounting Procedure.

205. Engineering and/or Design

(a) Engineering and/or design work for Drilling, Completion, Equipping and Construction Projects which have had prior approval by the Owners with engineering and/or design costs clearly identified separate from other costs on the approval document, or engineering and/or design work within the Operator's authority pursuant to Clause 112 of this Accounting Procedure, whether provided by the Operator's employees or contract services as follows:

(1) For work provided by the Operator's employees at cost, which shall mean salaries chargeable pursuant to Subclause 201(a), 201(b) and 201 (c) of this Accounting Procedure, benefits and travel expenses only, plus the cost of computerized equipment used in the engineering and/or design application at rates calculated pursuant to Subclauses 207(e) or 207(f) of this Accounting Procedure.

(2) For work provided by contract services, at the invoiced cost paid by the Operator.

(3) On a basis other than at cost, provided that such basis is clearly identified and explained on the cost estimate submitted for approval by the Owners.

(b) The total amount charged pursuant to Subclause 205(a) hereof shall not exceed the following limits unless otherwise approved by the Owners:

(1) For projects requiring approval by the Owners pursuant to Subclause 112(a) of this Accounting Procedure, the amount stated for engineering and/or design in the approved project estimate plus two thousand dollars ($2,000) or ten percent (10%), whichever is greater.

(2) For projects within the Operator's approval authority pursuant to Subclause 112(a) of this Accounting Procedure, ten percent (10%) of the total project costs.

206. Material

Material purchased or furnished by the Operator for use in Joint Operations pursuant to Article IV of this Accounting Procedure.

207. Services

(a) Services, equipment and utilities required for Joint Operations incurred pursuant to contracts entered into by the Operator, as follows:

(1) Equipment and utilities provided On-Site.

(2) Technical Services and Production Engineering performed On-Site and related off-site services specifically related to work performed On-Site.

(3) Production Engineering provided off-site.

(4) Technical Services performed off-site, except those pursuant to Subclause 207(a)(2) hereof, only with approval by the Owners.

(5) Professional Consulting Services with approval by the Owners.

(6) Chart integration services.

(7) Charges for any services provided pursuant to this Subclause 207(a) through an Alliance shall not include any charges for the Operator's own seconded employees, nor any administrative or overhead charges on the Operator's employees.

(b) Use of the Operator's or its Affiliates' owned or leased facilities and equipment required for Joint Operations, as follows:

(1) Chart integration performed by the Operator. The Operator's charges shall not exceed commercial rates.

(2) Use of the Operator's or its Affiliates' laboratory facilities for the performance of testing and analysis required for Joint Operations at rates based on usage and actual costs. The rates used for laboratory services performed by the Operator and Affiliates shall not exceed those currently available from outside service laboratories unless approved by the Owners.

(3) Use of the Operator's or its Affiliates' owned or leased facilities and equipment other than that pursuant to Subclauses 207(b)(1) or 207(b)(2) hereof. The Operator's charges shall be pursuant to Subclauses 207(e) or 207(f) hereof.

(c) Maintaining and operating a Production Office. When additional operations or activities are served by the Production Office, the cost of maintaining and operating the Production Office shall be allocated among all operations or activities served, on an equitable basis or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure. Costs of other offices only with approval by the Owners.

(d) Maintaining and operating an On-Site ~~warehouse~~ ***<u>Warehouse</u>*** that is part of the Joint Property. When additional operations or activities are served by the On-Site ~~warehouse~~ ***<u>Warehouse</u>***, the cost of maintaining and operating the On-Site ~~warehouse~~ ***<u>Warehouse</u>*** shall be allocated among all operations or activities served, on an equitable basis or as otherwise agreed to by the Owners pursuant to Clause 216 of this Accounting Procedure.

(e) The Operator's charges pursuant to Subclauses 207(b)(3), 207(c) or 207(d), hereof may include actual operating costs, depreciation and interest on the depreciated investment. The annual interest rate on investment shall not exceed the prime bank rate of the principal Canadian Chartered bank used by the Operator plus one percent (1%), determined at the beginning of each calendar year.

(f) In lieu of the calculation of charges provided for in Subclause 207(e) hereof, the Operator's charges pursuant to Subclause 207(b)(3) hereof may be at commercial rates available in the immediate area, less twenty percent (20%).

208. <u>Damages and Losses</u>

Repair or replacement of Joint Property made necessary by, but not limited to, damages or losses incurred by fire, flood, storm, theft, accident, or any other cause for which the Operator is not liable. The Operator shall notify each Non-Operator in writing of damages or losses incurred as soon as practicable after the damage or loss has been discovered. Proceeds arising from a claim with respect to damages or losses from any insurance carried by the Operator for the Joint Account shall be credited to the Joint Account when received by the Operator.

209. <u>Surface and Subsurface Rights</u>

(a) Acquisition or renewal of surface rights and periodic rentals and related legal services for title work.

(b) Acquisition of subsurface rights and related bonus costs, lease, license or permit deposits, rentals, renewal or extension fees, royalties, and other similar payments required to maintain the interest of the Owners in the Joint Property.

210. <u>Taxes</u>

All taxes paid by the Operator for the Joint Account. Taxes shall not include income taxes or taxes of a similar nature.

211. Insurance

(a) Premiums paid for insurance as required by the Agreement to be carried for Joint Operations.

(b) Any deductible or uninsured loss under any policy of insurance required to be carried by the Operator for Joint Operations.

(c) That portion of any claim in excess of limits of insurance coverage required to be carried by the Operator for Joint Operations.

212. Communication

(a) Communication equipment including microwave facilities, cellular telephones, mobile radios, walkie-talkies, satellite dishes, ancillary equipment, and tie-lines directly serving the Joint Property and outgoing communication charges incurred by the Operator directly from the Joint Property. Rental or ownership and any other related costs of operating transmitter/receiver equipment in vehicles, or Production Offices, either as a direct charge, or when operations in addition to the Joint Property are served by this equipment, allocated among all such operations on an equitable basis, or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure.

(b) Other communication services and data transmission services other than those pursuant to Clause 214 of this Accounting Procedure, as approved by the Owners.

213. Camp and Housing

(a) Camp

Operation and maintenance of all necessary camp facilities for, and boarding of, employees whose salaries and wages are for the Joint Account provided that the charges for the Operator's owned or leased facilities shall be commensurate with the costs of ownership, leasing and operation thereof, including depreciation and interest on depreciated investment, less any revenue therefrom. The annual interest rate on investment shall not exceed the prime bank rate of the principal bank in Canada used by the Operator plus one percent (1%) determined at the beginning of each year. When operations in addition to Joint Operations are served by these facilities, the charge for such facilities shall be apportioned among all such operations on an equitable basis, or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure.

(b) Housing

The cost of housing On-Site employees employed directly in the conduct of Joint Operations shall _/shall not **X** be chargeable. The charge to the Joint Account shall not exceed rental rates of moderate accommodation in the area and shall be reduced by actual or deemed rental revenues. This charge may be calculated using the cost of ownership, leasing and operation thereof, including depreciation and interest on the depreciated value less any revenue therefrom, pursuant to Subclause 213(a) hereof.

214. Computerized Measurement and Control

(a) Automated measurement, field and facilities data capture and/or control systems owned or leased by the Operator, including employee costs for maintenance and operation of the control system and related computer facilities serving Joint Operations. Such costs shall be allocated to each operation and application served on an equitable basis, or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure.

(b) On-Site and off-site computer usage other than that pursuant to Subclause 214(a) hereof and Clause 205 of this Accounting Procedure, as approved by the Owners.

215. **Ecological and Environmental**

(a) Ecological and environmental requirements resulting from operation of the Joint Property, whether statutory, regulatory, or pursuant to industry association recommendations or the Operator's documented corporate policy relating to the ecology or environment resulting from operation of the Joint Property.

(b) All costs other than those specified in Subclause 215(a) hereof require approval by the Owners.

216. **Warehouse Handling**

A warehouse handling fee for Material delivered from the Operator's Warehouse or an Alliance's Warehouse, if such Material is not currently or normally stored at the Joint Property Warehouse, on a percentage assessment basis of **five** percent (**5.00%**) of the cost of such Material.

For the purposes of this Clause, the cost of Material shall be determined pursuant to Clause 402 of this Accounting Procedure.

217. **Recruitment, Training, and Safety**

(a) Recruitment, induction and training for initial staffing, expansion of the Joint Property and replacement of employees resulting from circumstances beyond the control of the Operator.

(b) Training the Operator's employees chargeable pursuant to Subclause 201(a)(1) of this Accounting Procedure with respect to operational, environmental and safety matters for the primary benefit of Joint Operations, including off-site technical training courses for new On-Site equipment or processes. Developmental technical training or personal development or management courses, such as team building, performance coaching, or interpersonal skills shall not be charged to the Joint Account.

(c) Safety articles such as, but not limited to, safety clothing, safety boots, safety glasses, and safety kits required in the operation of the Joint Property, as required by government regulations, industry association recommendations, or the Operator's documented corporate policy for the Operator's employees chargeable pursuant to Subclause 201(a)(1) of this Accounting Procedure.

(d) Safety awards and dinners, the primary function of which is the recognition and promotion of safety practices and concepts in the operation of the Joint Property for employees and contract labor chargeable pursuant to Subclauses 201(a)(1), 207(a) and 207(b) of this Accounting Procedure. Costs of safety dinners shall be limited to food and meeting room only. The cost of safety awards shall be reasonable.

(e) Preparing, implementing, and maintaining site-specific emergency procedures and safety manuals required for direct support of the Joint Property.

218. **Litigation and Claims**

Subject to the provisions of the Agreement, handling, investigating and settling litigation, discharging of liens, payment of judgements, and settlement of claims incurred by the Operator, whether through its own personnel or through third parties, in or resulting from Joint Operations. Charges for services of the Operator's legal staff or fees or expenses of outside legal counsel shall be subject to prior approval by the Owners.

219. **Abandonment and Reclamation**

(a) Abandonment and reclamation of the Joint Property, including those costs required under statutory regulations to restore the location to its natural state.

(b) Upon abandonment and reclamation of the Joint Property, all payments made by the Operator for termination, early retirement, severance, or other similar type settlements made to the Operator's field employees engaged in Operations and Maintenance and chargeable pursuant to Subclause 201(a)(1) of this Accounting Procedure who cannot reasonably be relocated within the Operator's other operations. Each employee's settlement costs shall be charged to the Joint Account in proportion to that employee's service at the Joint Property compared to that employee's total service with the Operator or Operator's predecessor, unless otherwise agreed to by the Owners. Where more than one property is abandoned, such settlement costs must be equitably allocated among them.

220. Other Costs

Any other expenditure for which provision is not otherwise made within the Agreement nor this Accounting Procedure and is incurred by the Operator in the conduct of Joint Operations with the approval by the Owners.

221. Allocation Options

Notwithstanding anything to the contrary contained in this Article II, when operations in addition to the Joint Property are served, the Operator shall use an equitable allocation of the actual costs as the basis for charges to the Joint Account, except for the following fixed or percentage allocations which shall be in lieu of actual cost allocations.

CLAUSE	COST	OPTIONS FOR CHARGING JOINT ACCOUNT			
		Fixed $/ Month			
		Subject to 302 (e)	Not subject to 302 (e)	Percentage of Direct Cost	Other (Specify) (Well /M3)
204	Automotive	N/A	N/A	N/A	N/A
207(e)	Production Office	N/A	N/A	N/A	N/A
212	Communications	N/A	N/A	N/A	N/A
213(a)	Camp	N/A	N/A	N/A	N/A
214	Measurement and Controls	N/A	N/A	N/A	N/A

ARTICLE III - OVERHEAD

301. General

Notwithstanding anything to the contrary contained in this Article III, it is specifically understood that any cash payments, incentives, grants, credits, waivers, exemptions, abatements, or other benefits received by or available to the Operator from any governmental source pursuant to regulations with respect to Joint Operations and for the Joint

Account, shall not be taken into account when calculating any of the items pursuant to Clause 302 of this Accounting Procedure.

In this Article III:

(a) **"Cost"** means total expenditures pursuant to Article II of this Accounting Procedure, excluding those expenses pursuant to Subclause 209(b) and Clause 218 of this Accounting Procedure, and salvage credits for Material retired, the value of injected substances purchased for enhanced recovery, custom processing revenues and charges and any additional exclusions as approved by the Owners.

(b) **"Overhead"** means all costs to the Operator other than those costs pursuant to Article II of this Accounting Procedure.

(c) **"Producing Well"** means a well for the Joint Account that in a calendar month:

(1) is equipped for and is capable of producing crude oil; or

(2) is connected to a permanent gas sales outlet, source or injection system; or

(3) is used as a disposal well;

provided that: a well that is Drilling during the entire month or is permanently shut-in and awaiting abandonment shall not be considered a Producing Well; a well completed in more than one zone for segregated production shall be considered a separate Producing Well for each such zone; an injection, source or disposal well shall be active during at least one day of the month; and a temporarily shut-in oil or gas well shall not be charged for Overhead longer than three (3) consecutive months after being shut-in.

302. Overhead Rates

The Operator shall charge the Joint Account for Overhead at the following rates:

(a) For each Exploration project percent (%) of Cost.

OR

(1) **five** percent (**5.00%**) of the first **fifty thousand** dollars (**$50000.00**) of Cost plus
(2) **three** percent (**3.00%**) of the next **one hundred thousand** dollars (**$100000.00**) of Cost plus
(3) **one** percent (**1.00%**) of Cost exceeding the sum of (1) and (2)

(b) For the Drilling of a well percent (%) of Cost.

OR

(1) **three** percent (**3.00%**) of the first **fifty thousand** dollars (**$50000.00**) of Cost plus
(2) **two** percent (**2.00%**) of the next **one hundred thousand** dollars (**$100000.00**) of Cost plus
(3) **one** percent (**1.00%**) of Cost exceeding the sum of (1) and (2)

(c) For Initial Construction percent (%) of Cost.

OR

(1) **five** percent (**5.00%**) of the first **fifty thousand** dollars (**$50000.00**) of Cost plus
(2) **three** percent (**3.00%**) of the next **one hundred thousand** dollars (**$100000.00**) of Cost plus
(3) **one** percent (**1.00%**) of Cost exceeding the sum of (1) and (2)

(d) For each subsequent Construction Project percent (%) of Cost.

OR

(1) **five** percent (**5.00%**) of the first **fifty thousand** dollars (**$50000.00**) of Cost plus
(2) **three** percent (**3.00%**) of the next **one hundred thousand** dollars (**$100000.00**) of Cost plus
(3) **one** percent (**1.00%**) of Cost exceeding the sum of (1) and (2)

(e) For Operations and Maintenance:

(1) percent (%) of Cost; and/or
(2) **two hundred and fifty** dollars (**$250.00**) per Producing Well per month; or
(3) A flat rate of dollars ($) per month.

The rates in Subclauses 302(e)(2) and 302(e)(3) hereof shall _ /shall not **X** be adjusted as of the first day of July each year following the year in which the Agreement became effective. The adjustment will be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly wages and salaries of the Canadian Petroleum and Natural Gas Industry for the last calendar year compared with the calendar year next preceding such last calendar year as reported by Statistics Canada. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment rounded to the nearest dollar. Notwithstanding the provisions hereof, these rates may be adjusted from time to time upon approval by the Owners pursuant to Clause 110 of this Accounting Procedure.

ARTICLE IV - PRICING OF JOINT MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

The Operator shall make proper and timely charges and credits for all Material movements affecting the Joint Operations.

401. Purchases

(a) Material purchased shall be charged at the price paid by the Operator including duty and/or sales tax thereon and after deduction of all discounts and rebates received. Where Material is found to be defective or is returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

(b) The Operator shall, whenever practical, purchase Material for delivery to the Joint Property; provided that only such Material as may be required for the conduct of Joint Operations shall be purchased and transported to the Joint Property.

402. Material Movements

Material movements to and from the Joint Property (for disposals see Clause 406 of this Accounting Procedure) shall be priced on the following basis, unless otherwise approved by the Owners. When the use of the Material is temporary and the reduced value as provided is not justified, then such material shall be valued on a basis commensurate with its usage on the Joint Property.

(a) New Material (Condition A):
Condition A Material at the New Price.

(b) Good used Material (Condition B):
(1) Condition B Material at seventy-five percent (75%) of New Price, or
(2) Fair market value.

(c) Material requiring conditioning (Condition C):
(1) Condition C Material at fifty percent (50%) of New Price, or
(2) Fair market value.

(d) Other used Material (Conditions D and E):
   (1) Condition D Material (damaged) at fair market value.
   (2) Condition E Material at salvage value.

Fair market value is deemed to be the selling price that would result when a buyer and a seller agree upon the price of an item giving due consideration for like goods in the marketplace at the time of sale and considering applicable expenses to inspect, repair, refurbish, dismantle and/or move such equipment or Material. Fair market value shall be based on the selling price or replacement cost of the equipment as obtained from current supplier published prices, current Controllable Material Price Catalogue as most recently recommended by the Petroleum Accountants Society of Canada, or as a quotation from a supplier. For audit purposes, documentation must be available to support the use of fair market value.

403. Transportation of Material

The Operator may, for transporting Material, charge the cost of transportation to or from the Joint Property provided that the charge for transporting Material furnished by the Operator shall not exceed the estimated costs of transporting such Material from the closer of the nearest reputable supply store or railway receiving point. Transportation costs incurred in transferring Material from the Joint Property to other operations where a change of ownership occurs shall not be charged to the Joint Account except with approval by the Owners.

404. Warranty of Material Furnished by the Operator

There shall be no obligation on the part of the Operator to warrant Material beyond the dealer's or manufacturer's warranty.

405. Premium Prices

Whenever the specifically required Material is not readily obtainable at published or listed prices because of national emergencies, strikes, or other unusual causes over which the Operator has no control, the Operator may charge the Joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property.

406. Dispositions

The Operator shall make timely disposition of idle and/or surplus Material, either through sale to the Non-Operators or sale to other parties. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operator's surplus Material. All sales of Material, regardless of Condition, the proceeds from disposition of which is greater than **twenty five thousand** dollars (**$ 25000.00**) shall be subject to approval by the Owners. All other disposals of Material shall be at the discretion of the Operator excepting sale to the Operator or its ~~affiliates~~ ***Affiliates***. Exceptions shall be priced pursuant to Clause 402 of this Accounting Procedure unless prior approval by the Owners is obtained.

ARTICLE V - INVENTORIES

501. Inventories

(a) Inventories of Controllable Material shall be taken by the Operator as approved by the Owners.

(b) The Operator shall conduct an inventory of stock maintained in a ~~warehouse~~ ***Warehouse*** which is part of Joint Operations on an annual basis or as otherwise approved by the Owners.

502. Notice of Inventories

Written notice of the Operator's intention to conduct an inventory pursuant to Subclause 501(a) of this Accounting Procedure shall be given to each Non-Operator at least sixty (60) days prior to commencing such inventory, during which time each Non-Operator may elect to be represented. The Operator may limit the number of representatives of each Non-Operator for such purpose. Failure of an Owner to be represented at an inventory shall bind such Owner to accept the inventory taken by the Operator.

503. Reconciliation of Inventory

A reconciliation of the physical inventory with the Joint Account records shall be made by the Operator and approved by the Owners conducting the physical inventory. The Operator shall submit a list of overages and shortages to all Non-Operators and shall make adjustments to the Joint Account records to reflect the physical inventory.

504. Inventory Expense

The costs of conducting inventories pursuant to Clause 501 of this Accounting Procedure shall be charged to the Joint Account. Costs shall be based on the per diem rates for joint interest audits as most recently recommended by the Petroleum Accountants Society of Canada.

505. Special Inventories

Each Non-Operator shall have the right at any time to request in writing the taking of a special inventory of Controllable Material which shall be commenced within sixty (60) days of the Operator's receipt of the written notice. Such Non-Operator giving notice shall be entitled to be represented at the taking of the special inventory. All expenses incurred by the Operator in conducting the special inventory shall be borne by the requesting Non-Operator.

506. Construction Inventories

The Operator shall conduct an inventory and perform a reconciliation pursuant to Clause 503 of this Accounting Procedure for any major new facilities no later than twelve (12) months after completion of construction and the expense shall be for the Joint Account. In the event of undue delays, the Operator may request approval by the Owners of an extension.